     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1997
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           OSIRIS THERAPEUTICS, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                            8071                           34-1728301
  (State or other jurisdiction      (Primary Standard Industrial    (I.R.S. Employer Identification
      of incorporation or           Classification Code Number)                 Number)
         organization)

                            ------------------------

                             2001 ALICEANNA STREET
                           BALTIMORE, MARYLAND 21231
                                 (410) 522-5005
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 JAMES S. BURNS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           OSIRIS THERAPEUTICS, INC.
                             2001 ALICEANNA STREET
                           BALTIMORE, MARYLAND 21231
                                 (410) 522-5005
(Name, address, including zip code and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          ALAN L. DYE, ESQ.                        GORDON M. BAVA, ESQ.
       GEORGE P. BARSNESS, ESQ.                   ALLEN Z. SUSSMAN, ESQ.
        HOGAN & HARTSON L.L.P.                MANATT, PHELPS & PHILLIPS, LLP
     555 THIRTEENTH STREET, N.W.               11355 WEST OLYMPIC BOULEVARD
      WASHINGTON, DC 20004-1109               LOS ANGELES, CALIFORNIA 90064
            (202) 637-5600                            (310) 312-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED             BE REGISTERED (1)     PER SHARE (2)     OFFERING PRICE (2)   REGISTRATION FEE
Common Stock, par value $.001 per share..........      4,025,000             $10.50           $42,262,500           $12,807

(1) Includes 525,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 16, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                3,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

    All of the 3,500,000 shares of Common Stock offered hereby are being sold by Osiris Therapeutics, Inc. ("Osiris" or the "Company").

    Prior to this offering (the "Offering"), there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.50 and $10.50 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. Application has been made to have the Common Stock quoted on The Nasdaq Stock Market's National Market under the symbol "OSRS."

    Of the 3,500,000 shares offered hereby, 350,000 will be offered to a stockholder of the Company pursuant to a contractual pre-emptive right. See "Underwriting."

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 6 FOR    A DISCUSSION OF CERTAIN FACTORS THAT
                SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               UNDERWRITING
                                                       PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                        PUBLIC               COMMISSIONS (1)             COMPANY (2)
Per Share                                                 $                         $                         $
Total (3)                                                 $                         $                         $

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $650,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $         , $         and $         , respectively.
                         ------------------------------

    The shares of Common Stock are being offered by the Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common
Stock offered hereby will be available for delivery on or about            ,
1997, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                            ------------------------

SMITH BARNEY INC.                                           SBC WARBURG INC.

                                          A SUBSIDIARY OF SWISS BANK CORPORATION

     , 1997

            [ARTWORK OR SCHEMATIC DEPICTING THE MESENGENIC PROCESS]

SCHEMATIC DIAGRAM DEPICTING THE EVENTS WHICH THE COMPANY BELIEVES ARE INVOLVED IN THE REGENERATION OF TISSUE. MESENCHYMAL STEM CELLS ("MSCS") FIRST UNDERGO MULTIPLE DIVISIONS (PROLIFERATION), AFTER WHICH THEY PROCEED DOWN A PARTICULAR TISSUE DEVELOPMENT PATHWAY (COMMITMENT), LEADING ULTIMATELY TO THE FORMATION OF SPECIALIZED CELLS (DIFFERENTIATION) AND THE FABRICATION OF UNIQUE EXTRACELLULAR MATRIX COMPONENTS (MATURATION) CHARACTERISTIC OF HEALTHY, MATURE CONNECTIVE TISSUE.

     [ARTWORK OR SCHEMATIC DEPICTING PROPOSED REGENERATIVE TISSUE THERAPY]

SCHEMATIC DIAGRAM DEPICTING THE PROCESS WHICH THE COMPANY BELIEVES WOULD BE INVOLVED IN CLINICAL REGENERATIVE TISSUE THERAPY. A SMALL SAMPLE OF BONE MARROW WOULD BE HARVESTED FROM THE PATIENT, AFTER WHICH MSCS WOULD BE ISOLATED, PURIFIED AND CULTURE-EXPANDED (MULTIPLIED) UNDER CONTROLLED MANUFACTURING CONDITIONS AND THEN EITHER REINFUSED DIRECTLY INTO THE PATIENT AS SUPPORTIVE TREATMENT FOLLOWING CANCER CHEMOTHERAPY OR FORMULATED AS AN IMPLANT TO REGENERATE CONNECTIVE TISSUE.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS: (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (II) GIVES EFFECT TO THE ISSUANCE AND SALE BY THE COMPANY TO NOVARTIS PHARMA AG IN JUNE 1997 OF 1,176,500 SHARES OF COMMON STOCK; (III) ASSUMES APPROVAL BY THE COMPANY'S STOCKHOLDERS OF CERTAIN AMENDMENTS TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, AND OTHER MATTERS TO BE CONSIDERED AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 8, 1997; AND (IV) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO 9,367,003 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING. SEE "GLOSSARY OF SCIENTIFIC TERMS" FOR DEFINITIONS OF CERTAIN TERMS USED HEREIN.

                                  THE COMPANY

    Osiris Therapeutics, Inc. ("Osiris" or the "Company") is engaged in the research and development of therapeutic products for the regeneration of human connective tissues (E.G., bone marrow stroma, bone, cartilage, muscle, tendon, ligament and fat) through the use of mesenchymal stem cells ("MSCs") which the Company believes to be the progenitor cells responsible for the formation of such tissues. The Company believes that its proprietary MSC technology will provide a broad platform for developing and commercializing cell therapy products and biopharmaceuticals for the regeneration of connective tissues damaged through injury, aging or degenerative disease.

    Connective tissue disorders, including orthopaedic injuries and degenerative diseases, rank first among all disorders in terms of frequency of visits to physicians and second in terms of frequency of hospitalizations. In the field of cancer treatment, damage to bone marrow typically occurs following high-dose chemotherapy or radiation, which often destroys the patient's hematopoietic (I.E., blood-forming) system and bone marrow stroma. The Company believes that its tissue regeneration technology, if developed successfully, could improve the treatment of connective tissue disorders by restoring the natural functioning of the tissue, improving the quality of the repair and providing a better long-term and cost-effective result compared to current therapies.

    In the early embryo, the middle layer of cells (known as the mesoderm) and certain portions of the outer cell layers give rise to groups of cells that differentiate into bone marrow stroma, bone, cartilage, muscle, tendon, ligament, fat and other connective tissues. Based upon laboratory and preclinical research to date, the Company believes that the process of tissue regeneration follows a sequence of events similar to that of embryonic tissue formation and that throughout life, individuals maintain a reserve of mesenchymal progenitor cells that are capable of differentiating into new connective tissues. The Company refers to the progenitor cells that initiate tissue formation as mesenchymal stem cells and the formation of these tissues as "mesengenesis."

    The Company believes that the field of tissue regeneration is moving toward a new class of treatments involving cell therapy. The Company intends to commercialize products that result in site-directed tissue regeneration based on the use of MSCs. Such products would originate from a small sample of bone marrow cells collected by needle aspiration from a patient using a local anesthetic. The bone marrow aspirate would be transferred to the Company's processing facilities and the MSCs would be isolated and culture-expanded. The culture-expanded cells would then be returned to the patient for infusion or implantation. The MSCs would be combined in some instances with a biodegradable matrix or other delivery device capable of stabilizing the cells at the implant site.

    Osiris is focusing its initial product development efforts on the regeneration of bone marrow stroma following high-dose cancer chemotherapy and on the regeneration of bone in long bone and spinal defects. In addition, the Company is collaborating with Novartis Pharma AG, one of the world's largest pharmaceutical companies, and its U.S. affiliate, Novartis Pharmaceuticals Corporation (collectively, "Novartis"), for the research and development of MSC products for treating degenerative diseases such as osteoporosis and osteoarthritis, for regenerating damaged cartilage and for certain potential gene therapy applications using MSCs as target delivery cells.

    The Company intends to selectively pursue strategic research, development and marketing collaborations with pharmaceutical and medical device companies in order to accelerate the introduction of MSC products. In June 1997, the Company entered into a multi-year collaboration with Novartis under which Novartis Pharma AG purchased 1,176,500 shares of the Company's Common Stock for $10,000,250, and Novartis Pharmaceuticals Corporation made an up-front payment to the Company of $3,000,000. In connection with the collaboration as currently contemplated, the Company also may receive from Novartis Pharmaceuticals Corporation up to $143,000,000, consisting of up to $50,000,000 of research and development support and up to $93,000,000 of milestone payments. There can be no assurance, however, that the Company will become entitled to the full amount of the research and development funding or that any or all of the products currently contemplated for development will achieve the specified milestones entitling the Company to any or all of the milestone payments. In consideration for its funding, Novartis has received the exclusive, worldwide license to use and sell certain MSC products to be developed during the collaboration. In addition, Novartis has agreed to pay the Company royalties based upon the net sales, if any, of such products. The Company has retained the right to manufacture for sale in North America any MSC products in the osteoporosis, osteoarthritis and cartilage injury fields. See "Business--Collaborative Research and Licensing Agreements--Novartis Agreement."

    The Company and its academic collaborators have isolated, purified and culture-expanded MSCs from both humans and animals. Culture-expanded MSCs have been transplanted to the site of an injured animal tissue to regenerate that tissue in a number of preclinical models, thereby establishing the scientific proof-of-principle and preclinical safety and efficacy of such technique. In addition, an initial human clinical safety study of cancer patients in remission using autologous (I.E., derived from a patient's own cells) MSCs has been completed successfully. A second human clinical safety study in advanced breast cancer patients, under an approved Investigational New Drug ("IND") application, is currently underway at the University Hospitals of Cleveland, Ireland Cancer Center.

    The Company's intellectual property portfolio includes five issued patents in the United States relating to: (i) the composition of human MSCs; (ii) a method for isolating, purifying and expanding human MSCs IN VITRO; (iii) the use of human MSCs for treating connective tissue disorders; (iv) genetically engineered human MSCs for potential use in gene therapy applications; and (v) antibodies to characterize and isolate bone-forming cells from human MSCs. The Company also owns or has licenses to over thirty-five United States and foreign patent applications directed to MSC technology. The Company intends to continue to use its scientific expertise to pursue additional patent filings for new compositions, methods and uses of human mesenchymal stem cells and related know-how to enhance the Company's leadership in MSC technology.

    The Company was incorporated in Delaware on December 23, 1992. The Company's principal executive offices are located at 2001 Aliceanna Street, Baltimore, Maryland, and its telephone number is (410) 522-5005.

                                  THE OFFERING

Common Stock offered.........................  3,500,000 shares
Common Stock to be outstanding after this
  Offering...................................  18,375,744 shares (1)
Use of proceeds..............................  Research and development, preclinical and human clinical trials, capital expenditures,
                                               working capital and general corporate
                                               purposes.
Proposed Nasdaq National Market symbol.......  OSRS

------------------------

(1) Based on the number of outstanding shares of Common Stock as of June 30, 1997, after giving effect to the conversion of all outstanding shares of Preferred Stock into 9,367,003 shares of Common Stock upon the completion of this Offering. Does not include: (i) 1,553,756 shares of Common Stock reserved for issuance under the Company's 1994 Incentive Stock Plan (the "Stock Plan"), pursuant to which options to purchase a total of 615,710 shares are outstanding; (ii) 1,121,225 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock; and (iii) up to 525,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option.

                      SUMMARY FINANCIAL AND PRO FORMA DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                     THREE MONTHS ENDED
                                         FROM                                            FROM
                                     INCEPTION TO       YEAR ENDED DECEMBER 31,      INCEPTION TO        MARCH 31,
                                     DECEMBER 31,   -------------------------------  DECEMBER 31,   --------------------
                                         1993         1994       1995       1996         1996         1996       1997
                                     -------------  ---------  ---------  ---------  -------------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Collaborative research and grant
    income.........................    $      --    $      33  $      --  $   1,067    $   1,100    $      --  $     500
  Interest income..................           30          230        169        522          951           93        115
                                     -------------  ---------  ---------  ---------  -------------  ---------  ---------
      Total revenues...............           30          263        169      1,589        2,051           93        615
                                     -------------  ---------  ---------  ---------  -------------  ---------  ---------
Expenses:
  Research and development.........          338        2,341      4,533      7,364       14,576        1,111      2,096
  General and administrative.......          822        1,266      1,477      1,861        5,426          313        473
  Interest expense.................            8           10         97        576          691          129        165
                                     -------------  ---------  ---------  ---------  -------------  ---------  ---------
      Total expenses...............        1,168        3,617      6,107      9,801       20,693        1,553      2,734
                                     -------------  ---------  ---------  ---------  -------------  ---------  ---------
Net loss...........................    $  (1,138)   $  (3,354) $  (5,938) $  (8,212)   $ (18,642)   $  (1,460) $  (2,119)
                                     -------------  ---------  ---------  ---------  -------------  ---------  ---------
                                     -------------  ---------  ---------  ---------  -------------  ---------  ---------
Pro Forma Data (1):
  Net loss per common share and
    common share equivalents.......                                       $   (0.63)                           $   (0.16)
                                                                          ---------                            ---------
                                                                          ---------                            ---------
  Weighted average common shares
    and common share equivalents
    outstanding....................                                          13,053                               13,616
                                                                          ---------                            ---------
                                                                          ---------                            ---------

                                        FROM
                                      INCEPTION
                                         TO
                                      MARCH 31,
                                        1997
                                     -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Collaborative research and grant
    income.........................   $   1,600
  Interest income..................       1,066
                                     -----------
      Total revenues...............       2,666
                                     -----------
Expenses:
  Research and development.........      16,672
  General and administrative.......       5,899
  Interest expense.................         856
                                     -----------
      Total expenses...............      23,427
                                     -----------
Net loss...........................   $ (20,761)
                                     -----------
                                     -----------
Pro Forma Data (1):
  Net loss per common share and
    common share equivalents.......
  Weighted average common shares
    and common share equivalents
    outstanding....................

                                                         DECEMBER 31,                   MARCH 31, 1997
                                                     --------------------  -----------------------------------------
                                                                                                        PRO FORMA
                                                       1995       1996      ACTUAL    PRO FORMA (2)  AS ADJUSTED (3)
                                                     ---------  ---------  ---------  -------------  ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and securities
  available-for-sale...............................  $   6,926  $   9,612  $   7,092    $  17,092       $  47,365
Working capital....................................      5,927      7,973      5,569       15,570          45,842
Total assets.......................................      9,425     18,778     16,395       26,395          56,668
Long-term debt and capital lease obligations, less
  current portion..................................      1,277      6,660      6,377        6,377           6,377
Deficit accumulated during the development stage...    (10,430)   (18,642)   (20,761)     (20,761)        (20,761)
Total stockholders' equity.........................      6,995      9,887      7,768       17,768          48,041

------------------------

(1) See Note 14 of Notes to Consolidated Financial Statements.

(2) Gives effect to: (i) the issuance and sale by the Company of 1,176,500 shares of Common Stock to Novartis in June 1997 for an aggregate purchase price of $10,000,250; and (ii) the conversion of all outstanding shares of Preferred Stock into 9,367,003 shares of Common Stock upon the completion of this Offering. See Note 14 of Notes to Consolidated Financial Statements.

(3) Gives effect to the sale of 3,500,000 shares of Common Stock in the Offering assuming an initial public offering price of $9.50 per share (the mid-point of the range of the estimated initial public offering prices per share) and the application of the net proceeds as described in "Use of Proceeds."

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS REGARDING THE COMPANY'S STRATEGIES, PLANS, OBJECTIVES AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

UNPROVEN TECHNOLOGY; EARLY STAGE OF DEVELOPMENT

    Osiris Therapeutics, Inc. is engaged in the research and development of therapeutic products for the regeneration of human connective tissues (E.G., bone marrow stroma, bone, cartilage, muscle, tendon, ligament and fat) through the use of mesenchymal stem cells ("MSCs"), which the Company believes to be the progenitor cells responsible for the formation of such tissues. The Company's product candidates are designed to deliver MSCs to tissue defect sites requiring regeneration of connective tissue. The effectiveness of the Company's technology is untested in human clinical trials and is not well-known in or accepted generally by the clinical medical community. The physiology of connective tissue regeneration is highly complex and the biological processes involved are not fully understood. Although research and preclinical data gathered by the Company and its scientific founders and collaborators support the Company's approach, there can be no assurance that MSCs give rise to all human connective tissues, or that the Company's technology will be able to control consistently the ability of MSCs to mature and differentiate into connective tissues following isolation and expansion. Furthermore, there can be no assurance that MSCs or the Company's product candidates can be implanted successfully at tissue defect sites, that, once implanted, they will generate connective tissue at all, or that such tissue will be of therapeutic benefit. Results attained in preclinical studies and early human clinical trials of the Company's product candidates may not be indicative of results that will be obtained in later human clinical trials. The failure of the Company to establish the efficacy of its technology or the ability to implant successfully its product candidates at tissue defect sites would have a material adverse effect on the Company. See "Business-- Mesenchymal Stem Cell Technology," "--Cell Therapy Using Mesenchymal Stem Cells," "--Gene Therapy" and "--Biopharmaceuticals."

UNCERTAINTY OF PRODUCT DEVELOPMENT

    The Company has not completed the development of any products and does not expect to have products to sell commercially for at least two years, if ever. The Company's potential therapeutic products are in early stages of research and development and will require substantial additional research and development time and expense, as well as preclinical and clinical testing, prior to commercialization, which may never occur. The Company's potential products for regeneration of bone marrow stroma are currently in clinical and preclinical studies, and the Company's product candidates for bone regeneration are currently in preclinical trials. The Company's proposed cartilage and tendon regeneration products are currently undergoing animal studies, and the Company's biopharmaceutical, gene therapy, cardiac muscle and other soft tissue and degenerative disorder product candidates are all in early research stages. There can be no assurance that any of the Company's product candidates will be developed successfully, perform in the manner anticipated or be commercially viable. Development of the Company's products will depend on acquiring or developing biodegradable matrix materials and delivery devices for use in its products. There can be no assurance that such matrix materials and delivery devices can be developed or obtained from third parties. There can also be no assurance that the Company's proposed therapeutic products, if developed, will prove to be safe and efficacious in human clinical trials, will receive the necessary regulatory approvals, will be accepted by the clinical medical community, will be commercially producible at prices acceptable to the medical and insurance communities or will be of superior therapeutic benefit compared to existing competitive products. Finally, there can be no assurance that competitors will not hold proprietary rights which preclude the Company from marketing its products, or that competitors do not or will not offer superior products. The likelihood of the Company's future success must be considered in light of these and other difficulties, expenses and delays frequently encountered in connection with the development and commercialization of therapeutic products. See "Business--Product Development Programs" and "--Government Regulation."

HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES

    The Company has incurred a net loss in each year since its inception, including net losses of approximately $8,212,000 during 1996 and $2,119,000 during the three months ended March 31, 1997. These losses have resulted in an accumulated deficit of $20,761,000 at March 31, 1997. The Company expects to incur substantial additional losses over at least the next several years, which will likely increase as the Company expands its research and development efforts. The Company has not generated any revenues from product sales to date. Most of the Company's revenues have been generated from payments under collaborative research agreements and research grants. The Company's ability to generate significant revenue and become profitable in the future will depend in large part on its receipt of additional research grants and its ability to enter into additional collaborative agreements, obtain regulatory approvals on a timely basis where necessary and, with its collaborators, successfully develop and commercialize the Company's potential products. There can be no assurance that the Company will ever generate significant revenues or become profitable even if it is able to commercialize any of its products. The failure of the Company to generate significant additional revenues and achieve profitability could impair the Company's ability to sustain its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE UPON COLLABORATIVE PARTNERS

    A principal element of the Company's strategy is to enter into collaborative arrangements with established multinational pharmaceutical and medical device companies which will finance or otherwise assist in the development, marketing and manufacture of products incorporating the Company's technology. The Company expects to derive its revenues for the foreseeable future principally from research and development fees, license fees, milestone payments and royalties from collaborative partners such as Novartis. The Company's prospects, therefore, will depend in large part upon its ability to attract and retain collaborative partners and to develop technologies and products that meet the requirements of prospective collaborative partners. In addition, the Company's collaborative partners will generally have the right to abandon research projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed-upon research terms. There can be no assurance that the Company will be successful in establishing future collaborative arrangements on acceptable terms or at all, that current or future collaborative partners will not terminate funding before completion of projects, that the Company's existing or future collaborative arrangements will result in successful product commercialization or that the Company will derive any revenues from such arrangements. To the extent that the Company is not able to maintain existing or establish new collaborative arrangements, it would require substantial additional capital to undertake research, development and commercialization activities on its own. See "Risk Factors--Need for Substantial Additional Funds."

    In varying degrees for each of its products, the Company will likely rely on its collaborative partners to research, develop, conduct human clinical trials on, obtain regulatory approvals for, manufacture, market and/or commercialize its products. Such partners' diligence and dedication of resources in conducting these activities will depend on, among other things, their own competitive, marketing and strategic considerations, including the relative advantages of competitive products. The failure of the Company's collaborative partners to conduct their collaborative activities successfully and diligently would have a material adverse effect on the Company. In addition, the Company anticipates that most collaborative partners will receive exclusive or co-exclusive rights to market products incorporating the Company's technology in a particular field of use or a particular territory. The grant of such rights will limit the Company's alternatives in commercializing certain of its products. Furthermore, while the Company may enter into multiple concurrent collaborative arrangements to pursue the development of therapeutic products in different disease areas, there can be no assurance that the Company will be able to manage multiple collaborative arrangements or be able to develop simultaneous products successfully. See "Risk Factors--Lack of Manufacturing, Marketing or Sales Capabilities," "Business--Collaborative Research and Licensing Agreements" and "Business--Government Regulation."

NEED FOR SUBSTANTIAL ADDITIONAL FUNDS

    The development and operation of the Company's business will require substantial additional capital resources. The Company believes that its existing capital resources and the net proceeds from this Offering will be sufficient to fund its projected operating and capital expenditures through the next two years, although there can be no assurance that the Company will not require, or choose to raise, additional funds prior to the end of such period. In addition, the Company's future capital requirements may vary materially based on many factors, such as the progress of research and development programs, results of human clinical trials, agreements with corporate collaborators, changes in existing collaborative arrangements and establishment of future collaborative arrangements, the costs of prosecuting and enforcing patent claims and other intellectual property rights, competing technological and market developments, the costs of establishing manufacturing and marketing capacity, the cost of acquiring additional technologies or businesses and other competitive and regulatory factors. While the Company may be able to obtain additional funds through research contracts, strategic collaborations, additional equity offerings or other sources, there can be no assurance that such funds will be available to the Company when required or on terms acceptable to the Company, if at all. Future equity financings may result in significant dilution to existing stockholders. In the event the Company is unable to raise additional funds, the Company may be required to delay, reduce or eliminate certain of its research and development programs or relinquish marketing, distribution, development, manufacturing or other rights to the Company's products under development. Any of such actions could have a material adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LIMITED CLINICAL TRIAL EXPERIENCE

    Although physician-sponsored human clinical studies involving MSC technology have been conducted to date, neither the Company nor its collaborators have sponsored directly any human clinical trials with respect to any of the Company's product candidates. The clinical testing process is governed by stringent regulation and is highly complex and time-consuming. While certain of the Company's personnel have been involved in clinical testing in connection with prior employment, there can be no assurance that the Company has or will possess the necessary expertise to establish, conduct and organize the results of human clinical trials in a manner compliant with regulatory requirements or sufficient to establish the safety and efficacy of any product candidates. In addition, the Company may not be able to procure the financing, study subjects and other resources necessary to commence and sustain proper clinical testing through the successful development of any product candidates. Further, there can be no assurance that the Company's corporate collaborators will conduct human trials successfully. Finally, there can be no assurance that the U.S. Food and Drug Administration (the "FDA") or other regulatory authorities will agree with the Company's interpretation of testing results or that such results will be favorable to the development, commercialization, clinical acceptance or reimbursement for any of the Company's potential products. The failure of the Company or its collaborators to conduct human clinical trials successfully or of the Company to capitalize on the results of human clinical trials for its product candidates would have a material adverse effect on the Company.

LACK OF MANUFACTURING, MARKETING OR SALES CAPABILITIES

    The Company has not established manufacturing, marketing or sales capabilities. In the event the Company decides to establish such capabilities, it will require substantial additional funds and personnel and, in the case of manufacturing resources, compliance with extensive regulations applicable to such manufacturing facilities. The decision to develop such capabilities will be based in part upon the availability of alternatives to in-house manufacturing, marketing and sales activities, such as licensing arrangements, partnerships and other collaborations with third parties. There can be no assurance that the Company will be able to develop successfully its own manufacturing, marketing and sales capabilities or alternatives thereto. In addition, for certain applications of its MSC technology, the Company intends to enter into collaborative development, manufacturing and marketing agreements, which would grant limited exclusive or co-exclusive manufacturing or marketing rights. There can be no assurance that the Company will be able to consummate collaborative partner agreements on terms satisfactory to the Company, if at all, or that the Company's collaborative partners will be successful in manufacturing or marketing its products. The failure of the Company to develop its own manufacturing, marketing and sales capabilities or to develop alternative third-party arrangements could have a material adverse effect on the Company.

UNCERTAINTY OF REGULATORY APPROVAL; GOVERNMENT REGULATION

    The Company's research and development activities, preclinical studies, human clinical trials and anticipated manufacturing and marketing of its potential products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and abroad. In the United States, the Company's product candidates are potentially subject to regulation as cellular tissue-based or biological products under the Public Health Service Act, as medical devices under the Federal Food, Drug and Cosmetic Act, or as combination biological products/medical devices. Different regulatory requirements may apply to the Company's product candidates depending on how they are categorized by the FDA under these laws. The FDA is in the process of developing its requirements with respect to cellular and tissue-based products and recently proposed a regulatory framework for their regulation. Depending on whether this proposal is finalized and the nature of the product candidates, the FDA may require extensive multi-center human clinical trials prior to market approval. Any such additional regulatory or approval requirement could significantly delay the introduction of the Company's product candidates to the market and have a material adverse effect on the Company. Until the FDA issues definitive regulations covering the Company's product candidates, the regulatory requirements for approval of such product candidates will continue to be subject to significant uncertainty.

    The Company has not yet submitted any of its potential products to the FDA or any other regulatory authority for approval. Before marketing, the products developed by the Company will likely undergo an extensive regulatory approval process. This process, which includes preclinical studies and human clinical trials to establish safety and efficacy, takes many years and requires substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA approval. In addition, the Company may experience delays or rejections based upon changes in FDA policy and regulations during the period of product development or the approval process. Similar delays may be encountered in foreign countries. There can be no assurance that, even after the expenditure of substantial time and financial resources, regulatory approval will be obtained for any products developed by the Company. The failure of the Company to obtain regulatory approval of any of its principal product candidates would have a material adverse effect on the Company. Moreover, if regulatory approval of a product is obtained, such approval may be subject to limitations on the indicated uses for which the product may be marketed. Further, an approved product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA, and discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on the Company. In addition to the FDA, approval of regulatory authorities of foreign countries where the Company's products may be marketed will be required, which may impose requirements more stringent than those of the FDA. Further, additional government regulation may be established which could prevent or delay regulatory approval of the Company's product candidates. See "Business--Government Regulation."

UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT

    The Company's ability to successfully commercialize its product candidates will depend in part on the extent to which the costs of such products and related treatments will be reimbursed by government health administrative authorities, private health insurers and other organizations, both in the United States and other countries. Significant uncertainty exists as to the reimbursement of newly approved health care products, and there can be no assurance that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient to realize an appropriate return on its investment in developing new therapies. Payors are increasingly attempting to contain health care costs by limiting both coverage and reimbursement for newly approved therapeutic products and, in some cases, by refusing coverage entirely for development-stage products for certain disease indications which have not yet received full marketing approval of the FDA. Failure by payors to cover adequately and reimburse usage of the Company's products could have a material adverse effect on the Company's ability to generate revenues.

RAPID TECHNOLOGICAL CHANGE; COMPETITION

    The Company is engaged in fields which are characterized by extensive worldwide research efforts, rapid technological progress and intense competition by pharmaceutical companies, medical device companies, specialized biotechnology companies and academic institutions. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to evolving technologies. The use of MSCs to regenerate bone marrow stroma, bone, cartilage and soft tissues (E.G., tendon, ligament, muscle and fat) will compete with existing therapies such as allograft bone, tendon, ligament and cartilage tissue, synthetic bone tissue substitutes and metal/polymer prostheses. Most of the Company's numerous competitors have substantially greater financial, research and development, clinical, regulatory, production, marketing and sales resources than the Company and are better equipped than the Company to develop, market and manufacture competitive products. Several competitors have developed, or have initiated active product development programs for the development of, osteogenic tissue growth factors, cell transplantation and allograft tissues, as well as synthetic soft and hard tissues. There can be no assurance that existing or future therapies developed by others will not render the Company's potential products obsolete or noncompetitive. See "Business--Competition."

PATENTS AND PROPRIETARY RIGHTS

    The Company's success will depend in large part on its ability to obtain patents on its products, obtain licenses to use third-party technologies, protect its trade secrets and operate without infringing the proprietary rights of others. The Company owns or has an exclusive license to five patents granted in the United States relating to: (i) isolated human mesenchymal stem cells and therapeutic compositions containing such cells; (ii) producing bone or cartilage through the use of human mesenchymal stem cells; (iii) repairing connective tissue damage through the use of human mesenchymal stem cells; (iv) isolated human mesenchymal stem cells transfected with genetic material for potential use in gene therapy; and (v) certain antibodies against human osteogenic cells and the use thereof. The Company also owns or has licenses to over thirty-five United States and foreign patent applications directed to MSC technology. The Company intends to continue to use its scientific expertise to pursue and patent new developments with respect to uses, compositions and factors related to mesenchymal stem cells to enhance the Company's leadership in the MSC field. The protection afforded by the granted United States patents with respect to isolated human mesenchymal stem cells and transfected human mesenchymal stem cells, respectively, will not be obtained outside the United States. Legal standards regarding the scope of claims and validity of biotechnology patents are uncertain and evolving. There can be no assurance that the Company's pending patent applications will be approved, that any issued or pending patent will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by the Company. The cost of litigation to uphold the validity and prevent infringement of a patent is substantial. Furthermore, there can be no assurance that others will not independently develop substantially equivalent technologies not covered by patents to which the Company owns rights or obtain access to the Company's know-how. In addition, the laws of certain countries may not adequately protect the Company's intellectual property. Competitors of the Company may possess or obtain patents on products or processes that are necessary or useful to the development, use or manufacture of the Company's products. The Company is aware of a granted United States patent owned by a subsidiary of Novartis which covers the use of EX VIVO gene therapy in humans. If a license is not obtained under such patent, the Company or any of its future collaborators may not be able to exploit in the United States EX VIVO gene therapy with the Company's mesenchymal stem cell technology. There can be no assurance that such a license will be available on commercially acceptable terms, if at all. There can be no assurance that the Company's proposed technology will not infringe patents or proprietary rights owned by others, with the result that others may bring infringement claims against the Company and require the Company to license such proprietary rights, which may not be available on commercially reasonable terms, if at all. No assurance can be given that any such litigation, if instituted, will not have a material adverse effect on the Company, including the imposition of monetary penalties, diversion of management resources and injunction against continued manufacture, use or sale of certain products or processes. Certain of the Company's technology has resulted and will result from research funded by agencies of the United States government. As a result of such funding the United States government has certain rights in the technology developed with the funding. These rights include a non-exclusive, paid-up, worldwide license under such inventions for any governmental purpose. In addition, under certain conditions, the government has the right to require the Company to grant third parties licenses to such technology. Any of the foregoing events could have a material adverse effect on the Company.

    The Company also relies upon nonpatented proprietary know-how. There can be no assurance that the Company can adequately protect its rights in such nonpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary information or techniques or gain access to the Company's proprietary know-how. While it is the Company's policy to enter into confidentiality agreements with its officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and other parties, there can be no assurance that such agreements will be honored or found to be enforceable or that adequate remedies for the breach of such agreements will be available. Furthermore, there can be no assurance that former employers of the Company's present and future employees will not assert claims that such employees improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, can be time consuming and expensive to defend, cause product development delays or require the Company to enter into licensing agreements, which may not be available on favorable terms, if at all. See "Business--Collaborative Research and Licensing Agreements" and "--Patents and Intellectual Property."

PRODUCT LIABILITY AND INSURANCE

    The testing and use of human cell therapeutics and biopharmaceuticals entail an inherent risk of adverse effects or medical complications to patients and, as a result, product liability claims may be asserted against the Company. A product liability claim or product recall could have a material adverse effect on the Company. The Company currently has product liability insurance in the aggregate amount of $2,000,000 per occurrence per year for the physician-sponsored clinical trial currently underway at the University Hospitals of Cleveland, Ireland Cancer Center ("University Hospitals" or "UHC"). There can be no assurance, however, that product liability insurance will continue to be available to the Company in the future on acceptable terms, if at all, or that the coverage will be adequate to protect the Company against product liability claims. The Company has obtained indemnification from Novartis relating to liabilities arising from the manufacture, sale or use of products by Novartis in its collaboration with the Company. The Company also will attempt to obtain indemnification from its collaborative partners against product liability claims for products that are developed and commercialized by such partners. However, there can be no assurance that such partners will honor any such indemnification obligations to the Company or that such indemnification will be adequate to offset any liability of the Company. In the event of a successful claim against the Company, insufficient insurance or indemnification rights could result in liability to the Company which could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

    Because of the specialized nature of the Company's technology and its contribution to the development of future products, the Company is highly dependent upon existing personnel and on its ability to attract and retain qualified executive officers and scientific personnel for research, clinical studies and development activities conducted or sponsored by the Company. As a development stage company, the Company currently is seeking to recruit additional qualified scientific and technical personnel. There is intense competition for qualified personnel in the Company's fields of research and development, and there can be no assurance that the Company will be able to continue to attract and retain the personnel necessary for the development and commercialization of its product candidates. See "Management." The loss of, or the failure to recruit, scientific, technical and managerial personnel could have a material adverse effect on the Company. In addition, the Company relies on its scientific advisory board and consultants to formulate research and development strategy, all of whom have other professional commitments which limit their availability to the Company.

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS

    Upon completion of this Offering, the Company's executive officers and directors and their affiliates will beneficially own up to 21.7% of the Company's Common Stock (21.1% if the Underwriters' over-allotment option is exercised in full). Accordingly, the Company's executive officers and directors and their affiliates will be able to influence the election of directors and corporate actions requiring stockholder approval. See "Principal Stockholders" and "Certain Transactions." In addition, the Company is obligated under certain circumstances to nominate a representative of Novartis for election to the Board of Directors.

HANDLING OF HAZARDOUS MATERIALS

    The Company's research and development activities involve the controlled use of hazardous materials, chemicals, human blood and tissue, biological waste and various radioactive compounds. The risk of accidental contamination or injury from these materials cannot be completely eliminated. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. In the event of any contamination or injury from these materials, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Furthermore, the failure to comply with current or future regulations could result in the imposition of substantial fines against the Company, suspension of production or operations, alteration of its manufacturing processes or cessation of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with any such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on the Company. Any failure by the Company to control the use, disposal, removal or storage of, to adequately restrict the discharge of, or to assist in the cleanup of hazardous, infectious or toxic chemicals or substances could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities could have a material adverse effect on the Company.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company's Restated Certificate of Incorporation, as amended, and Bylaws, as amended, as well as Delaware corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Company to issue, without stockholder approval, Preferred Stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it difficult for stockholders to effect certain corporate actions. See "Description of Capital Stock-- Delaware Law and Certain Charter, Bylaw and Other Provisions" and "--Preferred Stock."

DILUTION

    The existing stockholders of the Company acquired their shares of Common Stock at an average cost substantially below the offering price set forth on the cover page of this Prospectus. Accordingly, investors in this Offering will suffer an immediate and substantial dilution in the pro forma net tangible book value of the Common Stock of $6.89 assuming an initial public offering price of $9.50 per share (the mid-point of the range of estimated initial offering prices per share). To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of this Offering, the Company will have a total of 18,375,744 shares of Common Stock outstanding, of which the 3,500,000 shares offered hereby will be freely tradable without restriction under the Securities Act of 1933, by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 14,875,744 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act (the "Restricted Shares"). Of the Restricted Shares, 13,215,561 shares will become eligible for sale in the public market 90 days after completion of the Offering, subject in some cases to certain volume restrictions and other conditions imposed under Rules 144 and 701. The remaining 1,660,183 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. A total of 14,434,424 of the Restricted Shares are subject to lock-up agreements and may not be sold for up to 180 days following the date of this Prospectus. See "Underwriting" and "Shares Eligible for Future Sale."

    Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 shares of Common Stock issuable under its 1994 Amended and Restated Stock Incentive Plan. Of the 2,000,000 shares issuable under the Stock Plan, 615,710 shares are subject to outstanding options as of March 31, 1997, 235,000 of which shares are subject to the above-referenced lock-up agreements. Subject to the lock-up agreements, shares issued upon the exercise of such options will upon issuance to employees pursuant to the Stock Plan immediately be eligible for sale in the public market. In addition, the Company has issued warrants to purchase 1,121,225 shares of Common Stock which are currently exercisable, of which 721,894 shares are subject to the lock-up agreements referenced above. See "Management--Stock Option and Employee Benefit Plans," "Certain Transactions" and "Shares Eligible for Future Sale."

    The holders of approximately 4,592,490 shares of Common Stock, including shares acquired upon exercise of certain outstanding warrants, are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights Agreements" and "Shares Eligible for Future Sale." In addition, if the Company is required to include in a registration statement shares held by such persons pursuant to "piggyback" registration rights, such sales could have a material adverse effect on the Company's ability to raise capital.

NO DIVIDENDS

    The Company has not paid cash dividends on its Common Stock and does not expect to do so in the foreseeable future. See "Dividend Policy."

POSSIBLE LOSS OF NET OPERATING LOSS CARRYFORWARDS

    As of March 31, 1997, for federal income tax purposes, the Company had generated net operating loss carryforwards of approximately $20,000,000, which are scheduled to expire on various dates beginning from the year 2008 through 2011 if not utilized. However, there may be limitations on the annual utilization of these net operating loss carryforwards as a result of certain changes in the Company's ownership, including prior ownership changes, this Offering and future issuances of securities of the Company. See Note 6 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY

    Prior to this Offering there has been no public market for the Common Stock and an active public market for the Common Stock may not develop or be sustained. The initial public offering price will be determined through negotiation between the Company and the Representatives of the Underwriters based on several factors that may not be indicative of future market prices. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The trading price of the Common Stock and the price at which the Company may sell securities in the future could be subject to wide fluctuations in response to a wide variety of factors, including but not limited to announcements of clinical results, research activities, technological innovations or new products of the Company or its competitors, changes in government regulation, developments concerning proprietary rights, variations in the Company's operating results, announcements by the Company of regulatory developments, litigation, disputes concerning patents or proprietary rights, public concern regarding the safety, efficacy or other implications of the Company's products or methodologies, general market conditions or the Company's liquidity or ability to raise additional funds. In addition, the stock markets have experienced extreme fluctuations in price and volume. This volatility has significantly affected the market prices for securities of emerging biotechnology companies for reasons frequently unrelated to or disproportionate to the operating performances of such companies. These market fluctuations as well as general fluctuations in the stock markets may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

    The net proceeds to the Company from this Offering are estimated to be $30,272,500 ($34,910,875 if the Underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $9.50 per share (the mid-point of the range of the estimated initial public offering prices per share) and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The Company intends to use approximately $15,200,000 of the net proceeds to fund product development activities, including preclinical and human clinical trials; approximately $8,000,000 for research activities; approximately $5,000,000 for MSC process development activities; and approximately $2,000,000 for capital expenditures, including the construction of a pilot manufacturing facility and possible expansion of the Company's research and development facilities during 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The remaining net proceeds will be used for working capital and other general corporate purposes, including scheduled repayments of obligations under equipment leases. The Company also expects from time to time to evaluate the acquisition of products, technologies and businesses that complement the Company's business, for which a portion of the net proceeds also may be used. The Company does not have any agreements, arrangements or understandings with respect to any such acquisitions and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the development of the Company's business. The payment of dividends is within the discretion of the Company's Board of Directors, and will depend upon, among other things, the Company's earnings, financial condition and capital requirements, general business conditions and any restrictions in credit agreements.

                                    DILUTION

    The Company's pro forma net tangible book value at March 31, 1997 was $17,705,759, or $1.19 per share. Pro forma net tangible book value per share represents the Company's tangible net worth (net tangible assets less total liabilities) divided by the number of shares of Common Stock outstanding as of March 31, 1997, after giving effect to: (i) the sale of 1,176,500 shares of Common Stock to Novartis in June 1997; and (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock.

    After giving effect to the sale of 3,500,000 shares of Common Stock in this Offering at an assumed initial public offering price of $9.50 per share (the mid-point of the range of the estimated initial public offering prices per share) and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $47,978,259, or $2.61 per share. This represents an immediate increase in pro forma net tangible book value of $1.42 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.89 per share to purchasers of Common Stock in this Offering. The following table illustrates this dilution:

Assumed initial public offering price per share...............................             $    9.50
      Pro forma net tangible book value per share as of March 31, 1997........  $    1.19
      Increase per share attributable to new investors........................       1.42
                                                                                ---------
Pro forma net tangible book value per share after this Offering...............                  2.61
                                                                                           ---------
Dilution per share to new investors...........................................             $    6.89
                                                                                           ---------
                                                                                           ---------

    The following table summarizes, as of March 31, 1997, on a pro forma basis and after giving effect to the Offering, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased, the total consideration paid and the average price per share paid (based upon an assumed initial public offering price of $9.50 per share):

                                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                                     -------------------------  --------------------------   AVERAGE PRICE
                                                        NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                                     ------------  -----------  -------------  -----------  ---------------
Existing stockholders..............................    14,875,744          81%  $  38,773,745          54%     $    2.61
New investors......................................     3,500,000          19      33,250,000          46           9.50
                                                     ------------         ---   -------------         ---
    Total..........................................    18,375,744         100%  $  72,023,745         100%
                                                     ------------         ---   -------------         ---
                                                     ------------         ---   -------------         ---

    The foregoing tables assume no exercise of outstanding options or warrants. At March 31, 1997, 1,553,756 shares of Common Stock were reserved for issuance under the Stock Plan, pursuant to which options to purchase a total of 615,710 shares are outstanding, and 1,121,225 shares of Common Stock are issuable upon exercise of outstanding warrants to purchase Common Stock. In the event such options and warrants are exercised, investors may experience further dilution. See "Management--Stock Option and Employee Benefit Plans," "Description of Capital Stock--Warrants" and Notes 8 and 14 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1997: (i) on an actual basis; (ii) on a pro forma basis to give effect to the sale of 1,176,500 shares of Common Stock to Novartis in June 1997 for an aggregate purchase price of $10,000,250 and the conversion into 9,367,003 shares of Common Stock of all outstanding shares of Preferred Stock upon completion of this Offering; and (iii) on a pro forma basis as adjusted to give effect to the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.50 per share (the mid-point of the range of the estimated initial public offering prices per share) and the application of the net proceeds therefrom as described under "Use of Proceeds." This table is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                         MARCH 31, 1997
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------

                                                                                         (IN THOUSANDS)
Long-term debt:
  Note payable, net of current portion......................................  $      619   $     619    $     619
  Obligations under capital leases, net of current portion..................       5,758       5,758        5,758
                                                                              ----------  -----------  -----------
        Total long-term debt................................................       6,377       6,377        6,377
Stockholders' equity:
  Preferred Stock, $.001 par value, 20,000,000 shares authorized; 9,268,963 shares issued and outstanding, actual; no shares issued and outstanding,
    pro forma as adjusted (1)...............................................      28,460      --           --
  Common Stock, $.001 par value; 30,000,000 shares authorized; 4,332,241 shares issued and outstanding, actual; 14,875,744 shares issued and outstanding, pro forma; 18,375,744 shares issued and outstanding, pro
    forma as adjusted (1)...................................................           4          14           18
Additional paid-in capital..................................................         309      38,759       69,028
Deferred compensation and loans to officers for the purchase of stock.......        (244)       (244)        (244)
Deficit accumulated during the development stage............................     (20,761)    (20,761)     (20,761)
                                                                              ----------  -----------  -----------
    Total stockholders' equity..............................................       7,768      17,768       48,041
                                                                              ----------  -----------  -----------
        Total capitalization................................................  $   14,145   $  24,145    $  54,418
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

------------------------

(1) Does not include: (i) 1,553,756 shares of Common Stock reserved for issuance under the Stock Plan, pursuant to which options to purchase a total of 615,710 shares are outstanding; and (ii) 1,121,225 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock. See "Management--Stock Option and Employee Benefit Plans," "Description of Capital Stock-- Warrants" and Notes 8 and 14 of Notes to Consolidated Financial Statements.

                     SELECTED FINANCIAL AND PRO FORMA DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following table sets forth selected financial and pro forma data of the Company. The selected financial data as of December 31, 1995 and 1996 and for each of the years ended December 31, 1994, 1995 and 1996 and for the period from inception to December 31, 1996 have been derived from the Company's audited consolidated financial statements included elsewhere in the Prospectus. The selected financial data as of December 31, 1993 and 1994 and for the period from the Company's inception to December 31, 1993 have been derived from the Company's audited consolidated financial statements not included in the Prospectus. The selected financial data as of March 31, 1997, for each of the three-month periods ended March 31, 1996 and 1997 and for the period from inception to March 31, 1997 have been derived from the Company's unaudited consolidated financial statements included elsewhere in the Prospectus. The Company's unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for this period. The data set forth below are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                            FROM
                                        FROM                                            FROM           THREE MONTHS       INCEPTION
                                    INCEPTION TO       YEAR ENDED DECEMBER 31,      INCEPTION TO     ENDED MARCH 31,         TO
                                    DECEMBER 31,   -------------------------------  DECEMBER 31,   --------------------   MARCH 31,
                                        1993         1994       1995       1996         1996         1996       1997        1997
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Collaborative research and grant
    income........................    $  --        $      33  $  --      $   1,067    $   1,100    $  --      $     500   $   1,600
  Interest income.................           30          230        169        522          951           93        115       1,066
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
        Total revenues............           30          263        169      1,589        2,051           93        615       2,666
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
Expenses:
  Research and development........          338        2,341      4,533      7,364       14,576        1,111      2,096      16,672
  General and administrative......          822        1,266      1,477      1,861        5,426          313        473       5,899
  Interest expense................            8           10         97        576          691          129        165         856
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
        Total expenses............        1,168        3,617      6,107      9,801       20,693        1,553      2,734      23,427
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
Net loss..........................    $  (1,138)   $  (3,354) $  (5,938) $  (8,212)   $ (18,642)   $  (1,460) $  (2,119)  $ (20,761)
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
Pro Forma Data (1):
  Net loss per common share and
    common share equivalents......                                       $   (0.63)                           $   (0.16)
                                                                         ---------                            ---------
                                                                         ---------                            ---------
  Weighted average common shares
    and common share equivalents
    outstanding...................                                          13,053                               13,616
                                                                         ---------                            ---------
                                                                         ---------                            ---------

                                                                                                               MARCH 31,
                                                                                  DECEMBER 31,                   1997
                                                                   ------------------------------------------  ---------
                                                                     1993       1994       1995       1996      ACTUAL
                                                                   ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale.........  $   4,052  $   4,797  $   6,926  $   9,612  $   7,092
Working capital..................................................      4,292      4,035      5,927      7,973      5,569
Total assets.....................................................      4,679      5,988      9,425     18,778     16,395
Long-term debt and capital lease obligations, less current
  portion........................................................     --            184      1,277      6,660      6,377
Deficit accumulated during the development stage.................     (1,138)    (4,492)   (10,430)   (18,642)   (20,761)
Total stockholders' equity.......................................      4,432      5,019      6,995      9,887      7,768


                                                                       PRO
                                                                    FORMA (2)
                                                                   -----------
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale.........   $  17,092
Working capital..................................................      15,570
Total assets.....................................................      26,395
Long-term debt and capital lease obligations, less current
  portion........................................................       6,377
Deficit accumulated during the development stage.................     (20,761)
Total stockholders' equity.......................................      17,768

------------------------

(1) See Note 14 of Notes to Consolidated Financial Statements.

(2) Gives effect to: (i) the issuance and sale by the Company of 1,176,500 shares of Common Stock to Novartis in June 1997 for an aggregate purchase price of $10,000,250; and (ii) the conversion of all outstanding shares of Preferred Stock into 9,367,003 shares of Common Stock upon the completion of this Offering. See Note 14 of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION CONTAINED IN THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE HEREIN.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS REGARDING THE COMPANY'S STRATEGIES, PLANS, OBJECTIVES AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

OVERVIEW

    Since its inception, the Company has been in the development stage and has engaged in research and product development, both on its own and in conjunction with various collaborative partners. The Company expects that its revenue sources for at least the next several years will continue to be limited to grant revenues and research funding, milestone payments and licensing fees from corporate collaborators. In certain circumstances, such as under the Company's Research Collaboration and License Agreement with Novartis Pharmaceuticals Corporation, a collaborator may conduct and fund product development and regulatory approval activities for certain of the Company's product candidates. The timing and amount of revenues, if any, will be subject to significant fluctuations, based in part on the success of the Company's research activities, the timing of the achievement of certain milestones and the extent to which associated costs are reimbursed under grant or other arrangements. Research and development expenses may fluctuate as various expenditures arise during the several stages of the Company's research and clinical development programs and are expected to increase as product development programs and applications progress. As a result of these factors, the Company's results of operations have fluctuated and are expected to continue to fluctuate significantly from year to year and from quarter to quarter and therefore may not be comparable to or indicative of the results of operations for other periods.

    Over the past several years, the Company's net loss has increased, consistent with the growth in the scope and size of the Company's research and development activities. In the near term, the Company plans to expand its personnel in the areas of product development, research, clinical and regulatory affairs and administration and if such expansion occurs, the Company's operating expenses will continue to increase as a result. The Company has been unprofitable since its inception and does not anticipate having net income in the foreseeable future. Through March 31, 1997, the Company had an accumulated deficit of $20,761,000. There can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996

    REVENUES. Total revenues were $615,000 in the quarter ended March 31, 1997 compared to $93,000 in 1996. The increase is principally associated with payments received under the research contract with the U.S. Defense Advanced Research Projects Agency ("DARPA") awarded in the second quarter of 1996. Interest income was $115,000 in the first quarter of 1997 compared to $93,000 in the first quarter of 1996.

    EXPENSES. Total expenses were $2,734,000 in the first quarter of 1997 and $1,553,000 in the first quarter of 1996. The increase in the first quarter 1997 costs and expenses, compared with the same period in 1996, is primarily the result of an increase in research and development expense to $2,096,000 in the first quarter of 1997 from $1,111,000 in 1996. The increase in research and development expense reflects an increase in research, preclinical studies, clinical development and product development activities. General and administrative expenses were $473,000 in the first quarter of 1997 and $313,000 in 1996. The increase in general and administrative expenses in the first quarter of 1997 reflects an increase in finance, legal and other administrative expenses which are expected to continue to increase in support of the Company's increasing product development and research activities. Interest expense was $165,000 in the first quarter of 1997 and $129,000 in the same period in 1996, reflecting varying amounts outstanding under capital leases during the periods.

    NET LOSS. The Company's net loss was $2,119,000 in the first quarter of 1997 and $1,460,000 in the same period in 1996. The Company expects to report substantial net losses for the foreseeable future.

    FISCAL 1996, 1995 AND 1994

    REVENUES. Total revenues were $1,589,000 in 1996, $169,000 in 1995 and $263,000 in 1994. Collaborative research and grant revenues increased to $1,067,000 in 1996 from $0 in 1995, which had decreased from $33,000 in 1994, reflecting the timing of the receipt of payments under the research contract with DARPA and grant awards and related research activities to the extent that associated costs are reimbursed under the grants. Research and grant revenues accounted for 67%, 0% and 13% of total revenues for the years ended December 31, 1996, 1995 and 1994, respectively, and are recorded on a milestone achievement and cost-reimbursement basis. Interest income was $522,000 in 1996, $169,000 in 1995 and $230,000 in 1994. The increase in interest income in 1996 is due primarily to corresponding increases in the levels of cash, cash equivalents and short-term investments for such periods.

    EXPENSES. Total expenses were $9,801,000 in 1996, $6,107,000 in 1995 and $3,617,000 in 1994. The increase in costs and expenses is primarily the result of an increase in research and development expense to $7,364,000 in 1996 from $4,533,000 in 1995 and $2,341,000 in 1994. The increase in research and development expense reflects an increase in research, preclinical studies, clinical development and product development activities. General and administrative expenses were $1,861,000 in 1996, $1,477,000 in 1995 and $1,266,000 in 1994. The increase in general and administrative expenses in 1996 and 1995 reflects an increase in finance, legal and other administrative expenses which are expected to continue to increase in support of the Company's increasing product development and research activities. Interest expense was $576,000 in 1996, $97,000 in 1995 and $10,000 in 1994, reflecting varying amounts outstanding under capital leases during the periods.

    NET LOSS. The Company's net loss was $8,212,000 in 1996, $5,938,000 in 1995 and $3,354,000 in 1994. The Company expects to report substantial net losses for the foreseeable future.

TAXATION

    The Company has not generated any net income to date and therefore has not paid any federal or state income taxes since inception. At December 31, 1996, the Company had deferred tax assets totaling $7,345,000, consisting primarily of net operating loss carryforwards and research tax credits that begin to expire from 2008 through 2011, if not utilized. A full valuation allowance for deferred tax assets has been provided. Utilization of federal income tax carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. The completion of this Offering and prior ownership changes are likely to limit the Company's ability to utilize federal income tax carryforwards under Section 382. The annual limitation could result in expiration of net operating losses and research and development credits before their complete utilization.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations since inception primarily through private placements of securities. Net proceeds from such issuances since inception through June 30, 1997 have totaled approximately $37,842,000. To a lesser degree, the Company has financed its operations through grant funding, payments received under research agreements and collaborations, interest earned on cash, cash equivalents and short-term investments and funding under equipment leasing agreements. These financing sources have historically allowed the Company to maintain adequate levels of cash and other liquid investments.

    The Company's pro forma combined cash, cash equivalents and securities available-for-sale, adjusted for the sale of shares of Common Stock to Novartis in June 1997, totaled $17,092,000 at March 31, 1997. The primary uses of cash, cash equivalents and securities available-for-sale during fiscal 1996 included $7,008,000 to finance the Company's operations and working capital requirements, $313,000 in property and equipment additions and $845,000 in principal payments on capital lease obligations and bank borrowings. In addition to the Novartis purchase of Common Stock in June 1997 for $10,000,250, during fiscal 1996 the Company received $10,852,000 in net proceeds from sales of Common Stock, Series D and Series E Convertible Preferred Stock. The Company plans to continue its policy of investing excess funds in short-term, investment-grade, interest-bearing instruments.

    In June 1997, the Company completed construction of a pilot manufacturing facility in its Baltimore, Maryland headquarters. The Company plans to invest a total of $1,500,000 during 1997 to construct and equip the pilot manufacturing facility. These expenditures will be funded out of existing cash balances maintained by the Company and potentially a portion of the proceeds from this Offering. In addition, the Company anticipates that it will spend approximately $500,000 in other capital expenditures during 1997 for its research and development activities and is currently conducting a feasibility study for expansion of its research and development facility to accommodate an increase in staffing for Novartis funded research and Company funded product and process development. The proposed expansion would include the exercise of an expansion option in the Company's current lease agreement for an additional 50,000 square feet. Pursuant to the lease agreement, the State of Maryland has a best efforts commitment to finance or guarantee financing for up to $7,000,000 in tenant improvements for this planned expansion. In addition, the Company has the option to purchase the building under certain circumstances. To date, the Company has not entered into any firm commitment for this expansion.

    The Company's future cash requirements will depend on many factors, including continued scientific progress in the Company's research and development programs, the scope and results of human clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patents, competing technological and market developments and the costs of product commercialization. The Company does not expect to generate a positive cash flow from operations for several years, if at all, due to the expected increase in spending for research and development programs and the expected cost of commercializing product candidates.

    The Company anticipates that the net proceeds of this Offering, together with the Company's available cash, cash equivalents and securities available-for-sale, and expected interest income thereon, will be sufficient to finance its research and development and other working capital requirements for at least two years. The Company expects that its primary sources of capital for the foreseeable future will be through collaborative arrangements and the public or private sale of its equity securities. There can be no assurance that such collaborative arrangements, or any public or private financing transactions, will be available on acceptable terms, if at all, or can be sustained in the future. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research and development programs, which could have a material adverse effect on the Company. See "Risk Factors--Dependence Upon Collaborative Partners" and "--Need for Substantial Additional Funds" and Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for financial statements ending after December 15, 1997. The Company does not anticipate that the adoption of SFAS 128 will have a material effect on its financial statements.

                                    BUSINESS

GENERAL

    Osiris Therapeutics, Inc. ("Osiris" or the "Company") is engaged in the research and development of therapeutic products for the regeneration of human connective tissues (E.G., bone marrow stroma, bone, cartilage, muscle, tendon, ligament and fat) through the use of mesenchymal stem cells ("MSCs") which the Company believes to be the progenitor cells responsible for the formation of such tissues. The Company believes that its proprietary MSC technology will provide a broad platform for developing and commercializing cell therapy products and biopharmaceuticals for the regeneration of connective tissues damaged through injury, aging or degenerative disease.

    Connective tissue disorders, including orthopaedic injuries and degenerative diseases, rank first among all disorders in terms of frequency of visits to physicians and second in terms of frequency of hospitalizations. In the field of cancer treatment, damage to bone marrow typically occurs following high-dose chemotherapy or radiation, which often destroys the patient's hematopoietic (I.E., blood-forming) system and bone marrow stroma.

    The Company and its academic collaborators have isolated, purified and expanded MSCs from both humans and animals and transplanted the culture-expanded MSCs to the site of injured animal tissue to regenerate that tissue in a number of preclinical models, thereby establishing the scientific proof-of-principle and preclinical safety and efficacy of such techniques. In addition, an initial physician-sponsored human clinical safety study of cancer patients in remission using autologous (I.E., derived from a patient's own cells) MSCs has been completed successfully. A second physician-sponsored human clinical safety study in advanced breast cancer patients, under an approved IND, is underway currently at the University Hospitals of Cleveland, Ireland Cancer Center ("UHC").

    The Company believes that its tissue regeneration technology, if developed successfully, could improve the treatment of connective tissue disorders by restoring the natural functioning of the tissue, improving the quality of the repair, and by providing a better long-term and cost-effective result compared to current therapies. For example, (i) regenerating bone marrow stroma following high-dose cancer chemotherapy could reduce the need for costly platelet and growth factor infusions, decrease the length, number and costs of hospital stays and improve patient tolerance to higher or more frequent doses of cancer chemotherapy; (ii) regenerating bone in spinal fusion and segmental defect procedures could eliminate the need for harvesting normal bone tissue from the patient or donors; and (iii) regenerating cartilage in defects that could otherwise result in joint osteoarthritis could obviate the need for treating the end-stage disease with a joint implant.

    Osiris is focusing its initial product development efforts on the regeneration of bone marrow stroma following high-dose cancer chemotherapy and on the regeneration of bone in long bone and spinal defects. In addition, the Company is collaborating with Novartis in the research and development of MSC products for treating degenerative diseases such as osteoporosis and osteoarthritis, for regenerating cartilage damaged by injury, and for certain gene therapy applications using MSCs as delivery cells.

    The Company intends to selectively pursue the establishment of strategic research, development and marketing collaborations with pharmaceutical and medical device companies to accelerate the introduction of MSC products. In June 1997, the Company entered into a multi-year collaboration with Novartis of Basel, Switzerland, one of the world's largest pharmaceutical companies, which was formed in December 1996 through the merger of Sandoz AG and Ciba-Geigy AG. Under the Novartis collaboration, Novartis paid to the Company an initial up-front payment of $3,000,000 and purchased 1,176,500 shares of the Company's Common Stock for $10,000,250. In addition, Novartis has agreed to fund, during the five-year term of the collaboration, up to $50,000,000 of MSC research by the Company and to fund all costs for clinical development, regulatory approvals, manufacturing and marketing of the MSC products developed from the collaboration. The Company also could receive milestone payments of up to

$93,000,000, contingent upon the achievement of specified regulatory milestones in connection with the development of products pursuant to the Novartis collaboration. There can be no assurance, however, that the Company will become entitled to the full $50,000,000 of research and development funding or that any or all of the products currently contemplated for development pursuant to the Novartis Agreement will achieve the specified milestones entitling the Company to any or all of the $93,000,000 of milestone payments. In consideration for its funding, Novartis has received an exclusive, worldwide license to use and sell MSC products to be developed during the collaboration. Novartis has agreed to pay the Company royalties based upon the net sales, if any, of such products. The Company has retained the right to manufacture for sale in North America any MSC products in the osteoporosis, osteoarthritis and cartilage injury fields.

    The Company's intellectual property portfolio includes five issued patents in the United States relating to: (i) the composition of human MSCs; (ii) a method for isolating, purifying and expanding human MSCs IN VITRO; (iii) the use of human MSCs for treating connective tissue disorders; (iv) genetically engineered human MSCs for potential use in gene therapy applications; and (v) antibodies to characterize and isolate bone-forming cells from human MSCs. The Company also owns or has licenses to over thirty-five United States and foreign patent applications directed to MSC technology. The Company intends to continue to use its scientific expertise to pursue addtional patent filings for new compositions, methods and uses of human mesenchymal stem cells and related know-how to enhance the Company's leadership in MSC technology.

PLATFORM TECHNOLOGY

    The Company is developing its MSC technology as a broad, proprietary platform capable of being applied to multiple products and disease indications. The Company believes that tissue regeneration through MSC cell therapy may be able to address multiple types of connective tissues with a common class of therapies and prove effective for multiple types of damage to the same tissue, such as damage arising from injury, aging or degenerative diseases (including osteoporosis, osteoarthritis and age-related bone fractures). Advances in the Company's research and development of MSC technology, including the results of preclinical studies and clinical trials in various tissue disorders, may provide support for future submissions to the FDA in other indications. Furthermore, success in treating multiple tissue disorders may also provide the Company with a valuable database for exploring new opportunities in cardiac tissue regeneration, skin regeneration and reconstructive surgery. In the area of biopharmaceuticals, the Company believes its MSC research may provide new drug targets for the treatment of connective tissue disorders and cancer. The Company believes that successful development of its MSC technology as a platform with multiple applications would provide Osiris with a leading position in this emerging market.

BUSINESS STRATEGY

    The Company's goal is to sustain its leadership in MSC technology and to achieve leadership in the emerging tissue regeneration therapy market. The Company's strategy involves the following elements:

    PURSUE PRODUCT COMMERCIALIZATION. The Company intends to actively pursue opportunities to commercialize its MSC technology. One of the Company's initial objectives is to complete the formulation and commence human clinical trials of MSC products for the regeneration of bone marrow stroma and bone and, in conjunction with Novartis, products for the treatment of osteoporosis and osteoarthritis and the regeneration of articular cartilage. In addition, the Company has initiated validation procedures for its newly constructed pilot plant for the production of autologous MSCs for human clinical trials and plans to seek FDA certification for the facility in late 1997.

    ESTABLISH STRATEGIC CORPORATE COLLABORATIONS. The Company intends to selectively pursue the establishment of corporate collaborations to accelerate the introduction of MSC products. The Company has entered into a collaboration with Novartis in the areas of osteoporosis, osteoarthritis, cartilage regeneration and selected aspects of MSC gene therapy. The Company intends to pursue additional corporate collaborations for specific areas of its MSC technology. This strategy would allow the Company to build and sustain leadership in MSC technology, while utilizing the clinical expertise, distribution infrastructure and financial resources of multiple strategic partners. The Company intends to develop potential products to a late preclinical or early clinical stage and then to collaborate with pharmaceutical or medical device companies for the later stages of clinical development and commercialization. The Company will, however, also consider developing certain products on its own.

    ENHANCE MSC RESEARCH LEADERSHIP. MSC technology was pioneered by the Company and its scientific founders. The Company intends to continue focusing its core research and development programs on the characterization and mechanism of action for the growth, differentiation and maturation of MSCs, both IN VITRO and IN VIVO. Increasing the Company's understanding of the role of mesenchymal stem cells in tissue formation and interactions with surrounding tissue will be important in tailoring MSC products to specific disorders. The Company also intends to continue expanding its network of academic research and clinical collaborators and advisors, both in support of its core MSC technology and in related technologies. Through this network, located throughout the U.S. and Europe, the Company intends to identify additional indications for MSC products and to extend the research on existing applications.

    SUSTAIN AND PROTECT INTELLECTUAL PROPERTY ADVANTAGE. The Company intends to sustain and protect its intellectual property advantage in MSC technology by:
(i) accelerating the rate of new patent filings for its MSC technology; (ii) licensing related technology from members of its academic and clinical network;
(iii) disseminating the Company's MSC technology to selected academic researchers in exchange for licenses to new applications of such technology; and
(iv) vigorously protecting the Company's patents and know-how.

    OPTIMIZE STRATEGIC AND FINANCIAL FLEXIBILITY. The Company intends to optimize its strategic and financial flexibility by, among other things, obtaining multi-year research, development and milestone funding from the Company's corporate collaborators. The Company intends, where possible, to have corporate collaborators fund a substantial portion of the expenses for product development programs, most or all of the costs involved in multi-site human clinical trials and all of the costs of regulatory submissions. In addition, the Company plans to continue seeking non-equity grant support to fund new research initiatives for its MSC technology. To date, the Company has been awarded U.S. Government contracts and grants for approximately $7,000,000 for MSC research. These funds allow the Company to explore multiple MSC opportunities simultaneously while reducing financial and operating risks.

MESENCHYMAL STEM CELL TECHNOLOGY

    MESENGENESIS

    In the early embryo, the middle layer of cells (known as the mesoderm) and certain portions of the outer cell layers give rise to groups of cells that differentiate into bone marrow stroma, bone, cartilage, muscle, tendon, ligament, fat and other connective tissues. Based upon laboratory and preclinical research to date, the Company believes that the process of tissue regeneration follows a sequence of events similar to that of embryonic tissue formation and that throughout life, individuals maintain a reserve of mesenchymal progenitor cells that are capable of differentiating into new connective tissues. The Company refers to the progenitor cells that initiate tissue formation as mesenchymal stem cells and the formation of these tissues as mesengenesis.

    The schematic on the inside cover of this Prospectus illustrates the sequence of events which the Company believes are involved in the formation of connective tissues. MSCs proliferate (I.E., undergo multiple divisions) to generate increased numbers of MSCs. Many of these expanded MSCs then undergo a commitment step and enter a particular lineage pathway (E.G., bone-forming, cartilage-forming or tendon-forming), leading ultimately to the formation of differentiated, tissue-specific cells.

    Once committed to a specific pathway, the cells undergo distinctive conformational changes during the process of lineage progression. Eventually, the cells in each pathway undergo a differentiation process in which they no longer divide, but rather fabricate unique components (E.G., extracellular matrix, membrane receptors, bioactive factors) in a sequence of synthesis and assembly steps comparable to that originally observed when the embryo first develops specialized mesodermal tissues. The modulation of these synthesis and assembly steps is often referred to as maturation, as the newly formed tissue takes on its final form.

    CELL THERAPY USING MESENCHYMAL STEM CELLS

    The Company believes that the field of tissue regeneration is moving toward a new class of treatments involving cell therapy. The Company intends to commercialize products that result in site-directed tissue regeneration based on the use of MSCs. Such products would originate from a small sample of bone marrow cells collected by needle aspiration from a patient using a local anesthetic. The bone marrow aspirate would be transferred to the Company's processing facilities and the MSCs would be isolated and culture-expanded. The culture-expanded cells would then be returned to the patient for infusion or implantation. The MSCs would be combined in some instances with a biodegradable matrix or other delivery device capable of stabilizing the cells at the implant site.

    Results of preclinical studies indicate that, by increasing the quantity of MSCs at the defect site, the natural progression of mesengenesis will result in the regeneration of tissue and the repair of tissue defects. As a result, the Company intends to commercialize custom, autologous MSC infusions for treating the destructive effects of cancer chemotherapy and radiation therapy and custom, autologous MSC implants for orthopaedic tissue regeneration. The schematic on the inside cover of this Prospectus illustrates the process which the Company intends to utilize for clinical tissue regeneration.

    GENE THERAPY

    Gene therapy is a novel approach to the treatment of disease in which genes are inserted into a patient's cells to induce these cells to produce therapeutic proteins or to replace defective or missing genes. The Company believes that MSCs may be useful clinically for gene therapy applications, including the IN VIVO production of therapeutic drugs through their expression in connective tissues. The Company has shown that therapeutic genes can be transferred into MSCs in a highly efficient and reliable manner and can serve as a delivery vehicle for gene therapy applications. MSCs could be useful particularly as delivery cells for gene therapy based on the evidence that MSCs can: (i) efficiently incorporate the gene into MSCs, which can then be expanded in culture to produce a sufficient quantity of genetically-engineered cells for therapeutic treatment; (ii) replicate as stem cells IN VIVO to provide additional quantities of gene-modified cells; and (iii) retain gene expression during cellular differentiation into the desired connective tissue.

    The Company's business opportunity will depend, in part, upon the successful development of individual gene therapy applications currently under development by third parties such as Novartis. The Company's collaboration with Novartis is limited to three specific genes, together with a right of first refusal to additional genes specified on or before December 31, 1997. The Company currently retains the ability to license rights to develop therapies for additional gene targets outside of the scope of the Novartis collaboration.

    BIOPHARMACEUTICALS

    The Company believes that specific hematopoietic and mesengenic factors exist that control and modulate mesengenesis. The isolation of these factors could lead to biopharmaceuticals for regulating MSC proliferation and stimulating their differentiation into new mesenchymal tissues. These biopharmaceuticals could be used alone or in conjunction with the Company's MSC cell therapy applications. The development of these factors is complementary to the development of the Company's MSC technology because such factors could, among other things, enhance the production of MSCs during the culture-expansion phase of MSC manufacturing. To date, the Company has identified eight novel target molecules for possible biopharmaceutical development and has discovered the presence on MSCs of four target molecules previously identified by other groups, which are thought to play a direct role in MSC proliferation and differentiation.

PRODUCT DEVELOPMENT PROGRAMS

    The MSC platform technology is being developed by the Company and with collaborative partners who provide funding, research and development and commercialization expertise for multiple MSC product applications. The Company's product development programs and the commercialization rights and development status of such programs are summarized below:

                                          COMMERCIALIZATION
PRODUCT DEVELOPMENT PROGRAMS                   RIGHTS        DEVELOPMENT STATUS (1)
----------------------------------------                     -----------------------
CELL THERAPY
    Treatment following cancer                  Company      Clinical Trials,
      chemotherapy                                           Preclinical Trials

    Bone Regeneration:
      Spinal fusion                             Company      Preclinical Trials
      Bone defects/Non-unions                   Company      Preclinical Trials

    Cartilage Regeneration                     Novartis(2)   Animal Studies

    Degenerative Disorders:
      Osteoporosis                             Novartis(2)   Animal Studies
      Osteoarthritis                           Novartis(2)   Research

    Tendon Regeneration                         Company      Animal Studies

    Cardiac Muscle and Other Soft Tissue        Company      Research

GENE THERAPY
    Vaccine delivery                            Company      Research/Development
    Three therapeutic genes                    Novartis      Research
    Other therapeutic genes                     Company      Research

BIOPHARMACEUTICALS
    Mesengenic Factors                          Company      Research
    Hematopoietic Factors                       Company      Research

--------------------------

(1) Development Status refers to the following stages ranging from early research through human clinical trials leading to market approval by the FDA or other regulatory agencies.

    (a) "Clinical Trials" refer to physician-sponsored human safety and efficacy studies.

    (b) "Preclinical Trials" refer to various animal studies which determine a product's initial safety and efficacy in preparation for filing of IND applications.

    (c) "Animal Studies" refer to various animal models which are used to demonstrate clinical proof-of-principle for a therapeutic approach or procedure. The same animal studies may serve as the basis for an IND application.

    (d) "Development" refers to laboratory studies leading to a product prototype which may be subsequently used in animal or preclinical studies.

    (e) "Research" refers to exploratory studies or to basic studies which may lead ultimately to a product development effort.

(2) The Company has retained the right to manufacture for sale in North America MSC products in the osteoporosis, osteoarthritis and cartilage injury fields.

CELL THERAPY

    STROMA REGENERATION

    Autologous bone marrow transplants and peripheral blood progenitor cell transplants are used increasingly as supportive therapy for cancer patients who have undergone high-dose chemotherapy, particularly for lymphoma, leukemia, breast cancer and several other types of solid tumors. These transplants are required because certain cancer drugs, radiation treatments and high-dose chemotherapy regimens destroy hematopoietic and mesenchymal cells, which limits the patient's ability to recover. Mesenchymal stem cells give rise to marrow stromal cells, which produce the spongy stromal matrix that comprises the bone marrow microenvironment. These marrow stromal cells contribute directly to blood cell formation by producing the extracellular matrix in which blood cell development takes place and by providing cytokines and other molecules that direct or stimulate the production of mature blood cells.

    MSCS FOR CANCER THERAPY. The Company's research is seeking to determine whether MSC therapy is able to regenerate the bone marrow microenvironment and restore normal marrow function. The benefits of MSC therapy may include decreases in: (i) costly platelet and growth factor infusions following transplantation; (ii) length and costs of hospital stay and the number of readmissions; and (iii) fatalities associated with the use and readministration of high-dose chemotherapy procedures. In addition, MSC cell therapy may also be used to restore the marrow microenvironment in certain diseases characterized by stromal failure, such as multiple myeloma, spontaneous cytopenias and aplastic anemia.

    DEVELOPMENT STATUS. The Company has completed four preclinical studies of stromal cell regeneration at the Fred Hutchinson Cancer Research Center in Seattle, Washington. These studies have shown that infusion of therapeutic doses of MSCs is safe and does not result in adverse side effects. Preliminary data from these studies also suggest a reduction in the time for hematopoietic cell recovery, with fewer platelet infusions and without the use of growth factor infusions during recovery. In addition, these preclinical studies indicate that intravenously infused MSCs localize to the bone marrow, a critical proof-of-concept for use in cancer therapy.

    In a physician-sponsored clinical trial conducted at UHC, MSCs were isolated and culture-expanded from a small starting sample of autologous bone marrow collected from 15 volunteer cancer patients either at the time of bone marrow harvest or during routine diagnostic bone marrow evaluation. As reported in the December 1995 issue of BONE MARROW TRANSPLANTATION, reinfusions of 1,000,000, 10,000,000 and 50,000,000 autologous MSCs into groups of five patients at each cell level in this dose-escalation safety study were well tolerated and did not produce any significant adverse effects.

    The Company has also provided a grant-in-aid to researchers at UHC to help support a Phase I safety study using autologous MSCs infused into advanced breast cancer patients following high-dose chemotherapy. The goal of this clinical trial, which was initiated in October 1996, is to demonstrate the safety of MSCs in a therapeutic setting in breast cancer patients receiving co-administration of autologous hematopoietic progenitor cell infusions. The therapeutic goal of this and future clinical studies is to improve the marrow microenvironment, to facilitate engraftment of peripheral blood progenitor cells and to enhance recovery of blood counts after ablative therapy.

    The Company is evaluating the preclinical and clinical results to date and formulating plans for a Phase I/II human clinical trial of MSC technology for stroma regeneration. The Company plans to commence such Phase I/II human clinical trials for stroma regeneration in 1998.

    MARKET OPPORTUNITY. Nearly 30,000 bone marrow transplants are performed annually worldwide involving hematopoietic reconstitution following chemotherapy or radiation of solid tumors and other bone marrow disorders. With improved clinical outcomes for solid tumor treatment and increased third-party coverage, the Company believes that the opportunity for the use of hematopoietic and mesenchymal stem cell therapy could more than triple to over 100,000 transplants annually by 2001. In the breast cancer setting specifically, there are approximately 190,000 new cases in the U.S. per year, of which 25-30% involve metastatic spread, which may benefit from intensified chemotherapy and MSC stromal regeneration therapy. In addition, the Company believes that oncologists will increasingly use high-dose chemotherapy with bone marrow transplants for ovarian, testicular and other solid tumors, as well as for leukemia and lymphoma.

    The Company estimates that as many as 300,000 patients could benefit from combination high-dose chemotherapy and stem cell reinfusion protocols using both hematopoietic progenitor and mesenchymal stem cell therapy. However, there can be no assurances that any safe and efficacious MSC product for stroma regeneration will be developed or receive regulatory approval. Successful development of the Company's MSC product for stroma regeneration will require additional research and development, including clinical testing, and will be subject to the Company's ability to finance such activities. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

    BONE REGENERATION

    Many bone fracture patients suffer difficult or prolonged healing situations, such as non-unions, delayed unions, malunions and age-related fractures. While internal fixation, external fixation and bone growth stimulation devices comprise the principal products which currently assist in the repair of complex fractures, many of these high-risk fractures require bone grafts or other extensive surgical intervention. Currently, bone graft procedures using either a patient's own bone ("autograft") or donor-derived bone ("allograft") are performed in connection with the surgical procedures to repair non-unions, delayed unions, spinal fusions and tumor resections of long bone. The Company believes that allograft bone transplants now account for over one-half of the bone graft market, having replaced the exclusive use of bone autografts obtained by surgical excision of patients' normal tissue. Despite the reduction of operative risks, chronic pain and deformity associated with autografts, bone allografts often do not integrate fully with surrounding normal tissue, are not completely penetrated by host blood vessels and may not be tolerated immunologically in some patients.

    Segmental bone defects often arise when sections of long bones are removed surgically as a result of metastatic bone cancer, osteosarcoma (I.E., primary bone cancer) or multiple myeloma (I.E., bone marrow cancer). If malignant, both the involved and adjacent tissues are typically resected, generally leaving a large segmental bone defect which will not regenerate and which cannot generally be reconstructed.

    Spinal fusions are performed to treat degenerative diseases, deformities and spinal conditions created by traumatic injuries. Degenerative diseases typically occur in mature adults and result in immobility, pinched nerves and associated pain for the patient. Deformities, unless treated at a young age, prevent proper growth of the spine and can be life threatening if allowed to progress. Currently, spinal implants are used to facilitate the fusion of two or more vertebrae in the spine.

    MSCS FOR BONE REGENERATION. MSCs are advantageous because they can directly form the cells and matrix of mature bone tissue (I.E., osteogenic). By adding an optimal number of MSCs to the repair site in an appropriate formulation, the Company believes that it will be able to accelerate the proliferation of MSCs, the differentiation of MSCs into bone-forming cells and the vascularization of bone tissue. The MSC product will likely consist of autologous MSCs formulated with FDA-approved biodegradable matrix materials. The Company believes that MSC cell therapy will result in: (i) an improvement in the rate and quality of bone regeneration; (ii) elimination of painful autograft procedures; (iii) a delay, reduction or elimination of costly second-site tissue harvests; (iv) a cost reduction and decrease in the amount of time spent by physicians performing autograft procedures; and (v) a higher rate of healing in multi-level spinal fusions.

    DEVELOPMENT STATUS. Results from the Company's research studies have established that culture-expanded MSCs can rapidly fill a porous matrix with bone. These results suggest that MSCs could be useful in an autologous grafting technique for spinal fusion, reconstruction of long bone after tumor excision, joint reconstruction, prosthesis fixation and repair of age-related fractures.

    The Company is continuing to build on its research experience with further studies in preclinical models involving the regeneration of bone following surgical resection and spinal fusion. The Company has shown that MSCs have been able to regenerate bone in large femoral defects in small animal models, and the Company is collaborating with Tufts University to demonstrate this effect in larger animal models. In addition, the Company is sponsoring a collaborative study at the Cleveland Clinic Foundation, and will commence projects at other academic institutions, to study spinal fusion in large animal models. Initial results in both indications show that MSCs can regenerate new bone directly into large bone defects. In addition, the Company has demonstrated in immune-deficient animal models that human MSCs can regenerate a large bone defect, a critical proof-of-principle for the use of human MSCs in regenerating bone.

    The Company is testing a number of formulations of MSCs and matrix materials for bone regeneration in preclinical models, evaluating the preclinical results to date and formulating plans for a Phase I/II human clinical trial of MSC technology for bone regeneration. The Company plans to initiate human clinical trials of the MSC technology in bone regeneration in 1998.

    MARKET OPPORTUNITY. The Company believes that there is a significant commercial opportunity for MSC technology to regenerate bone in orthopaedic procedures. The number of procedures for which the Company believes MSC bone regeneration products could be used exceeds 1.1 million in the United States. These procedures include non-healing fractures (170,000), spinal fusions (202,000), maxillofacial reconstructions (219,000), prosthetic fixations (541,000) and gap fillings (31,000).

    In addition, the Company estimates that there are approximately 1.3 million age-related fractures each year in the U.S. Of these, approximately one-third are hip fractures, one-third are vertebral fractures and the remaining are wrist and upper arm fractures. The Company believes that age-related fractures represent a substantial market for bone regeneration products utilizing MSC cell therapy. However, there can be no assurances that any safe and efficacious MSC product for bone regeneration will be developed or receive regulatory approval. Successful development of the Company's MSC products for bone regeneration will require additional research and development, including clinical testing, and will be subject to the Company's ability to finance such activities. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

    CARTILAGE REGENERATION

    Joint cartilage is designed to absorb the repeated shock of compressive and mechanical stress on the surface of articulating joints. Articular cartilage damage generally occurs as a result of a sports injury, traumatic injury or osteoarthritic degeneration. Despite various attempts to regenerate cartilage using collagen implants and cartilage tissue transplants, there is currently no reliable or proven treatment to regenerate damaged cartilage.

    MSC THERAPY FOR CARTILAGE REGENERATION. The Company's research and development is directed toward developing products for articular cartilage regeneration using autologous human MSCs, which can form both cartilage and bone. The Company believes that MSCs will be able to differentiate into cartilage-forming and bone-forming cells and regenerate tissue in full-thickness osteochondral (I.E., articular cartilage and underlying bone) defects with the appropriate formulation for stabilizing the implant in the cartilage defect during the regeneration process. Unlike MSC therapy, current chondrocyte therapies cannot repair osteochondral defects, nor are they indicated for the treatment of osteoarthritic lesions. The Company believes that an MSC product for cartilage regeneration could: (i) decrease the long-term risk of developing osteoarthritis; (ii) increase the repair rate for certain surgical procedures; and (iii) potentially restore naturally functioning cartilage. In addition, the Company has entered into a corporate collaboration with Novartis to develop MSC cell therapy products for the regeneration of surface and full-thickness cartilage defects. See "Business--Collaborative Research and Licensing Agreements--Novartis Agreement."

    DEVELOPMENT STATUS. The Company and its collaborators have conducted preclinical studies using transplanted MSCs that have resulted in the regeneration of articular cartilage which appeared to be equivalent to normal joint cartilage as determined by microscopy and immuno-histochemistry. Preclinical studies to date have been conducted principally in small animal models. In addition, the Company has made substantial advances in understanding the structure of natural cartilage extracellular matrix. Collectively, these results have helped the Company establish formulations, surgical techniques and demonstration of feasibility to permit pivotal preclinical studies commencing in 1998.

    MARKET OPPORTUNITY. The Company believes that a substantial market opportunity exists for MSC products for cartilage regeneration. In 1995, there were approximately 570,000 recreational and sports-associated cartilage injuries in the United States. Nearly half of these injuries were treated surgically, including meniscectomies to repair knee cartilage between joint articulating surfaces. However, there can be no assurances that any safe and efficacious MSC product for cartilage regeneration will be developed or receive regulatory approval. Successful development of the Company's MSC products for cartilage regeneration will require additional research and development, including clinical testing, and will be subject to the Company's ability to maintain and operate successfully under its collaborative agreement with Novartis. See "Risk Factors--Uncertainty of Product Development."

    DEGENERATIVE DISORDERS

    OSTEOPOROSIS. Osteoporosis is a progressive disease characterized by loss of bone mass and subsequent risk of brittle bone fractures, resulting mainly from the decrease in naturally occurring estrogen levels in postmenopausal women. Hormone replacement therapy and antiresorption products that decrease the rate of bone loss are currently the most effective methods for preventing or treating osteoporosis. However, the Company believes that approximately 10-20% of postmenopausal women do not tolerate these products or may not respond to conventional osteoporosis treatments. The Company believes that MSCs may be useful in treating patients by directly regenerating bone lost during osteoporosis. The goal is to reverse osteoporosis by forming bone directly from MSCs (I.E., osteogenesis).

    OSTEOARTHRITIS. Osteoarthritis is the final, end-stage of cartilage and joint failure. Hip and knee osteoarthritis are the two most common forms of joint cartilage degeneration. Osteoarthritis can be a primary degenerative process or result from childhood joint disorders. More frequently, osteoarthritis develops following adult joint injury, infection, metabolic disorder or abnormal bone formation. Many acute injuries of articular joint cartilage treated by current methods result in osteoarthritic lesions within a 5-10 year period. The Company believes that MSCs may be useful in regenerating osteoarthritic lesions of joint cartilage by forming new cartilage and the underlying bone at the defect site. The goal of the Company's research program in osteoarthritis is to stabilize or reverse the arthritic process using cartilage-forming MSCs (I.E., chondrogenesis).

    DEVELOPMENT STATUS. The Company is sponsoring research studies involving infusions of MSCs in animal models of osteoporosis. Preliminary results suggest an osteogenic effect of MSCs. In osteoarthritis, research is focusing on the formulation of MSCs for introduction into the arthritic joint. MSC osteoarthritis products are likely to develop from formulations used for acute cartilage defects. In collaboration with Novartis, the Company is conducting further research on systemic infusions or local implants of MSCs with the goal of reversing bone loss in osteoporosis and reforming joint cartilage in osteoarthritis.

    MARKET OPPORTUNITY. According to the National Osteoporosis Foundation, osteoporosis affects as many as 24 million postmenopausal women in the U.S., and the Company believes that more than twice that number are affected throughout Europe and Asia. Osteoporosis accounts for approximately 1.3 million bone fractures per year in the U.S. with as many as two to three times that number throughout other developed countries. Osteoarthritis is one of the most common chronic connective tissue disorders, affecting nearly 16 million patients in the United States. Each year, 1.1 million patients are admitted to U.S. hospitals for osteoarthritis treatment. In addition, there are more than 500,000 total hip and knee replacements and as many as 250,000 non-weight bearing joint replacements performed in the U.S. each year, principally the result of degenerative arthritis.

    However, there can be no assurance that any safe and efficacious MSC product for degenerative disorders will be developed or receive regulatory approval. Successful development of the Company's MSC products for degenerative disorders will require additional research and development, including clinical testing, and will be subject to the Company's ability to maintain and operate successfully under its collaborative agreement with Novartis. See "Risk Factors--Uncertainty of Product Development."

    TENDON REGENERATION

    No products currently exist to regenerate torn tendons and ligaments. Various materials have been tested by others, but these materials generally produce inadequate results, such as poor compatibility, tissue rejection, ligament breakage or irritating debris. Even autologous grafts are not without problems, including graft weakness, extensive time to revascularize, progressive joint laxity and muscle weakness above the graft site.

    DEVELOPMENT STATUS. The Company believes that MSC products for tendon regeneration can speed the healing rate of torn tissue and potentially provide a treatment for large gap tendon ruptures. The Company has demonstrated that MSCs are able to regenerate a torn tendon in a critical size tendon defect in small animal models. Results from the Company's tendon regeneration studies demonstrate that MSCs can regenerate severed tendons to approximately two-thirds the strength of normal tissue within as little as four weeks. The Company plans to continue these studies utilizing a proprietary MSC tendon fixation device for which the Company has a pending patent application. The tendon fixation device would serve to stabilize the tendon defect and provide a support for the MSC products. In March 1997, the Company was awarded a $750,000 Phase II Small Business Innovation Research ("SBIR") grant to develop further the potential of MSCs for tendon regeneration.

    MSC PRODUCTS FOR TENDON REGENERATION. There are currently over 150,000 surgical procedures annually involving the repair of tendons and rotator cuffs. However, there can be no assurance that any safe and efficacious MSC product for tendon regeneration will be developed or receive regulatory approval. Successful development of the Company's MSC products for tendon regeneration will require additional research and development, including clinical testing, and will be subject to the Company's ability to finance such activities. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

    CARDIAC MUSCLE AND OTHER SOFT TISSUE

    The Company believes that a substantial opportunity exists for the regeneration of cardiac (heart) muscle damaged by ischemic (I.E., tissue death) heart disease from congestive heart failure ("CHF") or by other cardiac diseases. Heart disease is a leading cause of death and disability in the United States, with more than 1,000,000 CHF patients who will die within two years following their diagnosis. The market for MSC regeneration of cardiac muscle is estimated by the Company at 300,000 patients in the United States, and over 1,000,000 patients worldwide. The Company believes that cardiac tissue regeneration represents an important application for its MSC technology because:
(i) prior studies have shown that MSCs are capable of differentiating into muscle cells; (ii) recent research by other groups have demonstrated the potential for implanted tissue to integrate into cardiac muscle; and (iii) a significant economic benefit exists for treating heart muscle otherwise incapable of regenerating itself. The Company has submitted a grant application in the amount of $2,000,000 to the U.S. National Institute for Standards and Technology to pursue cardiac muscle regeneration using MSC technology. If awarded, the Company intends to commit additional funds to the program.

    The Company also intends to pursue research and development of fat tissue regeneration with a view toward MSC products for plastic and reconstructive surgery using a patient's own fat-generating MSCs.

The Company believes that improved contours and implant retention would result from soft tissue implants or injections that combine MSCs with an appropriate collagen matrix. The Company believes that approximately 100,000 craniofacial and breast augmentation patients could be candidates for plastic or reconstructive treatment involving MSC products each year in the United States. The Company intends to seek research grants and corporate collaborators to co-develop MSC products for both cardiac muscle and fat tissue regeneration. However, there can be no assurance that the Company will be awarded any grants, that the funding will be adequate, that corporate collaborations can be developed, or that research results will be suitable to commercialize any MSC products for cardiac muscle regeneration or plastic and reconstructive surgery. See "Risk Factors--Uncertainty of Product Development" and "--Need for Additional Substantial Funds."

GENE THERAPY

    Gene therapy is a therapeutic approach with the potential to alter the course of certain genetic diseases and to deliver useful drugs within the body. Gene therapies are generally designed to introduce a missing normal gene into otherwise defective human tissue, or to introduce a novel biopharmaceutical into the body via a gene not present. The therapeutic gene of interest is inserted into a suitable vector that can be used to transport and integrate the gene into the DNA of the target cell. The gene then produces the newly coded protein within the target cell. The Company believes that MSCs may be useful clinically for gene therapy to correct inborn or acquired tissue disorders or for the IN VIVO production of therapeutic drugs through their expression in tissues derived from genetically modified MSCs.

    MSCS FOR GENE THERAPY. The Company believes that the ability to incorporate into MSCs a desired DNA sequence through a vector represents a significant enabling technology for gene therapy. The ability to use a self-renewing stem cell that can be culture-expanded and provides continuing gene expression IN VIVO has eluded gene therapy companies. The Company has demonstrated that MSCs can be isolated and culture-expanded directly IN VITRO, maintain their stem cell state and express inserted genes at high frequency IN VIVO. Furthermore, mesenchymal tissues are replaced at a slower rate than hematopoietic cells, permitting potentially longer term gene expression.

    DEVELOPMENT STATUS. The Company has demonstrated that MSCs can be transduced at high efficiency and that MSCs containing the added DNA (I.E., transduced cells) can be further expanded to high levels of purity in culture. The Company was issued a U.S. patent covering transduced MSCs for use in gene therapy. The Company intends to focus further research activities on improving the efficiency of its core gene transduction technology. In addition, research will be directed toward the expression of other genes IN VIVO. The Company has entered into a collaboration with Novartis to pursue these studies in three target genes. See "Business--Collaborative and Licensing Agreements--Novartis Agreement."

    MSC PRODUCTS FOR GENE THERAPY. There are no gene therapy products on the market, although a number are undergoing human clinical trials. Significant research is being conducted currently in the field of gene therapy and therapies may be developed for the treatment of inflammatory and autoimmune diseases, neurodegenerative diseases, cardio-pulmonary diseases and other diseases resulting from a missing or defective gene. However, there can be no assurance that the Company will be able to develop safe and efficacious applications of MSC products for gene therapy. Successful development of the Company's MSC products for gene therapy will require substantial additional research and development, including clinical testing, and will be subject to the Company's ability to operate successfully under its collaborative agreement with Novartis, enter into additional collaborations and finance such activities on its own where necessary. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

BIOPHARMACEUTICALS

    MESENGENIC FACTORS

    The Company is conducting research into mesengenic growth and differentiation factors, focusing on molecules that regulate MSC growth and stimulatory factors for lineage commitment. Osiris has commenced research to identify the growth factors and stimulatory factors that are required for the self-renewal, proliferation and differentiation of MSCs. To date, the Company has identified a number of mesengenic factors which are unique or novel to MSCs. If successful in identifying and purifying these factors, the Company intends to pursue further development of these factors as biopharmaceuticals which affect the proliferation and differentiation of MSCs. These factors could be used alone or in conjunction with cell therapy products containing MSCs. The Company intends to pursue commercialization of mesengenic biopharmaceuticals through one or more corporate collaborators.

    HEMATOPOIETIC FACTORS

    Mesenchymal stem cells and hematopoietic stem cells are distinct and unique progenitors, each of which can give rise to complex, multicellular pathways that ultimately produce cells and tissues which have completely different structures and functions. Both stem cells appear to be in close cell-to-cell contact and are believed to be the source of yet unidentified growth factors, principally those made by MSCs, which are partly responsible for regulating the formation of mature blood cells. The interaction of the two stem cells in the bone marrow represents a major new field of cell transplant medicine and immune system biology. The Company believes that the interaction between MSCs and HSCs in bone marrow could lead to a new class of biopharmaceuticals that are based on the expression of unique cross-signaling molecules between MSCs and HSCs.

    The Company is using its knowledge of mesenchymal and hematopoietic stem cells to detect molecules that regulate HSC proliferation and differentiation into mature blood cells. The Company has initiated research on mesengenic factors that affect the signaling pathways associated with hematopoietic stem cells in order to develop novel biopharmaceuticals for the treatment of cancer, blood and immune disorders. The Company intends to pursue commercialization of hematopoietic biopharmaceuticals through one or more corporate collaborators.

    However, there can be no assurance that any safe and efficacious mesenchymal or hematopoietic biopharmaceuticals will be developed by the Company or receive regulatory approval. Successful development of the Company's mesenchymal and hematopoietic biopharmaceuticals will require substantial additional research and development, including clinical testing, and will be subject to the Company's ability to enter into and operate successfully under future collaborative agreements and finance such activities on its own, where necessary. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

COLLABORATIVE RESEARCH AND LICENSING AGREEMENTS

    Where consistent with its business strategy, the Company intends to enter into collaborations or to license product and marketing rights to selected strategic collaborators to capitalize on the research, production, development, regulatory and marketing capabilities of these organizations. The Company's principal collaborative research, license and technology agreements are set forth below.

    NOVARTIS AGREEMENT

    In June 1997, the Company entered into a Research and Licensing Agreement with Novartis Pharmaceuticals Corporation (the "Novartis Agreement") for the development of MSC products for osteoporosis, osteoarthritis, cartilage injury and selected gene therapy applications. Pursuant to the Novartis Agreement, the Company is entitled, subject to certain conditions, to receive up to $50,000,000 during the five-year period of the agreement for research and development funding of the Company's osteoporosis, osteoarthritis, cartilage and certain portions of its gene therapy research programs. The Company also could receive milestone payments of up to $93,000,000, contingent upon the achievement of specified regulatory milestones in connection with the development of products pursuant to the Novartis Agreement. There can be no assurance, however, that the Company will become entitled to the full $50,000,000 of research and development funding or that any of the products currently contemplated for development pursuant to the Novartis Agreement will achieve the specified milestones entitling the Company to any of the milestone payments. In connection with entering into the Novartis Agreement, Novartis Pharmaceuticals Corporation also paid the Company an initial up-front payment of $3,000,000 and Novartis Pharma AG purchased 1,176,500 shares of Common Stock for $10,000,250.

    In return, Novartis Pharmaceuticals Corporation received exclusive worldwide rights to use and sell certain MSC products in the osteoporosis, osteoarthritis, cartilage injury and gene therapy fields developed during the collaboration. Novartis Pharmaceuticals Corporation is required to pay the Company royalties based upon net sales, if any, for such products. The Company has retained exclusive rights to manufacture MSC products for sale in North America in the osteoporosis, osteoarthritis and cartilage injury fields at cost plus a percentage profit, subject to certain conditions.

    Under the Novartis Agreement, in addition to the up-front payment, the equity investment and the research and milestone payments noted above, Novartis Pharmaceuticals Corporation is responsible for funding the cost of all clinical development, regulatory submissions, marketing and sales and manufacturing (excluding North America) of MSC products, if any, developed pursuant to the collaboration. As a result, the Company is dependent upon Novartis Pharmaceuticals Corporation to seek regulatory approvals for, to conduct trials for and to determine the ultimate commercialization of the MSC products subject to the collaboration.

    DEFENSE ADVANCED RESEARCH PROJECTS AGENCY AGREEMENT

    In June 1996, the U.S. Defense Advanced Research Projects Agency ("DARPA"), awarded a sole-source, multi-year research contract to the Company for research into the use of human MSCs as a strategic platform for detection and treatment of biological and chemical agents. The $6,000,000 in funding provided under the DARPA Agreement, consisting of $2,000,000 per year for three years (supplemented by cost-sharing contributions from the Company in the form of equipment and indirect costs), is being used to conduct two projects focusing on: (i) a novel delivery system for vaccines using MSCs; and (ii) a novel detection system for toxic or biological agents using MSCs. The Company retains all commercial rights to inventions which result from its research under the DARPA agreement. In May 1997, the Company received approval for the second year of funding under the contract, having successfully completed the first year's milestones.

    SMALL BUSINESS INNOVATION RESEARCH GRANTS

    In March 1997, the Company was awarded a $750,000 Phase II SBIR grant for a two-year continuation of research into tendon regeneration. The Company intends to match the funding received under this grant in order to accelerate its product development efforts in tendon regeneration. Under the SBIR program, the Company retains the rights to commercialize technology developed with the SBIR funding, subject to certain limitations. Previously, the Company was awarded two Phase I research grants under the SBIR Program for research on the use of MSC therapy in tendon regeneration and facial joint repair.

    ACADEMIC COLLABORATIONS

    CASE WESTERN RESERVE UNIVERSITY. In February 1995, the Company entered into a three-year, $1,440,000 agreement with Case Western Reserve University ("CWRU") for research in the laboratories of the Company's scientific founders. The CWRU research agreement is focused on research in four areas of the Company's long-term product interest, namely: (i) the regeneration of bone which has been depleted by osteoporosis; (ii) the regeneration of joint cartilage which has degenerated through osteoarthritis; (iii) the regeneration of meniscal knee cartilage to prevent subsequent osteoarthritis; and (iv) the identification and synthesis of a bioactive factor(s) which support the IN VIVO proliferation of MSCs. Rights to discoveries and patentable inventions resulting from the CWRU research agreement are licensed exclusively to the Company. Under the Technology Transfer and License Agreement with CWRU (the "CWRU License Agreement"), the Company purchased the rights to its first three issued patents and, subject to rights retained by the U.S. Government and research rights retained by CWRU, the Company has an exclusive, worldwide license to all additional MSC patents relating thereto developed by Drs. Caplan and Haynesworth or persons working under their direction at CWRU. The License Agreement provides for royalty-free ownership under the first three patents and requires the Company to pay royalties on revenues related to technology covered by subsequent CWRU patents, with royalty payments commencing on the third anniversary of the date on which such products are first sold.

    THE JOHNS HOPKINS UNIVERSITY. In December 1994, Gryphon Pharmaceuticals, Inc. ("Gryphon") entered into a Research and License Agreement with The Johns Hopkins University (the "JHU Agreement") under which Gryphon agreed to sponsor for up to five years the hematopoietic stem cell research of Drs. Curt I. Civin and Donald Small. Research under the JHU Agreement is focused specifically on identifying unique cell signaling molecules that regulate the self-renewal, commitment and differentiation of hematopoietic stem cells and their progenitor cells. Dr. Civin is the original discoverer of the CD34 antibody that is used commercially to separate hematopoietic stem cells and their progenitor cells from mature blood cells and platelets during bone marrow transplantation.

    Gryphon is a majority-owned subsidiary of the Company and was formed to research, develop and ultimately commercialize HSC growth factors, differentiation molecules and the biopharmaceuticals based on the Civin/Small technology. Gryphon will provide $2,200,000 in research funding to the Civin/Small laboratories over five years. Under a Share and Warrant Purchase Agreement dated December 23, 1994, the Company agreed to provide Gryphon $1,200,000 over a three-year period ending July 1, 1997, as well as a $1,000,000 loan over the following two-year period, for use towards this research funding. In exchange for this research funding, Gryphon will receive worldwide exclusive commercial rights to hematopoietic stem and progenitor cell discoveries under the JHU Agreement. Gryphon has granted the Company an exclusive license to mesenchymal stem cell discoveries under a separate License Agreement dated December 23, 1994.

    Gryphon is expected to conduct the majority of its research and development activities through its own staff and facilities and those of The Johns Hopkins School of Medicine. Gryphon intends to pursue, as part of its primary commercialization strategy, research and development agreements with biotechnology companies and with major international pharmaceutical companies to substantially broaden and accelerate development of its hematopoietic stem cell technology. It is anticipated that Gryphon will require substantial additional funds to conduct its planned operations prior to the time, if ever, that Gryphon realizes revenues from such agreements, product sales or royalties on product sales. There can be no assurance that Gryphon will be able to obtain additional funds through such means or any other means. If additional funds are raised by issuing equity securities, the Company's ownership interest in Gryphon will be diluted and the Company may no longer own a majority of Gryphon's outstanding voting stock.

    CENTRO DI BIOTECNOLOGIE AVANZATE, GENOA, ITALY. In July 1997, the Company entered into a three-year, $1,000,000 agreement with the Centro di Biotecnologie Avanzate for research in the laboratories of Dr. Ranieri Cancedda (the "CBA Agreement"). The CBA Agreement is focused on research in three areas of the Company's long-term product interest, namely: (i) regeneration of bone marrow stroma and other elements of bone marrow following chemotherapy; (ii) regeneration of bone which has been depleted by cancer chemotherapy or osteoporosis; and (iii) regeneration of damaged skeletal and connective tissue in orthopaedic applications. Rights to discoveries and patentable inventions resulting from the CBA Agreement will be licensed exclusively to the Company.

    FRED HUTCHINSON CANCER RESEARCH CENTER. The Company is sponsoring preclinical studies for stromal cell reconstitution at the Fred Hutchinson Cancer Research Center in Seattle, Washington. The goal of these studies is to determine the ability of MSCs to enhance hematopoietic reconstitution and marrow engraftment following cancer chemotherapy or radiation ablation therapy. See "Business--Stroma Regeneration--Development Status" for details on the content and results of this research collaboration.

    IRELAND CANCER CENTER AT UNIVERSITY HOSPITALS OF CLEVELAND. Osiris has provided a grant-in-aid in support of an investigator-sponsored clinical trial using human MSCs derived from the bone marrow of patients receiving ablative chemotherapy treatment for advanced breast cancer. The trial is primarily a safety study to identify any toxicities associated with infusion of MSCs and to determine whether the combination of MSCs and peripheral blood stem/progenitor cells accelerates engraftment and blood-formation relative to historical controls.

    TUFTS UNIVERSITY AND THE CLEVELAND CLINIC FOUNDATION. The Company is sponsoring preclinical studies at Tufts University to determine the efficacy of MSCs for the regeneration of segmental bone defects. The Company is sponsoring preclinical studies at the Cleveland Clinic Foundation to determine the efficacy of MSCs for the regeneration of bone in a spinal fusion indication.

PATENTS AND INTELLECTUAL PROPERTY

    The Company seeks to protect its technology through normal trade secret protection and, where appropriate, U.S. and foreign patent filings. The Company owns or has an exclusive license to five patents granted in the United States relating to: (i) isolated human mesenchymal stem cells and therapeutic compositions containing such cells; (ii) producing bone or cartilage through the use of human mesenchymal stem cells; (iii) repairing connective tissue damage through the use of human mesenchymal stem cells; (iv) isolated human mesenchymal stem cells transfected with genetic material for potential use in gene therapy;
(v) certain antibodies against human osteogenic cells and the use thereof. The Company also owns or has licenses to over thirty-five United States and foreign patent applications directed to MSC technology.

    The Company also relies on trade secrets and unpatentable know-how which it seeks to protect, in part, by confidentiality agreements. It is the Company's policy to require its officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The Company also requires signed confidentiality or material transfer agreements from any company that is to receive its confidential data. In the case of employees, consultants and contractors, the agreements generally provide that all inventions conceived by the individual while rendering services to the Company shall be assigned to the Company as the exclusive property of the Company. There can be no assurance, however, that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors. See "Risk Factors--Patents and Proprietary Rights."

COMPETITION

    The Company is developing products that compete with existing products and may compete with products being developed by other companies. Competition in the development of human therapeutics is particularly intense and includes many large pharmaceutical and medical device companies, biopharmaceutical companies, specialized biotechnology firms, universities and other research institutions. Some of these competitors have extensive financial, marketing and human resources which give them a significant competitive advantage. Pharmaceutical companies have extensive experience in conducting human clinical trials, in obtaining regulatory approval to market products and in large-scale manufacturing. Other biopharmaceutical companies also have more resources and experience in these areas than the Company. A number of pharmaceutical companies have entered or expanded their presence in biotechnology by collaborating with these companies.

    The technology underlying the development of human therapeutic products is expected to continue to undergo rapid and significant advancement and change. In the future, the Company's technological and commercial success will be based on its ability to develop proprietary positions in key scientific areas and efficiently evaluate potential product opportunities.

    The Company's products may compete directly with various morphogenic proteins (I.E., growth factors) being developed by certain companies for the repair of musculoskeletal tissue. Genetics Institute, Inc., Chiron Corporation, Genentech, Inc., Creative BioMolecules, Inc. and Amgen Inc. are developing recombinant morphogenic proteins for enhancing or augmenting the repair of musculoskeletal defects. In addition, the Company believes that a number of pharmaceutical companies, such as Bristol-Myers Squibb Company, Merck & Co., Inc., Rhone-Poulenc Rorer Inc., Eli Lilly & Company and SmithKline Beecham Plc, are developing other recombinant human proteins (primarily growth factors) for use in the repair of musculoskeletal defects.

    Other products and therapies that may compete with the Company's MSC products include various bone fill or bone replacement products such as demineralized bone matrix, hydroxyapatite and tricalcium phosphate ceramics.

    Certain companies, such as Osteotech, Inc., CryoLife, Inc. and LifeCell Corporation, are processing allograft musculoskeletal tissues and derivative products for the repair of tissue defects. While these products have proven to be effective in treating certain musculoskeletal injuries, their widespread use may be limited by availability of cadaver donor tissue. Other companies utilize electrical or ultrasonic stimulation devices to augment the repair of fractures-at-risk and bone non-unions.

    In the area of soft tissue repair, companies such as Advanced Tissue Sciences, Inc., Integra LifeSciences Corporation, Genzyme Corporation (Tissue Repair Division) and Organogenesis Inc. are pursuing projects to develop products for cartilage repair, with or without the inclusion of cultured chondrocytes. The Company believes that these approaches will not be as effective as MSC products because, unlike MSCs, they may not form the proper extracellular matrix characteristic of normal tissue formed from stem cells.

    A number of biotechnology and pharmaceutical companies are pursuing the development of recombinant growth factors and hormones for the treatment of osteoporosis. These companies include Chiron Corporation, Amgen Inc., Creative BioMolecules, Inc., Genetics Institute, Inc. and others. Other major pharmaceutical companies have developed or are pursuing the development of traditional drugs for the prevention of osteoporosis. The Company believes that it is the only company seeking to develop an autologous cell-based osteoporosis treatment for the regeneration of bone to reverse the course of bone loss.

    In addition to competing with pharmaceutical and biotechnology companies, the Company's products and technologies will also compete with those developed by academic institutions, governmental agencies and other public organizations conducting research that may discover new therapies, seek patent protection or establish collaborative arrangements for product research.

    The Company believes that in addition to patent position, efficacy and price, the timing of a product's introduction may be a major factor in determining eventual commercial success and profitability. Early entry may have important advantages in gaining product acceptance and market share. Accordingly, the relative speed with which the Company can complete preclinical and clinical testing, obtain regulatory approvals and supply commercial quantities of the product is expected to have an important impact on the Company's competitive position, both in the United States and international markets. Other companies may succeed in developing similar products that are introduced earlier, are more effective or are produced and marketed more effectively. There can be no assurance that research and development by others will not render any of the Company's products obsolete or noncompetitive. See "Risk Factors--Rapid Technological Change; Competition."

SALES AND MARKETING

    The Company's strategy is to market products through large pharmaceutical, medical device or biotechnology companies. Implementation will depend in large part on the market potential of any products the Company develops as well as on the Company's financial resources. Novartis has the worldwide right to market future products, if any, resulting from the collaboration with the Company with respect to osteoporosis, osteoarthritis, cartilage repair and selected gene therapy applications. The Company does not expect to have a direct sales capability for at least the next several years. For the foreseeable future, the Company plans to focus its activities on the research, development and manufacturing of multiple products from its broad MSC technology platform.

MANUFACTURING

    The Company has completed construction of a 1,300 square foot pilot manufacturing plant at its facility in Baltimore, Maryland, for use in its planned human clinical trials for MSC products. The Company is pursuing the validation and certification of the facility by the FDA for use as a clinical cell processing facility. As such, the facility will be subjected to regulation by the FDA under current and planned GMP procedures for the operation of a cell processing facility. There can be no assurance that the facility will be validated or approved for the manufacture of MSC products for clinical use. In addition, the Company will be required to develop a production scale processing facility for the manufacture of products, if any are developed, for its MSC technologies. The inability to finance, validate or manufacture any MSC product could adversely affect the Company's ability to develop and deliver commercially feasible products on a timely and competitive basis. See "Risk Factors--Lack of Manufacturing, Marketing or Sales Capabilities."

GOVERNMENT REGULATION

    Biological products, medical devices, combination products and human tissue products, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. If these products are marketed outside the U.S., they also are subject to export requirements and to regulation by foreign governments. The applicable regulatory clearance process, which must be completed prior to the commercialization of a product, is lengthy and expensive. There can be no assurance that the Company or its collaborative partners will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of the Company's products under development. Delays in or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company.

    The FDA requirements for the Company's products under development will vary depending upon whether the product is regulated as a biological product, medical device, combination product or cellular or tissue-based product. Because the Company is still at the early stages of product development and because certain FDA policies with regard to tissue products are still evolving, it is not possible to determine which statutory and regulatory requirements will apply to any products eventually developed by the Company. It is not possible at the present time to predict either the timeframe for completion of various regulatory initiatives which could affect the Company's future products, or the ultimate effect that they could have, if any, on the products under development by the Company.

    Furthermore, it is uncertain if and when the Company or its corporate collaborators will submit any applications, if required, for any of its cell therapy products and biopharmaceuticals under development for any indications. There can be no assurance that any studies will be completed or, if completed, will demonstrate that the products are safe and effective for their intended uses, or that approval, if required, will be granted by the FDA or other comparable international agency on a timely basis, or at all, for any of these products for any studied indications. Failure of the Company or its corporate collaborators to obtain any required marketing approval of any of its products would have a material adverse effect on the Company.

    FDA PROPOSED REGULATION OF HUMAN CELLULAR AND TISSUE-BASED PRODUCTS

    In March 1997, the FDA proposed a comprehensive framework for the regulation of human cellular and tissue-based products ("FDA's Proposed Approach to Regulation of Cellular and Tissue-Based Products"). Although this announcement represents the FDA's current view in this area of regulation, it is only at the proposed stage and there is no assurance that this is the framework the agency ultimately will adopt. If this proposal is implemented, it may apply to some of the Company's cell therapy products and biopharmaceuticals. The products for which it does not apply will be regulated under the FDA's biological product, medical device and combination product laws and regulations.

    The FDA's Proposed Approach to Regulation of Cellular and Tissue-Based Products would subject human cell and tissue products to a tiered approach to regulation. The level of regulation will depend on the level of risk posed by the product. Under this proposed scheme, disease screening, testing and manufacturing under "Good Tissue Practices" ("GTPs") would be recommended for tissue that is processed only through minimal manipulation. Minimally processed structural tissue (E.G., ligaments, bones, cartilage, tendons) used for its normal function and having no non-tissue parts would be subject to GTPs, but would not require a premarket approval submission to the FDA. Metabolic tissue (I.E., tissue that affects the function of the entire body) that has been manipulated, or is used for other than its normal function, or has nontissue parts, would be subject to more comprehensive processing controls than GTPs, and premarket approval by the FDA would be required. Given the nature of the Company's products, premarket approval is likely to be required for the Company's cell therapy products and biopharmaceuticals under development. If premarket approval is required, the standard for effectiveness would be consistent with that required for comparable medical devices and biological product approvals.

    Certain of the Company's cell therapy products under development utilize autologous MSCs taken from a patient and isolated, purified and expanded IN VITRO using the Company's proprietary process. After expansion, the cells are transplanted back to the same patient to regenerate injured or defective tissue. The FDA currently considers the isolation, purification and expansion processes as more than minimal manipulation and is likely to require that a Biologic License Application ("BLA") under the FDA's biological product regulations be filed for MSC products. See "--Regulation of Biological Products."

    ORPHAN PRODUCT STATUS

    The Company may seek orphan product designation for certain cell therapy products intended for low incidence (fewer than 200,000 patients) indications. Before a product can receive marketing exclusivity associated with orphan product status, it must receive orphan product designation. If a product receives such designation and it is the first FDA-approved application for the specified indication, the applicant would receive seven years of marketing exclusivity. The Company or its collaborative partners ultimately may not seek orphan product designation. Further, if such designation is sought, the FDA may not grant it. Moreover, other companies also may receive orphan designation and obtain FDA marketing approval first. If this occurs and another company receives seven-year marketing exclusivity for the same product, the Company and its collaborative partners would not be permitted to market its product in the U.S. during the exclusivity period. If the FDA regulates the product as a cell, tissue or medical device rather than as a biological, the product would not be eligible for orphan drug designation, approval or exclusivity.

    REGULATION OF BIOLOGICAL PRODUCTS

    Some of the Company's cell therapy products and biopharmaceuticals may be subject to the biological product regulations. During their clinical development, biological products are regulated pursuant to IND requirements. Product development and approval takes a number of years, involves the expenditure of substantial resources and is uncertain. Many biological products that appear promising ultimately do not reach the market because they cannot meet FDA or other regulatory requirements. In addition, there can be no assurance that the current regulatory framework will not change through regulatory, legislative or judicial actions or that additional regulation will not arise during the Company's product development that may affect approval, delay the submission or review of an application, if required, or require additional expenditures by the Company.

    The activities required before a new biological product may be approved for marketing in the U.S. primarily begin with preclinical testing, which includes laboratory evaluation and animal studies to assess the potential safety and efficacy of the product as formulated. Results of preclinical studies are summarized in an IND application to the FDA. Human clinical trials may begin 30 days following submission of an IND application, unless the FDA requires additional time to review the application.

    Clinical testing involves the administration of the biological product to healthy human volunteers or to patients under the supervision of a qualified principal investigator, usually a physician, pursuant to an FDA-reviewed protocol. Each clinical study is conducted under the auspices of an institutional review board ("IRB") at each of the institutions at which the study will be conducted. A clinical plan, or "protocol," accompanied by the approval of an IRB, must be submitted to the FDA prior to commencement of each clinical trial. Human clinical trials are conducted typically in three sequential phases. Phase I trials consist of, primarily, testing the product's safety in a small number of patients or healthy volunteers. In Phase II, the safety and efficacy of the product is evaluated in a patient population. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed sites. The FDA may order the temporary or permanent discontinuance of a preclinical or clinical trial at any time for a variety of reasons, particularly if safety concerns exist.

    A company seeking FDA approval to market a biological product must file a BLA. In addition to reports of the preclinical and human clinical trials conducted under the FDA-approved IND application, the BLA includes evidence of the product's safety, purity, potency and efficacy, as well as manufacturing, product identification and other information. Submission of a BLA does not assure FDA approval for marketing. The application review process generally takes one to three years to complete, although reviews of drugs and biological products for life-threatening diseases may be accelerated or expedited. However, the process may take substantially longer.

    The FDA requires at least one and often two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. However, additional information may be required. Notwithstanding the submission of such data, the FDA ultimately may decide that the BLA does not satisfy the regulatory criteria for approval and not approve the application. The FDA may impose post-approval obligations, such as additional clinical tests following BLA approval to confirm safety and efficacy (Phase IV human clinical trials). The FDA may, in some circumstances, also impose restrictions on the use of the biological product that may be difficult and expensive to administer. Further, the FDA requires reporting of certain safety and other information that becomes known to a manufacturer of an approved biological product. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market.

    Prior to approving an application, the FDA will inspect the prospective manufacturer to ensure that the manufacturer conforms to the FDA's current Good Manufacturing Practices ("GMP") regulations. To comply with the GMP regulations, manufacturers must expend time, money and effort in product recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities in the U.S. and abroad in order to assure compliance with applicable GMP requirements. Failure of the Company to comply with the FDA's GMP regulations or other FDA regulatory requirements could have a significant adverse effect on the Company.

    After a product is approved for a given indication in a BLA, subsequent new indications or dosage levels for the same product are reviewed by the FDA via the filing and approval of a BLA supplement. The BLA supplement is more focused than the BLA and deals primarily with safety and effectiveness data related to the new indication or dosage. The Company will be required to comply with certain post-approval obligations, such as compliance with GMPs.

    REGULATION OF COMBINATION PRODUCTS

    Some of the cell therapy products which the Company intends to develop may be regulated as combination biological product/medical devices. The cellular therapy products, which the Company anticipates will include both MSCs and biomatrices, may be considered combination biological/medical devices. If a product is a combination product, in most instances a single application will be filed with the FDA and one center at the FDA (E.G., the Center for Biologics Evaluation and Research) will have primary jurisdiction over the application. The application may contain both a medical device premarket approval ("PMA") application and a BLA. Accordingly, both sets of applicable regulations to the product (E.G., the biological products laws and regulations and, as described in detail below, the medical device laws and regulations) may be applied to the combination product.

    REGULATION OF MEDICAL DEVICES

    If a product contains a device as part of a combination product, the Company and/or its collaborative partners will need to obtain premarket clearance or PMA for the device component from the FDA under the medical device authorities of the FDC Act. In general, companies are required to obtain clearance of a premarket notification ("510(k) notification") submission or approval of a PMA application from the FDA before it begins to market a medical device in the United States.

    If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed predicate device, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k) notification. If a manufacturer of a medical device cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the manufacturer must seek PMA of the proposed device from the FDA through the submission of a PMA application. A PMA application, like a BLA, must be supported by extensive data, including preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. If human clinical trials of a device are required and the device presents a "significant risk," the manufacturer of the device must file an investigational device exemption ("IDE") application prior to commencing human clinical trials.

    Following receipt of the PMA application, if the FDA determines that the application is sufficiently complete to permit a substantive review, the agency will "file" the application. Once the submission is filed, the FDA begins a review of the PMA application. The FDA has 180 days to review a PMA application, although the reviews of such applications more often occur over a significantly protracted time period of two years or more from the date of filing.

    During the review of a PMA application, an advisory committee likely will be convened to review and evaluate the application. Although the committee's recommendation is not binding on the agency, the vote likely will influence the agency's decision. In addition, prior to approval, the FDA will inspect the manufacturing facility to ensure compliance with the FDA quality system regulations for medical devices. If granted, the PMA may include significant limitations on the indicated uses for which the product may be marketed, and the agency may require post-marketing studies of the device. The FDA also requires reporting of certain safety and other information that becomes known to the manufacturer.

    FOREIGN REQUIREMENTS

    Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval. The export of unapproved products also is subject to FDA regulation.

    OTHER REGULATIONS

    The Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. In addition, advertising and promotional materials relating to biological products and medical devices are, in certain instances, subject to regulation by the Federal Trade Commission or the FDA. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a materially adverse effect upon the Company's ability to do business.

PERSONNEL

    The Company currently has 69 full-time employees and one part-time employee, of which 60 are engaged in research and development activities (25 with M.D., Ph.D. or D.V.M. degrees) and the remainder in general and administrative functions. The Company plans to hire up to 40 additional research and administrative personnel by the end of 1997, in part to meet the contractual requirements of the Novartis, DARPA and SBIR research agreements. None of the Company's employees are covered by collective bargaining agreements and management considers relations with its employees to be good.

FACILITIES

    The Company entered into a Sublease Agreement with the Maryland Economic Development Corporation to lease its principal offices and laboratories in the Fells Point area of Baltimore's Inner Harbor. Under terms of the Sublease Agreement, the State of Maryland provided grants, guaranteed renovation loans and bond financing of approximately $4,700,000 to construct 30,000 square feet of office and wet lab facilities. The Company has the right to lease 50,000 square feet or more of expansion space and to purchase the building (approximately 185,000 square feet) under certain circumstances. The State of Maryland has committed its best efforts to arrange additional expansion financing for the Company of up to $7,000,000.

    In June 1997, the Company completed construction of a pilot processing facility to provide MSC isolation, culturing and processing services to support the Company's plans for human clinical studies for bone marrow stroma reconstitution and other clinical studies over the next several years. The Company has initiated validation procedures for its newly constructed pilot plant for the production of autologous MSCs for human clinical trials and plans to seek FDA certification for the facility in late 1997. This facility, located within the Company's principal laboratory and office facility, will have the ability to handle multiple clinical trials and has a capacity of approximately 300 patients per year, which the Company expects will increase with improvements in MSC culture-expansion techniques.

LEGAL PROCEEDINGS

    The Company is not party to any material legal proceedings, although from time to time it may become involved in disputes in connection with the operation of its business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, KEY EMPLOYEES AND CONSULTANTS

    The following table sets forth certain information regarding the Company's directors, executive officers, key employees and consultants:

NAME                                             AGE     POSITION
--------------------------------------------  ---------  --------------------------------------------

EXECUTIVE OFFICERS AND DIRECTORS

Max Link, Ph.D. (1)(2)(3)...................     56      Chairman of the Board

James S. Burns (1)..........................     50      President, Chief Executive Officer and
                                                           Director

Daniel R. Marshak, Ph.D.....................     40      Senior Vice President, Research and
                                                           Development and Chief Technology Officer

Michael J. Demchuk, Jr......................     42      Vice President & Chief Financial Officer and
                                                           Secretary

David J. Fink, Ph.D.........................     53      Vice President, International Technology
                                                           Development

Stephen L. Gordon, Ph.D.....................     52      Vice President, Advanced Technology
                                                           Development

Jack L. Bowman..............................     64      Director

Peter Friedli (1)(2)(3).....................     43      Director and Consultant

Mark Novitch, M.D...........................     65      Director

OTHER KEY EMPLOYEES AND CONSULTANTS

Stewart Craig, Ph.D.........................     36      Vice President, Product & Process
                                                           Development

Ernst B. Hunziker, M.D......................     49      Executive Director, Orthopaedic Research

Scott P. Bruder, M.D., Ph.D.................     35      Director, Bone Regeneration

Mark A. Thiede, Ph.D........................     41      Director, Cancer & Metabolic Bone Disease

Randell G. Young, D.V.M.....................     39      Associate Director, Tendon & Preclinical
                                                           Studies

Frank P. Barry, Ph.D........................     39      Associate Director, Cartilage Research &
                                                           Analytical Biochemistry

Joseph P. Mosca, Ph.D. .....................     43      Associate Director, Immunology & Gene
                                                           Therapy

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    EXECUTIVE OFFICERS AND DIRECTORS

    MAX LINK, PH.D., has been Chairman of the Board since December 1994. Dr. Link has extensive experience in pharmaceutical and biotechnology management, with particular emphasis on the creation of major transplant and immune therapy businesses based on stem cells, immunosuppressants for organ and tissue transplants and monoclonal antibodies. From 1993 to 1994, he was the Chief Executive Officer of Corange, Limited/Boehringer Mannheim (U.K.), a diversified, multinational health care company with major market positions in biopharmaceuticals, therapeutics, clinical diagnostics and orthopaedic devices. From 1987 to 1993, Dr. Link was the Chief Executive Officer and subsequently the Chairman of Sandoz Pharma Ltd., based in Basel, Switzerland, a worldwide developer and marketer of pharmaceuticals, particularly transplant pharmaceuticals. Prior thereto, Dr. Link was President and Chief Executive Officer of Sandoz, Inc., the U.S. subsidiary of Sandoz AG. Dr. Link currently serves on the Boards of Directors of Procept, Inc. and Protein Design Labs, Inc. Dr. Link received his Ph.D. in Economics from St. Gallen University in Switzerland.

    JAMES S. BURNS is a founder of the Company and has served as President and Chief Executive Officer since its inception in December 1992. Mr. Burns has extensive experience in founding, managing and funding new companies based on biomedical science. Prior to founding the Company, he was the Vice Chairman of HealthCare Investment Corporation and was a founding general partner of HealthCare Ventures, L.P., venture capital funds specializing in forming new health care product and service companies. Previously, Mr. Burns was Group President of Becton Dickinson and Company, responsible for biotechnology and emerging health care businesses. He also served as Vice President and Partner for Technology Management Services at Booz Allen & Hamilton, Inc., a multinational management consulting firm. He earned his B.S. and M.S. degrees in Biological Sciences from the University of Illinois and an M.B.A. from DePaul University.

    DANIEL R. MARSHAK, PH.D., has served as the Company's Senior Vice President, Research and Development and Chief Technology Officer since October 1994. From April 1986 until October 1994, Dr. Marshak was Senior Staff Investigator at the Cold Spring Harbor Laboratory, Cold Spring Harbor, New York. He also served as Assistant Professor, Department of Physiology & Biophysics, School of Medicine, State University of New York at Stony Brook and Assistant Professor, Departments of Biochemistry & Cell Biology, Graduate School, State University of New York. Dr. Marshak has extensive research experience in the isolation, purification, cloning and characterization of cells and signal transduction molecules involved in cancer and neurological disorders. Dr. Marshak received his B.S. from Harvard University and his Ph.D. from the Rockefeller University.

    MICHAEL J. DEMCHUK, JR., has served as the Company's Vice President & Chief Financial Officer and Secretary since November 1996. Mr. Demchuk has extensive experience in the financial and administrative management of emerging life science and health care service companies. From February 1995 until October 1996, Mr. Demchuk was Vice-President--Acquisitions for Integrated Health Services, Inc., a national post-acute health care services provider. From September 1992 until January 1995, he served as Vice President and Chief Financial Officer for Gliatech, Inc., a company engaged in the development of products for the prevention of surgical adhesions and central nervous system disorders. He has also served as the Vice President and Chief Financial Officer for Nova Pharmaceutical Corporation, a bio-pharmaceutical research and development company focused on drugs for treating inflammatory and neurological disorders. Mr. Demchuk is a certified public accountant and received his B.S. in Business Administration from the University of Maryland.

    DAVID J. FINK, PH.D., has served as Vice President, International Technology Development since June 1997 having previously served as the Vice President of Osiris Research, Inc. since December 1994 and as Director, Biomatrix Development, since January 1993. He is also Adjunct Assistant Professor in the Department of Biology at Case Western Reserve University. Dr. Fink has served as President of Bio-

Integration Incorporated and was previously President of CollaTek, Inc. which developed a novel processing technology for manufacturing medical implant devices from biopolymers. Dr. Fink was previously a research manager at the Battelle Columbus Division where he managed or participated in over 100 research projects. Dr. Fink received his Ph.D. in Chemical Engineering from the University of Michigan.

    STEPHEN L. GORDON, PH.D., has served as Vice President for Advanced Technology Development since July 1995, responsible for academic collaborations, seeking external support of specific research projects and managing grant research programs at the Company. From 1979 until 1995, Dr. Gordon served as the Chief, Musculoskeletal Diseases Branch, of the National Institute of Arthritis and Musculoskeletal and Skin Diseases. He managed, planned, developed and evaluated a large grant portfolio in orthopaedic and related research. Dr. Gordon received his B.S., M.S. and Ph.D. from Drexel University.

    JACK L. BOWMAN has been a Director since June 1997. Mr. Bowman has extensive prior experience as a senior executive in multinational health care companies, with particular emphasis on ethical and OTC pharmaceuticals, clinical diagnostics and medical devices. From 1987 to 1994, he was Group Chairman of Johnson & Johnson, responsible for much of its global pharmaceutical, diagnostic and OTC businesses. From 1980 to 1987, Mr. Bowman served as Executive Vice President of American Cyanamid and as President of its Lederle Laboratories Division. Prior thereto, he served as the Executive Vice President, Pharmaceutical Division of the Ciba-Geigy Corporation. Mr. Bowman is a Director of NeoRx Corporation, Cell Therapeutics, Inc., CytRx Corporation, Targeted Genetics Corporation and Cellegy Pharmaceuticals, Inc. Mr. Bowman received his B.A. in Education and is a graduate of the Stanford University Senior Executive and Financial Management Programs.

    PETER FRIEDLI, a director of the Company, has been a principal of the investment banking firm Friedli Corporate Finance, Inc. since 1986. He worked in the field of international management consulting for service and industrial companies in Europe and the United States from 1978 until 1986. He has over a decade of experience as an independent investment manager in corporate finance and has successfully managed various venture investment companies in the United States. Mr. Friedli is actively involved in the management of several public and private companies and serves on the Boards of Directors of five of those private companies.

    MARK NOVITCH, M.D., retired in December 1993 as Vice Chairman of The Upjohn Company, where he was responsible for pharmaceutical control, regulatory affairs, strategy and planning, business development, legal, government affairs and public relations. Dr. Novitch also previously served as Executive Vice President and as Senior Vice President, Science Administration at The Upjohn Company. Prior thereto, Dr. Novitch served as Acting Commissioner and as Deputy Commissioner of the FDA. He has also served as Associate Commissioner for Health Affairs and as a Federal Executive Fellow at the Brookings Institution. Presently, Dr. Novitch serves as Adjunct Professor of Health Care Sciences at George Washington University. Dr. Novitch was the recipient of the FDA Award of Merit and the Presidential Meritorious Executive Award. Dr. Novitch serves on the Boards of Directors of Alteon, Inc., Calypte Biomedical Corporation, Guidant Corporation, Kos Pharmaceuticals, Inc. and Neurogen Corporation. He received an A.B. from Yale University and an M.D. from New York Medical College.

    OTHER KEY EMPLOYEES AND CONSULTANTS

    STEWART CRAIG, PH.D., is Vice President, Product & Process Development. Prior to joining Osiris, from June 1995 to June 1996 Dr. Craig served as Vice President, Product & Process Development and Quality Compliance and from January 1994 to June 1995 as Director of Protein Chemistry at Systemix Inc., a hematopoietic stem cell therapy company. At SyStemix, Dr. Craig was responsible for managing the development of methods, devices and controls for the isolation, analysis and EX VIVO manipulation of hematopoietic stem cells for clinical application. From 1987 through 1993, Dr. Craig served in various research and development positions at British Biotech Pharmaceuticals Ltd., Oxford, England, working on design, purification and characterization of various recombinant cytokine, growth factor and thrombolytic protein molecules. Dr. Craig received his B.Sc. in Biochemistry and Ph.D. in Physical Biochemistry from the University of Newcastle Upon Tyne, UK.

    ERNST B. HUNZIKER, M.D., is Executive Director, Orthopaedic Research, responsible for the Company's research programs in cartilage regeneration, bone regeneration and osteoarthritis. He is also a member of the osteoporosis and tendon program teams. Since 1989, Dr. Hunziker has served as Professor of Biomechanics and Director of the M. E. Muller Institute for Biomechanics at the University of Bern, Switzerland. Dr. Hunziker is the author of many studies covering the structure, function and repair of cartilage and bone. He is the Co-Chairman of the Swiss Connective Tissue Society and serves on the Editorial Boards of the Journal of Bone and Joint Surgery (U.S.) and the Journal of Histochemistry and Cell Biology. Dr. Hunziker received his M.D. degree from the University of Bern.

    SCOTT P. BRUDER, M.D., PH.D., has been Senior Research Scientist and Director, Bone Regeneration, responsible for establishing cell biology and biochemical assay methods for the isolation and purification of mesenchymal stem cells, as well as the Company's research efforts in bone regeneration products since February 1994. Dr. Bruder is also Adjunct Assistant Professor in the Department of Orthopaedics at CWRU. He completed a medical internship and was pursuing an ophthalmology residency prior to joining Osiris. Dr. Bruder received his M.D. and Ph.D. degrees from CWRU.

    MARK A. THIEDE, PH.D., has been a Senior Research Scientist with the Company since October 1994 and is presently Director, Cancer & Metabolic Bone Disease, responsible for the development of MSC products used in bone marrow stroma regeneration and osteoporosis. Dr. Thiede also leads the Company's program to identify mesengenotrophic agents produced by hematopoietic cells. From 1991 until joining the Company, Dr. Thiede was a Senior Research Scientist with the Osteoporosis Group at Pfizer Central Research where he designed and implemented preclinical IN VIVO studies which provided molecular profiles of promising drug discovery candidates. Prior thereto, Dr. Thiede completed a postdoctoral fellowship with the Osteoporosis and Bone Biology Group at Merck Sharp and Dohme Research Laboratories and remained on thereafter as a Senior Research Biochemist. Dr. Thiede received his Ph.D. in Molecular Biology from the University of Connecticut Health Center.

    RANDELL G. YOUNG, D.V.M., has been a Senior Research Scientist since November 1993 and has served as Associate Director, Tendon & Preclinical Studies since July 1997. Dr. Young previously served as a Senior Research Associate in the Skeletal Research Center at CWRU from 1991 to November 1993, where he was responsible for designing and implementing the various animal protocols used to test the role of mesenchymal stem cell transplants for cartilage, tendon, ligament, bone and muscle disorders. Dr. Young is also a principal veterinary surgeon involved in collaborative research programs with the Department of Orthopaedics at the University Hospitals of Cleveland. He received his D.V.M. degree from Ohio State University.

    FRANK P. BARRY, PH.D., has served as a Senior Research Scientist since October 1994 and has served since July 1997 as Associate Director, Cartilage Research & Analytical Biochemistry, responsible for the development of biomatrix materials for use in mesenchymal stem cell implants, with particular emphasis on cartilage regeneration. From 1992 until joining the Company, Dr. Barry was a Research Fellow at Shriners Hospital for Crippled Children, Tampa, Florida, and Assistant Professor in Biochemistry and Molecular Biology at the University of South Florida College of Medicine. Prior thereto, he was a College Lecturer in Biochemistry at the National University of Ireland, preceded by research studies at the Kennedy Institute of Rheumatology in London, England. Dr. Barry received his Ph.D. from the National University of Ireland.

    JOSEPH P. MOSCA, PH.D., has served as Senior Research Scientist since January 1996 and has served since July 1997 as Associate Director, Immunology & Gene Therapy, responsible for human mesenchymal stem cell surface expression, MSC interactions with hematopoietic progenitor cells as related to the use of the MSC as an antigen presenting cell. Before joining Osiris, Dr. Mosca spent seven years as Principal Investigator at the Henry M. Jackson Foundation. Previous to that, Dr. Mosca was an Assistant Professor at The Johns Hopkins Oncology Center. Dr. Mosca has extensive research experience in interferon research, herpes virology, gene therapy at both the stromal and hematopoietic level, human immunodeficiency virus type-1 expression and inhibition, in addition to stimulation of T cells through the CD28 receptor. Dr. Mosca received his Ph.D. in Biochemistry from Temple University Medical Center in Philadelphia, and did his post-doctoral work at The Johns Hopkins University.

SCIENTIFIC ADVISORY BOARD AND CONSULTANTS

    Osiris has established a Scientific Advisory Board ("SAB") consisting of scientists and clinicians in the fields of cartilage regeneration, implantable biomaterials, orthopaedic surgery, osteoarthritis, cell biology, tissue biochemistry, cell cycle and differentiation, soft tissue medicine and molecular biology. The SAB and the Company's consultants evaluate projects and collaborations proposed by the Company's management, evaluate the Company's research programs, advise the Company with respect to MSC technology and related matters, and recommend personnel and academic and industry collaborations. The SAB members and consultants are as follows:

NAME                               POSITION/AFFILIATION                   AREA OF EXPERTISE
---------------------------------  -------------------------------------  ----------------------------

Victor M. Goldberg, M.D..........  Professor & Chairman,                  Orthopaedic Surgery and
                                   Department of Orthopaedics             Bio-Orthopaedics
                                   Case Western Reserve University

David L. Butler, Ph.D. ..........  Professor of Engineering               Orthopaedic Soft Tissue
                                   Mechanics and Biomedical Engineering   Biomechanics
                                   University of Cincinnati

Arnold I. Caplan, Ph.D. .........  Director of Skeletal Research Center   Developmental Biology and
                                   Professor of Biology, Biophysics and   MSC Research
                                   Physiology
                                   Case Western Reserve University

Curt I. Civin, M.D. .............  Director and King Fahd                 Stem Cell Regulation,
                                   Professor of Pediatric Oncology        Cancer & Transplantation
                                   The Johns Hopkins University

Stanton L. Gerson, M.D. .........  Professor and Director                 Bone Marrow Stroma
                                   Division of Hematology-Oncology        and Gene Therapy
                                   Case Western Reserve University

Dick K. Heinegard, M.D., Ph.D. ..  Professor of Physiological Chemistry   Cartilage Proteins and
                                   University of Lund, Sweden             Biochemistry

Daniel R. Marshak, Ph.D. ........  Senior Vice President,                 Cell and Molecular Biology,
                                   Research & Development                 Protein Chemistry and
                                   Osiris Therapeutics, Inc.              Cell Cycle Regulation

    VICTOR M. GOLDBERG, M.D., a founder of the Company, is Professor & Chairman, Department of Orthopaedics, Case Western Reserve University. He is also Director of the University Musculoskeletal Institute at the University Hospitals of Cleveland, one of the largest multidisciplinary academic clinical centers in the U.S. specializing in the entire range of bone, muscle, joint and spine disorders. Dr. Goldberg's research activity over the past two decades has involved the basic mechanisms of cartilage degeneration and repair, osteoarthritis progression, allograft bone and cartilage transplants. He has served as a member of the National Musculoskeletal NIH Study Section, the National Arthritis Advisory Board and as President of the Orthopaedic Research Society. Dr. Goldberg has twice received the Kappa Delta Award for Research Excellence in Orthopaedic Surgery from the American of Orthopaedic Surgeons.

    DAVID L. BUTLER, PH.D., is Professor of Engineering Mechanics and Biomedical Engineering, University of Cincinnati. Dr. Butler's research over the past twenty years has focused on the biomechanics of soft tissue, particularly, tendon, ligament and cartilage tissues. Dr. Butler has authored or co-authored over 150 publications dealing with the repair or replacement of tendon and ligaments after injury. He is a Founding Fellow of the American Institute of Medical and Biological Engineering. Dr. Butler is the recipient of numerous honors for his work in orthopaedic biomechanics, including the Kappa Delta Award from the American Academy of Orthopaedic Surgeons, the Cabaud Award from the American Orthopaedic Society of Sports Medicine and the Gustus L. Larson Memorial Award from the American Society of Mechanical Engineers.

    ARNOLD I. CAPLAN, PH.D., a founder of the Company, is Professor, Department of Biology; Professor of General Medical Sciences; Professor of Biophysics and Physiology; and Director of the Skeletal Research Center at Case Western Reserve University. For more than 20 years, Dr. Caplan has led the field of tissue embryogenesis, resulting in the identification and isolation of human mesenchymal stem cells in 1988. Dr. Caplan has been responsible for over $15 million in research grants focusing on the cellular mechanisms underlying the regeneration of bone, ligament, tendon and cartilage. Dr. Caplan is a recipient of the Elizabeth Winston Lanier/Kappa Delta Award given by the American Academy of Orthopaedic Surgeons for his pioneering work in MSCs.

    CURT I. CIVIN, M.D., is the Director and King Fahd Professor of Pediatric Oncology, The Johns Hopkins University and Medical Institutions. Dr. Civin has extensive research experience in hematopoietic stem cell biology, as well as in leukemia biology and monoclonal antibodies. His discovery of the CD34 monoclonal antibody pioneered hematopoietic stem cell purification for research and clinical stem cell transplants used in the treatment of cancer and selected inherited disorders and in gene therapy. Dr. Civin's current research focuses on the discovery and functional investigation of stem cell molecules involved in the developmental regulation of the hematopoietic and immune systems. His clinical practice is concentrated on the care of childhood cancers, with special focus on leukemia and bone marrow transplantation. Dr. Civin has served on numerous extramural research committees and corporate boards, and is the recipient of key honors such as Scholar of the Leukemia Society of America.

    STANTON L. GERSON, M.D., is Professor of Medicine, Director of the Division of Hematology-Oncology, Department of Medicine, Case Western Reserve University School of Medicine. Dr. Gerson has had extensive research and clinical experience in the treatment of leukemias/lymphomas and the protection of normal cells during treatment. He is also a principal investigator on the use of MSCs during bone marrow transplantation and their use as gene therapy for the treatment of single gene tissue disorders. Dr. Gerson is a member of the National Cancer Institute Gene Therapy Programs Review Committee and the National Cancer Institute Special Review Committee.

    DICK K. HEINEGARD, M.D., PH.D., is Chairman and Professor, Department of Medical and Physiological Chemistry at Lund University. Dr. Heinegard's extensive research has focused on the identification, purification and characterization of proteoglycans and matrix proteins from bone and cartilage, working toward determining the role of various matrix constituents in bone and cartilage matrix assembly/ disassembly. Of particular interest are several bone proteins which mediate bone resorption and turnover. Dr. Heinegard was the 1989 recipient of the Hilda and Alfred Erikssons prize for "contributions to the understanding of disease" by the Swedish Royal Academy of Sciences.

    DANIEL R. MARSHAK, PH.D., is described under "Executive Officers, Directors, Key Employees and Consultants" above.

BOARD DESIGNATION RIGHT OF NOVARTIS

    In connection with the Company's sale of 1,176,500 shares of Common Stock to Novartis, the Company agreed to use reasonable best efforts to cause, at the request of Novartis, the election to the Board of Directors a nominee of Novartis deemed reasonably acceptable by the Board of Directors. Novartis' right to nominate a representative to the Board of Directors expires upon the earlier of the termination of the Novartis Agreement or the first date following June 16, 2000 on which Novartis owns less than 4% of the Company's outstanding shares of Common Stock. In lieu of designating a nominee to the Board of Directors, Novartis may designate a representative, reasonably acceptable to the Company, who shall be permitted to attend meetings of the Board of Directors as an observer.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an Executive Committee which has the powers and authority of the full Board of Directors on all matters, except as those limited by law. Dr. Link, Mr. Friedli and Mr. Burns are the members of the Executive Committee. The Company has also established a Compensation Committee which is responsible for determining compensation for the Company's executive officers and administering the Stock Plan. Dr. Link and Mr. Friedli are the members of the Compensation Committee. The Company has also established an Audit Committee of non-employee directors which is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. Dr. Link and Mr. Friedli are the members of the Audit Committee.

COMPENSATION OF DIRECTORS

    Directors of the Company do not receive cash for their services. However, directors who are not employees of the Company receive an initial grant of options under the Stock Plan to purchase 18,750 shares of Common Stock vesting over a three-year period and receive grants of 500 shares of Common Stock for each Board meeting that they attend. An aggregate of 20,000 shares of Common Stock have been granted to date to the directors pursuant to such arrangements. No other non-cash compensation was paid to directors of the Company in their capacities as directors during 1996. For a discussion of certain consulting arrangements between the Company and Dr. Link and Mr. Friedli, respectively, see "-- Compensation Committee Interlocks and Insider Participation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dr. Link and Mr. Friedli served as members of the Company's Compensation Committee during 1996. In November 1994, the Company and Dr. Link entered into a consulting agreement (the "Link Agreement") pursuant to which the Company agreed to retain Dr. Link to provide business and financial advisory services for a three-year term and to serve as the Company's Chairman of the Board. Under the terms of the Link Agreement, Dr. Link purchased 80,000 shares of Common Stock for a purchase price of $0.34 per share and purchased 52,550 shares of Series D Preferred Stock at $2.55 per share. Of such shares of Common Stock, 10,000 were issued without vesting restrictions and the remaining vest over three years and upon the satisfaction of certain performance milestones. The Company expects that all outstanding shares of Series D Preferred Stock will convert into Common Stock upon completion of the Offering.

    In November 1995, the Company and Friedli Corporate Finance AG ("Friedli AG") entered into a Consulting Agreement (the "Friedli AG Agreement") pursuant to which the Company agreed to retain Friedli AG to provide business and financial advisory services for a seven-year term. In consideration of the services provided by Friedli AG, the Company pays a fee of $4,000 per month and will also pay for certain expenses of Friedli AG, up to $15,000 per year. In addition, pursuant to the Friedli AG Agreement, the Company granted to Friedli AG a pre-emptive right to purchase up to 10% of the shares offered by the Company in its initial public offering at the price to the public of such offering. Accordingly, 350,000 shares (and 10% of any shares purchased upon exercise of the Underwriters' over-allotment option) of Common Stock will be offered to Friedli AG in this Offering. See "Underwriting." Mr. Friedli and certain related entities also have purchased securities in various private placements by the Company since 1993.

    In connection with the 1995 Private Placement Offering of Series D Preferred Stock, the Company sold, for nominal consideration, warrants to purchase from the Company 226,627 shares of Common Stock at an exercise price of $3.00 per share pursuant to an agreement with Friedli AG. A total of 151,947 warrants will be exercisable until December 1, 2002, and 74,680 will be exercisable until January 1, 2003.

    In connection with the 1996 Series E Preferred Stock sale, the Company sold, for nominal consideration, warrants to purchase from the Company 86,675 shares of Common Stock at an exercise price of $4.50 per share pursuant to a placement agency agreement with Friedli AG. Such warrants will be exercisable until January 1, 2003.

EXECUTIVE COMPENSATION

    The following table summarizes the 1996 compensation paid to or earned by the Company's Chief Executive Officer and the only other executive officer whose salary and bonus for services rendered in all capacities to the Company during 1996 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                                                -----------------
                                                           ANNUAL COMPENSATION                       AWARDS
                                           ---------------------------------------------------  -----------------
                                                         OTHER ANNUAL          ALL OTHER        SECURITIES UNDER-
NAME AND PRINCIPAL POSITION(S)             SALARY ($)  COMPENSATION ($)  COMPENSATION ($) (1)   LYING OPTIONS (#)
-----------------------------------------  ----------  ----------------  ---------------------  -----------------

James S. Burns...........................  $  250,000         --               $   3,264               --
President and Chief
  Executive Officer

Daniel R. Marshak, Ph.D..................     161,343     $   18,500(2)            1,535               25,000
Senior Vice President,
  Research and Development

------------------------

(1) These amounts represent the premium for life insurance policies which the Company maintains on Mr. Burns and Dr. Marshak for the benefit of their designees.

(2) This amount represents the forgiveness of a portion of a $50,000 loan to Dr. Marshak for the relocation of his residence pursuant to his employment agreement and an automobile allowance of $500 per month.

    1996 OPTION GRANTS

    The following table contains information about stock option grants to the Named Executive Officers in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                              POTENTIAL REALIZABLE
                                                                                                                    VALUE AT
                                                                                                              ASSUMED ANNUAL RATES
                                                                                                                 OF STOCK PRICE
                                                                                                                  APPRECIATION
                                                             PERCENTAGE OF TOTAL                                   FOR OPTION
                                         NUMBER OF             OPTIONS GRANTED                                      TERM (3)
                                   SECURITIES UNDERLYING       TO EMPLOYEES IN       EXERCISE    EXPIRATION   --------------------
NAME                                OPTIONS GRANTED (1)          FISCAL YEAR         PRICE (2)      DATE         5%         10%
--------------------------------  -----------------------  -----------------------  -----------  -----------  ---------  ---------

Daniel R. Marshak, Ph.D.........            25,000                        8%         $    0.80     3/8/2006   $  12,578  $  31,875

------------------------

(1) The option vested 20% immediately and the remaining 80% vest in four equal annual installments beginning on March 8, 1997.

(2) The exercise price of the option is equal to the fair market value of the underlying shares of Common Stock on the date of grant, as determined by the Board of Directors.

(3) The 5% and 10% assumed rates of appreciation are established by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

    OPTION EXERCISES AND YEAR-END VALUES

    The following table provides information about the exercise of options by the Named Executive Officers during 1996 and the number and value of options held by the Named Executive Officers at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                                                                           IN-THE-MONEY
                                                                                  NUMBER OF SECURITIES     OPTIONS AT
                                                                                 UNDERLYING UNEXERCISED      FISCAL
                                                                                   OPTIONS AT FISCAL        YEAR END
                                                  SHARES                                YEAR END               (1)
                                                ACQUIRED ON         VALUE      --------------------------  -----------
NAME                                             EXERCISE         REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE
-------------------------------------------  -----------------  -------------  -----------  -------------  -----------

Daniel R. Marshak, Ph.D....................         --               --            10,000        15,000     $  10,000


NAME                                         UNEXERCISABLE
-------------------------------------------  -------------
Daniel R. Marshak, Ph.D....................   $    15,000

------------------------

(1) The option value represents the fair market value of the underlying securities on December 31, 1996 minus the aggregate exercise price of the option. For purposes of this calculation, a fair market value of $1.80 per share was used, the fair market value of the securities on December 31, 1996 as determined by the Board of Directors.

EMPLOYMENT AGREEMENTS

    On March 11, 1993, the Company and James S. Burns entered into an Employment Agreement (the "Burns Agreement") pursuant to which the Company agreed to employ Mr. Burns as the President and Chief Executive Officer of the Company for a period of three years, beginning on January 1, 1993, subject to renewal for two-year periods unless otherwise terminated. Under the terms of the Burns Agreement, as amended in 1995, Mr. Burns is entitled to receive $250,000 in annual base compensation through December 31, 1997. Mr. Burns is also entitled to receive a bonus payment each year of up to 50% of base compensation based on the satisfaction of milestones established for such year by the Board of Directors. Mr. Burns is also entitled to receive certain employee benefits and other perquisites, including: (i) coverage for him and his dependents under the Company's medical and disability plans; (ii) $1,000,000 of life insurance naming Mr. Burns' designees as the beneficiaries; and (iii) an option to purchase 37,500 shares of the Company's Common Stock.

    In the event of a termination without cause, Mr. Burns is entitled to receive severance pay equal to the greater of: (i) the cash compensation Mr. Burns would have received through the end of the remaining employment term; and
(ii) the cash compensation he would have received during a twelve month period, in each case based on the cash compensation for the immediately preceding year of service. Mr. Burns is also entitled to continue his participation in the Company's medical and disability plans for the same period of time on which his severance pay is based. In the event of a termination resulting from Mr. Burns' death or disability, Mr. Burns is entitled to receive a severance payment calculated in the same manner as described in the preceding sentence but based on a period of twelve months; however, in the case of a termination upon Mr. Burns' death, such payment is subject to a dollar-for-dollar offset by the proceeds of any life insurance maintained by the Company for the benefit of Mr. Burns or his designees. The Burns Agreement contains confidentiality and intellectual property covenants and a two-year non-compete covenant.

    On October 1, 1994, the Company and Daniel R. Marshak, Ph.D., entered into an Employment Agreement (the "Marshak Agreement") pursuant to which the Company agreed to employ Dr. Marshak as Senior Vice President, Research and Development and Chief Technology Officer of the Company for a period of three years, subject to renewal for two-year periods unless otherwise terminated. Under the terms of the Marshak Agreement, Dr. Marshak is entitled to receive $150,000 in annual base compensation, which increases each October 1 by the greater of the Company's local consumer price index ("CPI") or 5%. Dr. Marshak is also entitled to receive a bonus payment each year of up to 30% of base compensation based on the satisfaction of certain milestones established by the Chief Executive Officer and approved by the Board of Directors. Dr. Marshak is also entitled to receive certain employee benefits and other perquisites. In addition, Dr. Marshak purchased 200,000 shares of Common Stock for a purchase price of $0.34 per share, which purchase amount of $68,000 was loaned to Dr. Marshak by the Company. Of such shares, 18,750 were issued to Dr. Marshak and the remaining shares vest over two years and upon the satisfaction of certain performance milestones. The Marshak Agreement also contains provisions regarding termination, severance payments, confidentiality, intellectual property and non-competition which are substantially similar to those contained in the Burns Agreement.

STOCK OPTION AND EMPLOYEE BENEFIT PLANS

    AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

    The Company has adopted the Amended and Restated 1994 Stock Incentive Plan (the "Stock Plan"), under which up to 2,000,000 shares of the Company's Common Stock may be granted pursuant to stock options or granted or sold as restricted stock to directors, officers and employees of and consultants and advisors to the Company. As of March 31, 1997, 1,553,756 shares of Common Stock were reserved for issuance under the Stock Plan, pursuant to which options to purchase a total of 615,710 shares were outstanding, and 359,494 shares of restricted stock were granted or sold to officers, employees and consultants. All of these options and shares are subject to vesting requirements based on duration of employment (typically 25% per year of employment) or satisfaction of certain performance milestones, and as of March 31, 1997, 188,080 of such shares had vested.

    The Stock Plan is administered by the Compensation Committee of the Board of Directors. Subject to limitations set forth in the Stock Plan, the Committee determines to whom options are granted, the option term, the exercise price, vesting schedules and the rate at which options may be exercised. The maximum term of options granted under the Stock Plan is ten years and the exercise price may be equal to, less than or greater than the fair value of such shares. Under the Stock Plan, the exercise price may be payable in cash or, at the discretion of the Board of Directors, in Common Stock or a combination of cash and Common Stock.

    SAVINGS PLAN

    The Company has adopted the Osiris Therapeutics, Inc. Retirement Savings Plan (the "Savings Plan"). The Savings Plan is intended to be a qualified retirement plan under the Internal Revenue Code. Employees of the Company are eligible to participate in the Savings Plan upon the completion of three consecutive months of employment. Participants may make salary deferral contributions to the Savings Plan, subject to limitations imposed by the Internal Revenue Code. The Company may, but is not required to, make matching contributions to the Savings Plan based on the participants' contributions. Employer contributions are subject to a graduated vesting schedule based upon length of service with the Company. The Company has not made any matching contributions under the Savings Plan to date.

                              CERTAIN TRANSACTIONS

    From its inception in December 1992 to the date of this Prospectus, the Company has sold and issued Common Stock and Preferred Stock which will convert automatically into an aggregate of 9,367,003 shares of Common Stock upon the completion of this Offering. See "Description of Capital Stock." The purchasers of the Preferred Stock and Common Stock included, among others, the following executive officers, directors and beneficial holders of more than 5% of the Company's Common Stock (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock) at prices ranging from $0.000278 to $8.50 per share. The Company believes that all such purchases occurred in arm's-length transactions on terms substantially equivalent to those offered to non-affiliates.

                                                             SERIES     SERIES     SERIES     SERIES
NAME                                                            A          C          D          E        COMMON
----------------------------------------------------------  ---------  ---------  ---------  ---------  ----------
Peter Friedli.............................................    630,750     --        643,340    301,333     327,826
Arnold I. Caplan, Ph.D....................................     --         --         --         --       1,266,000
Novartis Pharma AG........................................     --         --         --         --       1,176,500
Invesco Trust Company.....................................     --        735,293     --         --
James S. Burns............................................     16,750     --         66,668     --         735,000
Max Link, Ph.D............................................     --         --         52,550     53,333      84,000
Daniel R. Marshak, Ph.D...................................     --         --         --         --         207,500
Mark Novitch, M.D.........................................     --         --         --         --          21,750

    For information regarding transactions with directors of the Company who served in 1996 on the Compensation Committee of the Board of Directors, see "Management--Compensation Committee Interlocks and Insider Participation," "--Executive Compensation" and "--Employment Agreements;" and "Consolidated Financial Statements--Consolidated Statement of Changes in Stockholders' Equity." For information regarding transactions with Novartis Pharma AG, see "Business--Collaborative Research and Licensing Agreements--Novartis Agreement."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 14, 1997 (adjusted to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock) and as adjusted to reflect the sale of 3,500,000 shares of Common Stock in this
Offering: (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) by each of the Named Executive Officers; (iii) by each director of the Company; and (iv) by all of the Company's directors and executive officers as a group.

                                                                         SHARES BENEFICIALLY      SHARED BENEFICIALLY
                                                                        OWNED BEFORE OFFERING    OWNED AFTER OFFERING
                                                                                 (1)                      (1)
                                                                       -----------------------  -----------------------
NAME AND ADDRESS                                                         NUMBER      PERCENT      NUMBER      PERCENT
---------------------------------------------------------------------  ----------  -----------  ----------  -----------
Peter Friedli (2)....................................................   2,738,381        17.7%   2,738,381        14.4%
Novartis Pharma AG (3)...............................................   1,176,500         7.9    1,176,500         6.4
Arnold I. Caplan, Ph.D. (4)..........................................   1,036,000         7.0    1,036,000         5.6
James S. Burns (4)...................................................     843,418         5.7      843,418         4.6
Invesco Trust Company (5)............................................     833,333         5.6      833,333         4.6
Daniel R. Marshak, Ph.D. (6).........................................     229,500         1.4      229,500         1.2
Max Link, Ph.D.......................................................     214,883         1.4      214,883         1.2
Mark Novitch, M.D....................................................      21,750           *       21,750           *
Jack L. Bowman.......................................................      18,750           *       18,750           *
All directors and executive officers as a group (9 persons)..........   4,126,682        26.5%   4,126,682        21.7%

------------------------

*   Less than one percent.

(1) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person or group as of a particular date is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of shares outstanding as of such date and the number of shares as to which such person or group has the right to acquire voting and/or investment power within 60 days.

(2) Includes 50,000 shares and 212,000 shares issuable upon exercise of warrants. Also includes the following shares and shares issuable upon the exercise of warrants, as to which Mr. Friedli has investment power: 282,100 shares and 35,000 shares issuable upon exercise of warrants, held by Ascent Holding AG; 168,750 shares and 20,000 shares issuable upon exercise of warrants, held by Cruiseinvest Ltd.; 120,000 shares and 35,000 shares issuable upon exercise of warrants, held by Eagle Growth Ltd.; 105,576 shares and 212,132 shares issuable upon exercise of warrants, held by Joyce Ltd.; 333,340 shares held by Nikatech, Inc.; 100,000 shares and 71,000 shares issuable upon exercise of warrants, held by Pine Inc.; 233,562 shares held by Spring Technology, Inc.; 250,000 shares held by USVentech, Inc.; and 205,000 shares held by Venturetec, Inc. Pursuant to Friedli AG's pre-emptive right to purchase up to 10% of the shares offered by the Company in its initial public offering, 350,000 shares (and 10% of any shares purchased upon exercise of the Underwriters' over-allotment option) will be offered to Friedli AG in this Offering. See "Underwriting." Mr. Friedli's address is Freigutstrasse 5, 8002 Zurich, Switzerland.

(3) The address of Novartis Pharma AG is CH-4002 Basel, Switzerland.

(4) The address of Arnold I. Caplan, Ph.D., and James S. Burns is c/o Osiris Therapeutics, Inc., 2001 Aliceanna Street, Baltimore, MD 21231.

(5) The address of Invesco Trust Company is 7800 East Union Drive, Suite 800, Denver, Colorado 80237.

(6) Includes 22,000 shares issuable upon exercise of vested stock options.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    The Company is authorized to issue 30,000,000 shares of Common Stock, $0.001 par value per share. Upon the consummation of this Offering, the Company will have 18,375,744 shares of Common Stock outstanding (including 9,367,003 shares of Common Stock to be issued upon conversion of all outstanding shares of Preferred Stock). Each stockholder of record is entitled to one vote for each outstanding share of Common Stock owned by him on every matter properly submitted to the stockholders for their vote. Stockholder actions generally require the approval of the holders of a majority of the Company's outstanding shares of Common Stock.

    Subject to the preferences which may be granted to holders of the Preferred Stock, holders of Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for such purpose and to receive on a pro rata basis all assets of the Company available for distribution to the stockholders after the payment of liabilities in the event of the liquidation, dissolution, or winding up of the Company. Holders of Common Stock do not have any conversion, preemptive or other rights to become subscribers or purchasers of additional shares of any class of the Company's capital stock, and there are no redemption rights or sinking fund provisions with respect to the Common Stock.

PREFERRED STOCK

    As of the closing of this Offering, no shares of Preferred Stock will be outstanding. Thereafter, the Board of Directors will be authorized, without further stockholder approval, to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences and to fix the number of shares constituting any series and the designations of such series.

    The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

    In connection with certain of its private placements of Preferred Stock and business transactions, the Company has granted, or sold for nominal consideration, warrants to purchase Common Stock and Preferred Stock to certain investors, placement agents and business partners. The Company has outstanding warrants to purchase an aggregate of 309,841 shares of Common Stock at $2.60 per share, which are exercisable through September 24, 1998; warrants to purchase up to an aggregate of 136,762 shares of Preferred Stock at $3.00 per share, which are exercisable through the fifth anniversary of the completion of this Offering; warrants to purchase an aggregate of 324,320 shares of Common Stock at $3.00 per share, which are exercisable through December 1, 2002; warrants to purchase an aggregate of 230,627 shares of Common Stock at $3.00 per share, which are exercisable through January 1, 2003; warrants to purchase an aggregate of 86,675 shares of Common Stock at $4.50 per share, which are exercisable through January 1, 2002; and warrants to purchase an aggregate of 33,000 shares of Preferred Stock at $3.00 per share, which are exercisable through seven years from date of grant. Upon consummation of the Offering, all warrants to purchase Preferred Stock will become exercisable to purchase an equal number of shares of Common Stock at an equal exercise price.

REGISTRATION RIGHTS AGREEMENTS

    Following the sale of the shares of Common Stock offered hereby, the holders of 3,246,228 shares issued upon the conversion of the Preferred Stock will have certain rights to register those shares under the Securities Act. These rights are provided under the terms of certain agreements among the Company and the holders of such shares.

    SERIES C AND SERIES C1 CONVERTIBLE PREFERRED STOCK. In connection with the sale and issuance of the Series C and Series C1 Convertible Preferred Stock, purchasers received certain demand and piggyback registration rights with respect to the Common Stock issuable upon conversion of those shares (the "Converted Series C and C1 Shares"). At any time following the earlier of six months after the effective date of the registration statement for this Offering and May 25, 1998, the holders of at least 50% of the Converted Series C and C1 Shares may require, on two occasions, that the Company register such shares for public resale. In addition, if the Company registers any of its securities for its own account (other than for the sale of securities under a stock option or employee benefit plan), the holders of registrable shares are entitled to include their shares in such registration. The participation of such holders in any registration of the Company's securities is subject to the right of the underwriters to limit the number of shares included in these offerings. The holders of the Converted Series C and C1 Shares may also require the Company, on two occasions every 12 months, to register all or a portion of their registrable securities on Form S-3, when use of such form becomes available to the Company. These registration rights, however, are subject to certain limitations, including a requirement that the aggregate selling price must be at least $1,000,000. All of the foregoing registration rights expire upon the fifth anniversary of the Company's initial public offering of securities which yields at least $7,500,000 in gross proceeds and a price per share to the public of at least $13.60. With certain exceptions, all fees, costs and expenses of registrations will be borne by the Company.

    SERIES D CONVERTIBLE PREFERRED STOCK. One of the holders of the Company's Series D Preferred Stock has certain demand and piggyback registration rights with respect to the Common Stock issuable upon conversion of those shares (the "Converted Series D Shares"). Within 30 days after the completion of this Offering, the holder of the Converted Series D Shares may request that the Company register no later than 180 days after completion of this Offering such shares for public resale. In addition, if the Company registers any of its securities for its own account (other than for the sale of securities under a stock option or employee benefit plan), the holder is entitled to include its shares in such registration. The participation of such holder in any registration of the Company's securities is subject to the right of the underwriters to limit the number of shares included in these offerings. With certain exceptions, all fees, costs and expenses of registrations will be borne by the Company.

    SERIES E CONVERTIBLE PREFERRED STOCK. The holders of the Company's Series E Preferred Stock have certain demand registration rights with respect to the Common Stock issuable upon conversion of those shares (the "Converted Series E Shares"). Within 30 days after the completion of this Offering, the holder of the Converted Series E Shares may request that the Company register no later than 180 days after completion of this Offering such shares for public resale. These registration rights expire on December 22, 1997. With certain exceptions, all fees, costs and expenses of registrations will be borne by the Company.

    WARRANTS. Certain holders of the Company's warrants to purchase Common Stock and Preferred Stock (which will be exercisable for an equal number of shares of Common Stock upon consummation of this Offering) have certain demand and piggyback registration rights with respect to the Common Stock issuable upon exercise of those warrants (the "Warrant Shares"). If the Company registers any of its securities for its own account (other than for the sale of securities under a stock option or employee benefit plan), all such warrant holders are entitled to include their Warrant Shares in such registration. The participation of such holders in any registration of the Company's securities is subject to the right of the underwriters to limit the number of shares included in these offerings. In addition, certain warrant holders may require, on two occasions, that the Company register their Warrant Shares for public resale. Other holders of the Company's warrants may, subject to certain limitations, require the Company, on two occasions, to register all or a portion of their Warrant Shares on Form S-3, when use of such form becomes available to the Company.

    The existence and exercise of the foregoing registration rights may hinder efforts by the Company to arrange future financing for the Company and may have an adverse effect on the market price of the Common Stock. See "Risk Factors--Need For Substantial Additional Funds."

DELAWARE LAW AND CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

    The Company's Restated Certificate of Incorporation (the "Charter") allows the Company to issue, without stockholder approval, Preferred Stock having rights senior to those of the Common Stock. In addition, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or reducing the price that certain investors might be willing to pay in the future for shares of the Common Stock.

    The Charter limits the personal liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. Therefore, the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

    Additionally, the Charter provides for indemnification of the Company's directors and officers to the fullest extent permitted by law. The Company has entered into indemnification agreements with its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers of the Company, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified and to cover such officers or directors under the Company's directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future.

    Upon completion of this Offering, the Company will have a total of 18,375,744 shares of Common Stock outstanding, of which the 3,500,000 shares offered hereby will be freely transferable without restriction under the Securities Act by persons other than "affiliates" of the Company as defined in Rule 144 under the Securities Act.

    The remaining 14,875,744 shares of Common Stock outstanding are "restricted securities" as the term is defined in Rule 144 (the "Restricted Shares"). Of the Restricted Shares, 13,215,561 shares will become eligible for sale 90 days after completion of the Offering, subject in some cases to certain volume restrictions and other conditions imposed under Rules 144 and 701. The remaining 1,660,183 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. In addition, the holders of approximately 4,592,490 of the Restricted Shares, including shares acquired upon exercise of certain outstanding warrants, are entitled to certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights Agreements." Notwithstanding these rights, however, 14,434,421 of the Restricted Shares are subject to lock-up agreements and may not be sold for 180 days following the date of this Prospectus, although such agreements provide that Smith Barney Inc. may, in its sole discretion and at any time without notice, release all or a portion of the shares from these lock-up agreements.

    Following the date of this Prospectus, the Company may register on one or more registration statements on Form S-8 shares of Common Stock issuable under the Stock Plan. Of the 2,000,000 shares issuable under the Stock Plan, 615,710 are subject to outstanding options as of March 31, 1997, 235,000 of which are subject to lock-up agreements. Subject to the lock-up agreements, shares covered by such registration statements will upon issuance pursuant to the Stock Plan immediately be eligible for sale in the public market. In addition, the Company has issued warrants to purchase 1,121,225 shares of Common Stock which are currently exercisable, of which 721,894 shares are subject to the lock-up agreements described above. See "Management--Stock Option and Employee Benefit Plans."

    In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year (including holding periods of prior owners other than affiliates) is entitled to sell, within any three-month period commencing 90 days after the closing of this Offering, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding Common Stock (approximately 183,750 shares immediately after this Offering, assuming no exercise of the Underwriters' over-allotment option); or (ii) the average weekly trading volume in the public market during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and other limitations. In general, shares issued in compliance with Rule 701 may be sold by non-affiliates subject to the manner of sale requirements of Rule 144, but without compliance with the other requirements of Rule 144. Affiliates may sell shares they acquired under Rule 701 in compliance with the provisions of Rule 144, except that there is no required holding period. A person who is not an affiliate, has not been an affiliate within three months prior to sale and has beneficially owned restricted securities for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

    The Company has also agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or grant any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Smith Barney Inc., subject to certain limited exceptions (including exercises of stock options).

                                  UNDERWRITING

    Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below (the "Underwriters") has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Smith Barney Inc...........................................................
SBC Warburg Inc............................................................
                                                                             -----------------
    Total..................................................................       3,500,000
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters, for whom Smith Barney Inc. and SBC Warburg Inc. are acting as the representatives (the "Representatives"), propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a
price which represents a concession not in excess of $    per share under the
public offering price. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $    per share to certain other dealers. After the
initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    The Company, its officers and directors, and certain stockholders of the Company, holding in the aggregate approximately 14,434,421 shares of Common Stock, have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Shares of Common Stock included in this Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of development of the Company and its proposed products, the past and present revenues of the Company, the prospects for earnings of the Company, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    At the request of the Company, approximately 150,000 shares of Common Stock offered hereby are being reserved for sale to certain persons, including Company employees and others who have a business relationship with the Company. In addition, the Underwriters will offer 350,000 shares (and 10% of any shares purchased upon exercise of the Underwriters' over-allotment option) to Friedli AG in satisfaction of a pre-emptive right under a consulting agreement between the Company and Friedli AG. See "Management--Compensation Committee Interlocks and Insider Participation."

    In connection with this Offering and in compliance with applicable law, the Underwriters may over-allot (I.E., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above rather than by open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if, prior to termination of price and trading restrictions, the Representatives purchase Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question, the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated balance sheets as of December 31, 1995 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, and for the period December 23, 1992 (date of inception) to December 31, 1996 included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The statements in this Prospectus concerning the patents and patent applications either owned or licensed by the Company under the captions "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights" and "Business--Patents and Proprietary Rights" and the other references herein concerning the patents and patent applications either owned or licensed by the Company have been reviewed and approved by Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A., Roseland, New Jersey, patent counsel to the Company, as experts on such matters and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement, including all exhibits and schedules and such reports and other information may also be accessed electronically by means of the Commission's site on the World Wide Web, at http://www.sec.gov.

    The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent certified public accountants and make available to its stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                          GLOSSARY OF SCIENTIFIC TERMS

    ABLATION: Surgical, chemotherapeutic or radiation excision of any part of the body, such as bone marrow during high-dose chemotherapy.

    ACUTE: Term used to describe disorders or symptoms that occur abruptly or disorders or symptoms that run a short course.

    ALLOGRAFT: A cellular, organ or tissue transplant derived from another genetically distinct individual of the same species.

    APLASTIC ANEMIA: A serious, progressive disease characterized by the bone marrow's inability to produce blood cells, caused by certain medications, diseases or toxic substances.

    ARTICULAR SURFACE: The tissue surface of a joint which is composed of cartilage.

    AUTOLOGOUS: A cellular, organ or tissue transplant derived from the same individual.

    BIOMATRIX: A biological or biodegradable material used to contain MSCs or other therapeutic material in a tissue regeneration implant.

    BONE MARROW STROMA: The bone marrow matrix (derived from mesenchymal stem cells) which provides a structural and growth factor microenvironment for hematopoiesis.

    BONE MARROW TRANSPLANTATION (BMT): The removal and storage of bone marrow and subsequent transplantation following high-dose radiation and/or chemotherapy. BMT involves the transplant of autologous marrow (patient to self) or allogeneic marrow (donor to patient).

    CARTILAGE: A white, cushiony connective tissue attached to the articular ends of bone.

    CHEMOTHERAPY: Treatment of disease by using chemicals that have a direct effect on disease-causing organisms or disease cells; widely used in the treatment of cancer

    CHONDROCYTES: Cartilage-forming and cartilage-maintaining cells, respectively.

    CHONDROGENESIS: The process of forming cartilage from mesenchymal stem cells.

    CHRONIC:  Term used to describe long-lasting diseases or conditions.

    COLLAGEN: A group of fibrous protein constituents of bone, cartilage and connective tissue.

    CONNECTIVE TISSUE: Tissue of the embryonic mesoderm characterized by extensive fibrous material which forms the human body's basic support structure.

    EXTRACELLULAR MATRIX:  Molecular scaffolding located outside of the cell.

    GENE: Structure (DNA sequence) within a chromosome that is responsible for inheritance of a particular characteristic.

    GENE THERAPY: Direct insertion of a foreign gene or DNA sequence into a host cell's genetic material to change the way cells function, to alter the production of proteins that cells should make but cannot, or to stop the production of aberrant or excess proteins.

    HEMATOPOIESIS: The human body's replenishment process for the differentiation, growth and maturation of all of the various blood cell lineages.

    HEMATOPOIETIC STEM CELLS (HSCS): An undifferentiated, self-renewing, pluripotent progenitor cell population consisting of less than 0.05% of bone marrow cells which gives rise to all red and white blood cells.

    LIGAMENT: Sheet or band of fibrous tissue connecting two or more bones or cartilages.

    MESENCHYMAL STEM CELLS (MSCS): Embryonic-like cell capable of differentiating into multiple tissues of the mesoderm, including cartilage, bone, tendon, ligament, muscle, stroma and fat.

    MESENCHYMAL TISSUE: Structural and connective tissues of the body resulting from the differentiation of mesenchymal stem cells and the subsequent production of tissue-specific extracellular matrix.

    MESENGENESIS: The proliferation, commitment, differentiation and maturation of cells forming structural and connective tissue arising from mesenchymal stem cells.

    MESENGENIC FACTORS: Biologic factors, including stimulating factors, cytokines and interleukins, which cause the differentiation, growth, proliferation and maturation of specific cells in mesenchymal tissue.

    MESODERM: The embryonic middle layer from which develop connective tissue, bone, cartilage, muscle, ligament, tendon, the urogenital tract and vascular system.

    MULTIPLE MYELOMA:  A blood cancer beginning in the bone marrow.

    OSTEOARTHRITIS:  Degenerative joint disease.

    OSTEOCHONDRAL: Bone and cartilage components of a full-thickness joint defect.

    OSTEOGENESIS:  The process of forming bone from mesenchymal stem cells.

    OSTEOPOROSIS: A disease characterized by bone loss, resulting from undersynthesis of new bone, especially in postmenopausal women.

    OSTEOSARCOMA:  A form of bone cancer.

    PLATELETS:  Blood components that promote coagulation.

    PROGENITOR CELLS: Embryonic-like cells from which cells of one or more phenotype are derived.

    PROTEIN: One of the classes of complex biological macromolecules, composed of amino acids; essential for the growth, structure maintenance and repair of tissue.

    REGENERATION OF TISSUE: The process by which culture-expanded mesenchymal stem cells are transplanted into an injured or diseased tissue to cause an embryonic-like reformation of structurally and functionally normal tissue.

    RESECTION:  The surgical removal of part of an organ or tissue.

    SEGMENTAL BONE DEFECT: Large gaps in long bones resulting from resection, usually the result of bone tumor excision.

    STEM CELL: A self-renewing cell capable of differentiating into cells of mature tissue.

    STROMA OF MARROW: The connective tissue on which blood cells form in bone marrow.

    SYSTEMIC: Affecting or pertaining to the entire body rather than one of its parts, usually referring to that which is delivered by way of the blood vessels.

    TENDON: A band of tough, inelastic fibrous tissue which connects a muscle to bone.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                         PAGES
                                                                                                     -------------

Report of Independent Accountants..................................................................       F-1

Consolidated Balance Sheets........................................................................       F-2

Consolidated Statements of Operations..............................................................       F-3

Consolidated Statements of Stockholders' Equity....................................................       F-4

Consolidated Statements of Cash Flows..............................................................       F-5

Notes to Consolidated Financial Statements.........................................................   F-6 to F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Osiris Therapeutics, Inc.

    We have audited the accompanying consolidated balance sheets of Osiris Therapeutics, Inc. and Subsidiaries (the "Company"), a Development Stage Enterprise, as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and for the period December 23, 1992 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Osiris Therapeutics, Inc. and Subsidiaries as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the period December 23, 1992 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.

Rockville, Maryland
January 31, 1997

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                                                                    PRO FORMA
                                                                 DECEMBER 31,                       MARCH 31,
                                                           ------------------------   MARCH 31,    1997 (NOTE
                                                              1995         1996         1997           14)
                                                           -----------  -----------  -----------  -------------
                                                                                     (UNAUDITED)   (UNAUDITED)
    ASSETS

Current assets:
  Cash and cash equivalents (Note 2).....................  $ 6,925,613  $ 3,267,649  $ 1,639,402   $11,639,652
  Securities available-for-sale (Note 2).................           --    6,344,804    5,452,352     5,452,352
  Contract revenue receivable............................           --      347,862      500,000       500,000
  Other current assets...................................      154,469      243,752      227,372       227,372
                                                           -----------  -----------  -----------  -------------
    Total current assets.................................    7,080,082   10,204,067    7,819,126    17,819,376

Property and equipment, net (Note 4).....................    2,184,812    8,327,179    8,331,161     8,331,161
Other assets.............................................      160,053      246,931      244,700       244,700
                                                           -----------  -----------  -----------  -------------

    Total assets.........................................  $ 9,424,947  $18,778,177  $16,394,987   $26,395,237
                                                           -----------  -----------  -----------  -------------
                                                           -----------  -----------  -----------  -------------

    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.......................................  $   206,012  $   568,888  $   633,975   $   633,975
  Accrued expenses (Note 11).............................      651,195      597,421      524,883       524,883

  Note payable (Note 5)..................................       48,913       65,217       65,217        65,217
  Obligations under capital leases (Note 9)..............      247,000      999,456    1,025,716     1,025,716
                                                           -----------  -----------  -----------  -------------
    Total current liabilities............................    1,153,120    2,230,982    2,249,791     2,249,791

Note payable (Note 5)....................................      701,087      635,870      619,565       619,565
Obligations under capital lease (Note 9).................      575,456    6,024,321    5,757,826     5,757,826
                                                           -----------  -----------  -----------  -------------
    Total liabilities....................................    2,429,663    8,891,173    8,627,182     8,627,182
                                                           -----------  -----------  -----------  -------------

Commitments and contingencies (Note 9)

Stockholders' equity:
  Convertible Preferred Stock, issuable in series $.001
    par value, authorized 20,000,000 shares; issued and
    outstanding 6,326,187 shares, 9,268,963 shares and
    9,268,963 shares (unaudited), respectively; no shares
    (unaudited) issued and outstanding pro forma
    (liquidation preference of $31,470,253 at December
    31, 1996 and March 31, 1997 (unaudited)).............   17,266,547   28,459,961   28,459,961            --
  Common Stock, $.001 par value, authorized 30,000,000
    shares; issued and outstanding 4,284,014 shares,
    4,332,116 shares and 4,332,241 shares (unaudited),
    respectively; 14,875,744 shares (unaudited) issued
    and outstanding pro forma............................        4,285        4,331        4,331        14,875
  Additional paid-in-capital.............................      298,713      309,128      309,203    38,758,870
  Deferred compensation and loans to officers for the
    purchase of stock....................................     (144,750)    (244,551)    (244,551)     (244,551)
  Deficit accumulated during the development stage.......  (10,429,511) (18,641,865) (20,761,139)  (20,761,139)
                                                           -----------  -----------  -----------  -------------

    Total stockholders' equity...........................    6,995,284    9,887,004    7,767,805    17,768,055
                                                           -----------  -----------  -----------  -------------

    Total liabilities and stockholders' equity...........  $ 9,424,947  $18,778,177  $16,394,987   $26,395,237
                                                           -----------  -----------  -----------  -------------
                                                           -----------  -----------  -----------  -------------

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        FOR THE                                 FOR THE
                                                                      PERIOD FROM     FOR THE THREE MONTHS    PERIOD FROM
                                   FOR THE YEAR ENDED DECEMBER 31,    INCEPTION TO      ENDED MARCH 31,       INCEPTION TO
                                  ----------------------------------  DECEMBER 31,  ------------------------   MARCH 31,
                                     1994        1995        1996         1996         1996         1997          1997
                                  ----------  ----------  ----------  ------------  -----------  -----------  ------------
                                                                                    (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Revenues:
  Collaborative research and
    grant income................  $   33,305  $   --      $1,066,984   $1,100,289    $  --        $ 500,000    $1,600,289
  Interest income...............     229,435     169,505     521,886      951,119       93,482      114,835     1,065,954
                                  ----------  ----------  ----------  ------------  -----------  -----------  ------------
    Total revenues..............     262,740     169,505   1,588,870    2,051,408       93,482      614,835     2,666,243
                                  ----------  ----------  ----------  ------------  -----------  -----------  ------------
Expenses:
  Research and development......   2,340,873   4,533,374   7,364,086   14,575,575    1,111,019    2,096,216    16,671,791
  General and administrative....   1,266,136   1,476,807   1,860,981    5,426,395      313,364      472,895     5,899,290
  Interest expense..............       9,608      96,934     576,157      691,303      128,721      164,998       856,301
                                  ----------  ----------  ----------  ------------  -----------  -----------  ------------
    Total expenses..............   3,616,617   6,107,115   9,801,224   20,693,273    1,553,104    2,734,109    23,427,382
                                  ----------  ----------  ----------  ------------  -----------  -----------  ------------
Net loss........................  $(3,353,877) $(5,937,610) $(8,212.354) ($18,641,865) ($1,459,622) ($2,119,274) ($20,761,139)
                                  ----------  ----------  ----------  ------------  -----------  -----------  ------------
                                  ----------  ----------  ----------  ------------  -----------  -----------  ------------
Pro Forma Data (unaudited):
  Net loss per common share and
    common share equivalents
    (Note 14)...................                          $     (.63)                             $    (.16)
                                                          ----------                             -----------
                                                          ----------                             -----------
  Weighted average common shares
    and common share equivalents
    outstanding (Note 14).......                          13,053,068                             13,615,591
                                                          ----------                             -----------
                                                          ----------                             -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE PERIOD FROM INCEPTION TO MARCH 31, 1997

                                                         CONVERTIBLE
                                                       PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                                                  --------------------------  -----------------------    PAID-IN
                                                     SHARES        AMOUNT       SHARES       AMOUNT      CAPITAL
                                                  ------------  ------------  -----------  ----------  ------------
Balance at December 23, 1992....................       --       $    --           --       $   --      $    --
Initial capital contribution ($.0033 per
  share)........................................       --            --           210,000         210            70
Stock issued pursuant to Exchange Agreement
  ($.0028 per share)............................       --            --         1,800,000       1,800        (1,300)
Stock sold pursuant to Employee and Consulting
  Agreements ($.002 per share)..................       --            --           956,245         957         1,863
Stock sold pursuant to License Agreement
  ($.00133 per share)...........................       --            --            90,000          90            30
Stock sold pursuant to subscription and Board of
  Directors Agreements ($.004 per share)........       --            --           600,000         600         1,800
Conversion of convertible note payable ($2.00
  per share)....................................       --            --            62,500          63       124,937
Conversion of convertible note payable, related
  parties ($3.00 per share).....................        58,625       175,000      --           --           --
Issuance of Preferred Stock Series A, net of
  offering expenses ($3.00 per share)...........     2,010,000     5,264,357      --           --           --
Net loss for the period December 23, 1992 (date
  of inception) to December 31, 1993............       --            --           --           --           --
                                                  ------------  ------------  -----------  ----------  ------------
Balance at December 31, 1993....................     2,068,625     5,439,357    3,718,745       3,720       127,400
Issuance of Preferred Stock Series B, net of
  offering expenses ($3.00 per share)...........       619,750     1,723,503      --           --           --
Stock sold pursuant to 1994 Stock Incentive Plan
  ($.004 to $.34 per share).....................       --            --           333,750         334       103,721
Stock sold pursuant to Consulting, Board of
  Directors and Stock Purchase Agreements ($.30
  to $.34 per share)............................       --            --            52,250          52        15,623
Issuance of Preferred Stock Series C, net of
  offering expenses ($3.40 per share)...........       735,294     2,197,878      --           --           --
Loans made to officers for the purchase of
  stock.........................................       --            --           --           --           --
Net loss for the year ended December 31, 1994...       --            --           --           --           --
                                                  ------------  ------------  -----------  ----------  ------------
Balance at December 31, 1994....................     3,423,669     9,360,738    4,104,745       4,106       246,744
Issuance of Preferred Stock Series D, net of
  offering expenses ($3.00 per share)...........     2,902,518     7,905,809      --           --           --
Stock sold pursuant to 1994 Stock Incentive Plan
  ($.30 to $.34 per share)......................       --            --            84,269          84        19,764
Stock sold pursuant to Consulting and Research
  Agreements ($.30 to $.34 per share)...........       --            --            95,000          95        32,205
Loans made to officers for the purchase of
  stock.........................................       --            --           --           --           --
Net loss for the year ended December 31, 1995...       --            --           --           --           --
                                                  ------------  ------------  -----------  ----------  ------------
Balance at December 31, 1995....................     6,326,187    17,266,547    4,284,014       4,285       298,713
Issuance of Preferred Stock Series D, net of
  offering expenses ($3.00 per share)...........       579,884     1,555,324      --           --           --
Issuance of Preferred Stock Series D, pursuant
  to Consulting and Employment Agreements ($3.00
  per share)....................................       116,668       350,004      --           --           --
Issuance of Preferred Stock Series E, net of
  offering expenses ($4.50 per share)...........     2,246,224     9,288,086      --           --           --
Stock transactions pursuant to Consulting,
  Employment and Research Agreements............       --            --            28,102          26        (1,225)
Issuance of Common Stock for services rendered
  by Directors ($.34 to $1.50 per share)........       --            --            20,000          20        11,640
Net loss for the year ended December 31, 1996...       --            --           --           --           --
                                                  ------------  ------------  -----------  ----------  ------------
Balance at December 31, 1996....................     9,268,963  $ 28,459,961    4,332,116  $    4,331  $    309,128
Stock sold pursuant to 1994 Stock Incentive
  Plan..........................................       --            --               125      --                75
Net loss for the quarter ended March 31, 1997...       --            --           --           --           --
                                                  ------------  ------------  -----------  ----------  ------------
Balance at March 31, 1997 (Unaudited)...........     9,268,963    28,459,961    4,332,241       4,331       309,203
Pro forma conversion of Convertible Preferred
  Stock.........................................    (9,268,963)  (28,459,961)   9,367,003       9,367    28,450,594
Issuance of Common Stock ($8.50 per share)......       --            --         1,176,500       1,177     9,999,073
                                                  ------------  ------------  -----------  ----------  ------------
Pro forma balance, March 31, 1997 (unaudited)...       --       $    --        14,875,744  $   14,875  $ 38,758,870
                                                  ------------  ------------  -----------  ----------  ------------
                                                  ------------  ------------  -----------  ----------  ------------

                                                      DEFERRED
                                                    COMPENSATION
                                                     AND LOANS         DEFICIT
                                                    TO OFFICERS      ACCUMULATED
                                                      FOR THE        DURING THE       TOTAL
                                                      PURCHASE       DEVELOPMENT   STOCKHOLDERS'
                                                      OF STOCK          STAGE         EQUITY
                                                  ----------------  -------------  ------------
Balance at December 23, 1992....................    $    --         $    --         $   --
Initial capital contribution ($.0033 per
  share)........................................         --              --                280
Stock issued pursuant to Exchange Agreement
  ($.0028 per share)............................         --              --                500
Stock sold pursuant to Employee and Consulting
  Agreements ($.002 per share)..................         --              --              2,820
Stock sold pursuant to License Agreement
  ($.00133 per share)...........................         --              --                120
Stock sold pursuant to subscription and Board of
  Directors Agreements ($.004 per share)........         --              --              2,400
Conversion of convertible note payable ($2.00
  per share)....................................         --              --            125,000
Conversion of convertible note payable, related
  parties ($3.00 per share).....................         --              --            175,000
Issuance of Preferred Stock Series A, net of
  offering expenses ($3.00 per share)...........         --              --          5,264,357
Net loss for the period December 23, 1992 (date
  of inception) to December 31, 1993............         --            (1,138,024)  (1,138,024)
                                                  ----------------  -------------  ------------
Balance at December 31, 1993....................         --            (1,138,024)   4,432,453
Issuance of Preferred Stock Series B, net of
  offering expenses ($3.00 per share)...........         --              --          1,723,503
Stock sold pursuant to 1994 Stock Incentive Plan
  ($.004 to $.34 per share).....................         --              --            104,055
Stock sold pursuant to Consulting, Board of
  Directors and Stock Purchase Agreements ($.30
  to $.34 per share)............................         --              --             15,675
Issuance of Preferred Stock Series C, net of
  offering expenses ($3.40 per share)...........         --              --          2,197,878
Loans made to officers for the purchase of
  stock.........................................        (100,550)        --           (100,550)
Net loss for the year ended December 31, 1994...         --            (3,353,877)  (3,353,877)
                                                  ----------------  -------------  ------------
Balance at December 31, 1994....................        (100,550)      (4,491,901)   5,019,137
Issuance of Preferred Stock Series D, net of
  offering expenses ($3.00 per share)...........         --              --          7,905,809
Stock sold pursuant to 1994 Stock Incentive Plan
  ($.30 to $.34 per share)......................         --              --             19,848
Stock sold pursuant to Consulting and Research
  Agreements ($.30 to $.34 per share)...........         --              --             32,300
Loans made to officers for the purchase of
  stock.........................................         (44,200)        --            (44,200)
Net loss for the year ended December 31, 1995...         --            (5,937,610)  (5,937,610)
                                                  ----------------  -------------  ------------
Balance at December 31, 1995....................        (144,750)     (10,429,511)   6,995,284
Issuance of Preferred Stock Series D, net of
  offering expenses ($3.00 per share)...........         --              --          1,555,324
Issuance of Preferred Stock Series D, pursuant
  to Consulting and Employment Agreements ($3.00
  per share)....................................        (110,001)        --            240,003
Issuance of Preferred Stock Series E, net of
  offering expenses ($4.50 per share)...........         --              --          9,288,086
Stock transactions pursuant to Consulting,
  Employment and Research Agreements............          10,200         --              9,001
Issuance of Common Stock for services rendered
  by Directors ($.34 to $1.50 per share)........         --              --             11,660
Net loss for the year ended December 31, 1996...         --            (8,212,354)  (8,212,354)
                                                  ----------------  -------------  ------------
Balance at December 31, 1996....................    $   (244,551)   $ (18,641,865)  $9,887,004
Stock sold pursuant to 1994 Stock Incentive
  Plan..........................................         --              --                 75
Net loss for the quarter ended March 31, 1997...         --            (2,119,274)  (2,119,274)
                                                  ----------------  -------------  ------------
Balance at March 31, 1997 (Unaudited)...........        (244,551)     (20,761,139)   7,767,805
Pro forma conversion of Convertible Preferred
  Stock.........................................         --              --             --
Issuance of Common Stock ($8.50 per share)......         --              --         10,000,250
                                                  ----------------  -------------  ------------
Pro forma balance, March 31, 1997 (unaudited)...    $   (244,551)   $ (20,761,139)  $17,768,055
                                                  ----------------  -------------  ------------
                                                  ----------------  -------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            FOR THE PERIOD
                                                                   FOR THE YEAR ENDED DECEMBER 31,               FROM
                                                             -------------------------------------------     INCEPTION TO
                                                                 1994           1995           1996        DECEMBER 31, 1996
                                                             -------------  -------------  -------------  -------------------
Development stage activities:
Net loss...................................................  $  (3,353,877) $  (5,937,610) $  (8,212,354)   $   (18,641,865)
  Adjustments to reconcile net loss to net cash used in
      development stage activities:
    Depreciation and amortization..........................        124,806        390,071      1,167,116          1,681,993
    Non cash compensation expense..........................       --             --              251,663            251,663
    Increase (decrease) in cash resulting from changes in
      assets and liabilities:
    Increase in contract revenue receivable................       --             --             (347,862)          (347,862)
    Other current assets...................................         14,115          3,916        (89,283)          (108,557)
    Other assets...........................................        (41,412)       (26,753)       (86,878)          (163,870)
    Accounts payable.......................................        293,554       (118,858)       362,876            568,889
    Accrued expenses and other.............................        (27,792)       463,381        (53,774)           597,421
                                                             -------------  -------------  -------------  -------------------
Net cash used in development stage activities..............     (2,990,606)    (5,225,853)    (7,008,496)       (16,162,188)

Investing activities:
  Purchases and sales of short-term investments, net.......       --             --           (6,344,804)        (6,344,804)
  Purchases of property and equipment......................       (637,471)    (1,006,807)      (312,550)        (2,005,182)
  Technology rights........................................       --             --             --                  (83,061)
                                                             -------------  -------------  -------------  -------------------
Net cash used in investing activities......................       (637,471)    (1,006,807)    (6,657,354)        (8,433,047)
                                                             -------------  -------------  -------------  -------------------

Financing activities:
  Proceeds from bank borrowing.............................       --              750,000       --                  750,000
  Principal payments on capital lease obligations and bank
    borrowing..............................................        (17,642)      (166,959)      (844,525)        (1,029,126)
  Proceeds from note payable, officer......................       --             --             --                   50,500
  Proceeds from convertible notes payable..................       --             --             --                  250,000
  Restricted cash..........................................       (216,000)       216,000       --                --
  Proceeds from the issuance of preferred and common stock,
    net....................................................      4,156,561      7,562,562     10,852,411         27,841,511
                                                             -------------  -------------  -------------  -------------------
  Net cash provided by financing activities................      3,922,919      8,361,603     10,007,886         27,862,885
                                                             -------------  -------------  -------------  -------------------

Net increase (decrease) in cash and cash equivalents.......        294,842      2,128,943     (3,657,964)         3,267,650
Cash and cash equivalents at beginning of period...........      4,501,828      4,796,670      6,925,613          --
                                                             -------------  -------------  -------------  -------------------
Cash and cash equivalents at end of period.................  $   4,796,670  $   6,925,613  $   3,267,649    $     3,267,650
                                                             -------------  -------------  -------------  -------------------
                                                             -------------  -------------  -------------  -------------------

Supplemental disclosure of cash flow information:
  Cash paid for interest...................................  $       8,857  $      96,934  $     576,157    $       690,552
Supplemental schedule of noncash investing and financing
  activities:
  Conversion of note payable, officer to preferred stock...       --             --             --          $        50,000
  Conversion of convertible notes payable, related party to
    preferred stock........................................       --             --             --          $       125,000
  Conversion of convertible notes payable to common
    stock..................................................       --             --             --          $       125,000
  Capital lease obligation incurred to acquire equipment
    and facilities.........................................  $     258,081  $     748,976  $   6,996,933    $     8,003,990
  Loans to officers for the purchase of stock..............  $     100,550  $      44,200  $     (10,200)   $       134,550
  Preferred stock sold pursuant to subscription............       --        $     135,195       --          $       135,195
  Preferred stock issued pursuant to advance
    subscriptions..........................................       --        $     216,000       --          $       216,000
  Preferred stock issued to placement agent for services
    rendered...............................................       --        $     300,000       --          $       300,000
  Preferred stock issued pursuant to employment and
    consulting agreements..................................       --             --        $     350,004    $       350,004
  Common stock issued to directors for services rendered...       --             --        $      11,660    $        11,660

                                                                 FOR THE THREE MONTHS       FOR THE PERIOD
                                                                   ENDED MARCH 31,               FROM
                                                             ----------------------------    INCEPTION TO
                                                                 1996           1997        MARCH 31, 1997
                                                             -------------  -------------  -----------------
                                                              (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
Development stage activities:
Net loss...................................................  $  (1,459,622) $  (2,119,274)  $   (20,761,139)
  Adjustments to reconcile net loss to net cash used in
      development stage activities:
    Depreciation and amortization..........................        105,321        357,092         2,039,085
    Non cash compensation expense..........................       --             --                 251,663
    Increase (decrease) in cash resulting from changes in
      assets and liabilities:
    Increase in contract revenue receivable................       --             (152,138)         (500,000)
    Other current assets...................................       (136,506)        16,380           (92,177)
    Other assets...........................................         20,662          2,230          (161,640)
    Accounts payable.......................................        131,088         65,087           633,976
    Accrued expenses and other.............................       (265,666)       (72,538)          524,883
                                                             -------------  -------------  -----------------
Net cash used in development stage activities..............     (1,604,723)    (1,903,161)      (18,065,349)
Investing activities:
  Purchases and sales of short-term investments, net.......       --              892,452        (5,452,352)
  Purchases of property and equipment......................         17,481       (361,072)       (2,366,254)
  Technology rights........................................       --             --                 (83,061)
                                                             -------------  -------------  -----------------
Net cash used in investing activities......................         17,841        531,380        (7,901,667)
                                                             -------------  -------------  -----------------
Financing activities:
  Proceeds from bank borrowing.............................       --             --                 750,000
  Principal payments on capital lease obligations and bank
    borrowing..............................................       (125,243)      (256,539)       (1,285,665)
  Proceeds from note payable, officer......................       --             --                  50,500
  Proceeds from convertible notes payable..................       --             --                 250,000
  Restricted cash..........................................       --             --               --
  Proceeds from the issuance of preferred and common stock,
    net....................................................      1,555,324             75        27,841,586
                                                             -------------  -------------  -----------------
  Net cash provided by financing activities................      1,430,081       (256,464)       27,606,421
                                                             -------------  -------------  -----------------
Net increase (decrease) in cash and cash equivalents.......       (156,801)    (1,628,245)        1,639,405
Cash and cash equivalents at beginning of period...........      6,925,613      3,267,650         --
                                                             -------------  -------------  -----------------
Cash and cash equivalents at end of period.................  $   6,768,812  $   1,639,405   $     1,639,405
                                                             -------------  -------------  -----------------
                                                             -------------  -------------  -----------------
Supplemental disclosure of cash flow information:
  Cash paid for interest...................................  $     128,721  $     164,998   $       855,550
Supplemental schedule of noncash investing and financing
  activities:
  Conversion of note payable, officer to preferred stock...       --             --         $        50,000
  Conversion of convertible notes payable, related party to
    preferred stock........................................       --             --         $       125,000
  Conversion of convertible notes payable to common
    stock..................................................       --             --         $       125,000
  Capital lease obligation incurred to acquire equipment
    and facilities.........................................  $   5,544,778       --         $     8,003,990
  Loans to officers for the purchase of stock..............       --             --         $       134,550
  Preferred stock sold pursuant to subscription............       --             --         $       135,195
  Preferred stock issued pursuant to advance
    subscriptions..........................................       --             --         $       216,000
  Preferred stock issued to placement agent for services
    rendered...............................................       --             --         $       300,000
  Preferred stock issued pursuant to employment and
    consulting agreements..................................       --             --         $       350,004
  Common stock issued to directors for services rendered...       --             --         $        11,660

  The accompanying notes are an integral part of these consolidated financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    BUSINESS

    Osiris Therapeutics, Inc. and Subsidiaries (the "Company") is primarily engaged in the research and development of novel therapeutic products for regenerative tissue therapy of diseased or injured tissue based on human mesenchymal stem cells, the progenitor cells responsible for the formation of structural and connective tissues, including bone marrow stroma, bone, cartilage, muscle, tendon, ligament, fat and other connective tissues. The Company is developing cell therapy products to regenerate tissue damaged by acute injury or degenerative diseases and biopharmaceuticals that regulate the growth and differentiation of human mesenchymal stem cells during tissue regeneration.

    The Company began operations on December 23, 1992 and is currently in the development stage, as operations consist primarily of research and development activities and securing adequate capital for anticipated growth and operations.

    REGISTRATION STATEMENT

    In July 1997, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the initial public offering of shares of the Company's Common Stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF ACCOUNTING

    The consolidated financial statements include the accounts of Osiris Therapeutics, Inc., its wholly owned subsidiary Osiris Research, Inc. and its 65% owned subsidiary Gryphon Pharmaceuticals, Inc. ("Gryphon"), a development stage enterprise formed as a joint venture with The Johns Hopkins University School of Medicine (see Note 10). The Company records 100% of Gryphon's net loss in consolidation. Intercompany transactions are eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    SECURITIES AVAILABLE-FOR-SALE

    Marketable securities at December 31, 1996 are considered available-for-sale and are carried at amortized cost which approximates fair market value, with unrealized gains and losses, if any, reported as a separate component of stockholders' equity.

    The Company's marketable securities are held for an unspecified period of time and are sold to meet liquidity needs. Accordingly, marketable securities at December 31, 1996 are classified as current assets.

    CONCENTRATION OF CREDIT RISK

    The Company has invested its excess cash, generally, in securities of the U.S. Treasury, U.S. Government Agencies, commercial paper with strong credit ratings, overnight repurchase agreements and

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) deposits with a major bank. The Company has not experienced any significant losses on its investments. The Company's contract revenue receivable consists of amounts due from its collaborative partners. The Company periodically assesses the financial strength of its collaborative partners and provides allowances for anticipated losses when necessary.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Laboratory and office equipment and leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life or the term of the lease (four to seven years).

    REVENUE

    Revenue from research grants is recognized as the related research expenditures are incurred. Revenue from contract research agreements is recorded when earned as defined under the terms of the agreement.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development costs are expensed as incurred.

    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax liabilities and assets are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax liabilities or assets are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENT

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for financial statements ending after December 15, 1997. The Company does not anticipate that the adoption of SFAS 128 will have a material effect on its financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATION

    Certain prior year balances have been reclassified to conform to the 1996 financial statement presentation.

3. RELATED PARTY TRANSACTIONS

    During 1995, the Company loaned $50,000 to an officer of the Company to aid in the relocation of his residence. The loan earns interest at 7.5% and will be forgiven at a rate of 25% per annum, beginning in 1996, pending the officer's continued employment by the Company. At December 31, 1996, $37,500 was included in other assets related to this loan.

    The Company has entered into agreements for the provision of research and financial consulting services with three non-management members of the Board of Directors. The aggregate compensation paid under these agreements was $168,000 per annum in 1995 and 1996. Consulting compensation for any individual non-management director did not exceed $60,000 per annum. In addition, a member of the Board of Directors was previously affiliated with the European Placement Agent used by the Company for its Series D and Series E Preferred Stock Offerings (See Note 8).

4. PROPERTY AND EQUIPMENT

    Property and equipment, stated at cost, is comprised of the following:

                                                                       1995          1996
                                                                   ------------  -------------
Research and development facility................................  $    309,217  $   6,560,733
Computer and laboratory equipment................................     1,175,240      3,355,585
Construction in progress.........................................     1,215,232         92,854
                                                                   ------------  -------------
                                                                      2,699,689     10,009,172
Less accumulated depreciation and amortization...................      (514,877)    (1,681,993)
                                                                   ------------  -------------
                                                                   $  2,184,812  $   8,327,179
                                                                   ------------  -------------
                                                                   ------------  -------------

5. NOTE PAYABLE

    During June 1995, the Company issued a $750,000 promissory note to Signet Bank in connection with certain site and facility renovations to the Company's facility in Baltimore, Maryland (see Note 9). The note, which contains a partial guarantee of $500,000 by the State of Maryland, matures in December 2007 and bears interest at LIBOR plus 2.0% to 2.5% (7.4% to 7.9% at December 31, 1996).

    Compensating balance arrangements with Signet Bank require the Company to maintain a cash balance of 105.0% of the non-guaranteed portion of the note. At December 31, 1996 and 1995, the Company's compensating bank balance was $262,500.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. NOTE PAYABLE (CONTINUED)
    Annual maturities of the note payable are as follows:

YEAR ENDED
DECEMBER 31
----------------------------------------------------------------------------------
1997..............................................................................  $   65,217
1998..............................................................................      65,217
1999..............................................................................      65,217
2000..............................................................................      65,217
2001..............................................................................      65,217
Thereafter........................................................................     375,002
                                                                                    ----------
                                                                                    $  701,087
                                                                                    ----------
                                                                                    ----------

6. INCOME TAXES

    The components of the Company's net deferred tax asset as of December 31 are as follows:

                                                                      1995           1996
                                                                  -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards..............................  $   3,934,000  $   6,957,000
  Research and experimentation credit carryforwards.............        133,000        327,000
  Fixed assets..................................................         18,000        109,000
  Other.........................................................          6,000         42,000
                                                                  -------------  -------------
                                                                      4,091,000      7,435,000
Valuation allowance.............................................     (4,091,000)    (7,435,000)
                                                                  -------------  -------------
Net deferred tax asset..........................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The realization of deferred tax assets is dependent, primarily, on the Company's ability to generate future taxable income, which is uncertain. Accordingly, a full valuation allowance was recorded against these assets as of December 31, 1995 and 1996.

    As of December 31, 1996, the Company had available, for federal income tax purposes, $18,000,000 of net operating loss carryforwards and $327,000 of research and experimentation credit carryforwards, which expire beginning in 2008. The net operating loss carryforwards may be subject to limitation on utilization as a result of certain ownership changes since the Company's inception.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. PREFERRED STOCK RIGHTS AND PREFERENCES

    The Company's Convertible Preferred Stock consists of the following designated shares at December 31:

                                                                                         1995           1996
                                                                                     -------------  -------------
Series A Convertible Preferred Stock, $.001 par value; designated 2,122,000 shares;
  issued and outstanding 2,068,625 shares at December 31, 1995 and 1996............  $   5,439,357  $   5,439,357
Series B Convertible Preferred Stock, $.001 par value; designated 750,000 shares;
  issued and outstanding 619,750 shares at December 31, 1995 and 1996..............      1,723,503      1,723,503
Series C Convertible Preferred Stock, $.001 par value; designated 739,999 shares;
  issued and outstanding 735,294 shares at December 31, 1995 and 1996..............      2,197,878      2,197,878
Series C-1 Convertible Preferred Stock, $.001 par value; 1 share designated; none
  issued or outstanding............................................................       --             --
Series D Convertible Preferred Stock, $.001 par value; designated 3,600,000 shares;
  issued and outstanding 2,902,518 shares at December 31, 1995 and 3,599,070 shares
  at December 31, 1996.............................................................      7,905,809      9,811,137
Series E Convertible Preferred Stock, $.001 par value; designated 3,000,000 shares;
  none issued and outstanding at December 31, 1995; issued and outstanding
  2,246,224 shares at December 31, 1996............................................       --            9,288,086
                                                                                     -------------  -------------
                                                                                     $  17,266,547  $  28,459,961
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The rights and preferences of the Convertible Preferred Stock are as follows:

    CONVERSION PROVISION

    The holders of Preferred Stock are entitled at any time to convert each share of Preferred Stock into one share of Common Stock (the "Conversion Rate"). The Conversion Rate is subject to adjustment upon the occurrence of certain events. On September 24, 1998, shares of Series A, Series B, Series D and Series E Preferred Stock then outstanding will automatically be converted into shares of Common Stock at the Conversion Rate. Outstanding shares of Series A, Series B, Series D and Series E Preferred Stock will also be automatically converted into shares of Common Stock at the Conversion Rate upon the occurrence of certain specific events, subject to certain terms and conditions, including an underwritten public offering or immediately prior to the consummation of a consolidation or merger of the Company with or into another corporation.

    Each share of Series C and Series C-1 Preferred Stock will automatically be converted into shares of Common Stock at the Conversion Rate immediately upon the consummation of an underwritten public offering of Common Stock of the Company, subject to certain terms and conditions, or on the date specified by written consent or agreement of the holders of 66 2/3% of the then outstanding shares of Series C and Series C-1 Preferred Stock, consenting or agreeing together as a single class.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. PREFERRED STOCK RIGHTS AND PREFERENCES (CONTINUED)
    The holder of any shares of Preferred Stock converted into common stock in connection with such a public offering or other transaction will be entitled to payment of all declared but unpaid dividends, if any, payable with respect to such shares up to and including the date of the closing of such public offering or other transaction.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of the Company as defined ("Liquidation Event"), the stockholders of the Company are entitled to preferential liquidating distributions as follows:

ORDER OF DISTRIBUTION    STOCK CLASSIFICATION                        DISTRIBUTION PREFERENCE
----------------------  ----------------------  -----------------------------------------------------------------
First.................  Series E                $1.10 per share liquidation distribution
Second................  Series E, Series C and  $0.40 per share liquidation distribution
                          Series C-1
Third.................  All Preferred Stock     $3.00 per share liquidation distribution plus accumulated and unpaid dividends, if any
Fourth................  Common Stock            $0.30 per share liquidation distribution
Fifth.................  Series C and C-1,       Remainder (Series C and C-1 subject to the limits noted below)
                          Common Stock

    Notwithstanding the foregoing, the aggregate amount per share to be received by the holders of Series C and Series C-1 Preferred Stock shall not exceed $8.00 if the Liquidation Event takes place on or before May 26, 1997 and $12.00 if the Liquidation Event occurs after May 26, 1997.

    DIVIDENDS AND VOTING RIGHTS

    Holders of Convertible Preferred Stock are entitled to receive dividends on an as-if-converted basis at the same rate as common stockholders, if and when declared. In addition, holders of Convertible Preferred Stock are entitled to a number of votes per share of Convertible Preferred Stock equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible. Holders of Convertible Preferred Stock vote together with the holders of Common Stock as a single class, except as otherwise required by law.

    REGISTRATION RIGHTS

    In the event that the Company completes an initial public offering of any of its securities, certain holders of Preferred Stock have demand registration rights, subject to certain terms and conditions. In addition, holders of the Series C and Series C-1 Preferred Stock have certain other demand registration rights. The registration rights granted to the holders of Series C and Series C-1 Preferred Stock will terminate after five years following the consummation of the sale of securities pursuant to a registration statement filed by the Company in connection with a firm commitment underwritten offering of its securities to the general public.

    The Company will bear the expenses of the registration of the investors' shares, except any underwriting discounts and commissions.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. COMMON STOCK, OPTIONS AND WARRANTS

    Since inception, the Company has sold Common Stock to certain officers, directors, employees, founding consultants and Scientific Advisory Board members. A portion of the shares purchased is subject to forfeiture, through calendar 1997, if certain vesting requirements are not satisfied.

    The Company has reserved sufficient shares of Common Stock for issuance upon the conversion of outstanding Preferred Stock and the exercise of stock options and stock warrants.

    In connection with the 1993 Private Placement Offering of Series A Preferred Stock, the Company sold, for nominal consideration, warrants to purchase from the Company 309,841 shares of Common Stock pursuant to the Placement Agency Agreement. The exercise price for shares purchased upon exercise of such warrants is $2.60 per share at December 31, 1996, as adjusted pursuant to "weighted average" anti-dilution provisions that are triggered if the Company sells shares of Common Stock or Common Stock Equivalents at a price per share less than $2.60 (except in the case of sales to employees, directors, consultants and other limited exceptions). Such warrants will be exercisable until September 24, 1998.

    In connection with the 1995 Private Placement Offering of Series D Preferred Stock, the Company sold, for nominal consideration, warrants to purchase from the Company 230,627 shares of Common Stock at an exercise price of $3.00 per share pursuant to an agreement with the European Placement Agent. A total of 151,947 warrants will be exercisable until December 1, 2002, and 78,680 will be exercisable until January 1, 2003. In addition, the Company also sold, for nominal consideration, warrants to purchase from the Company 324,320 shares of Common Stock at an exercise price of $3.00 per share to certain holders of Series A Preferred Stock. Such warrants will be exercisable until December 1, 2002.

    In connection with the 1996 Series E Preferred Stock sale, the Company sold, for nominal consideration, warrants to purchase from the Company 86,675 shares of Common Stock at an exercise price of $4.50 per share pursuant to an agreement with the European Placement Agent. Such warrants will be exercisable until January 1, 2003.

    The Company's 1993 Stock Incentive Plan (the "1993 Plan") was replaced by the Company's 1994 Amended and Restated Stock Incentive Plan (the "1994 Plan"). The 1994 Plan provides for the granting of restricted stock and option rights, consisting of incentive stock options or nonqualified stock options, to officers, employees, consultants and advisors to purchase shares of Common Stock at prices which may be equal to, less than or greater than such fair market value of the stock on the dates options are granted and vest over a period of up to four years. Options expire no more than ten years after grant. The Company has reserved 2,000,000 shares of Common Stock for issuance under the 1994 Plan. As of December 31, 1996, a net total of 930,479 shares of restricted stock and options to purchase Common Stock have been granted under the 1994 Plan and 119,521 shares are available for grant. As of December 31, 1996, a net total of 359,494 shares of restricted stock have been issued of which 195,000 shares are subject to certain vesting terms.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. COMMON STOCK, OPTIONS AND WARRANTS (CONTINUED)
    Stock option activity in the 1994 Plan is as follows:

                                                                               WEIGHTED AVERAGE
                                                                   NUMBER OF    EXERCISE PRICE
                                                                    SHARES         PER SHARE
                                                                  -----------  -----------------
Balance, December 31, 1993......................................     102,500
  Granted.......................................................      96,450
  Exercised.....................................................      (1,250)
  Forfeited.....................................................      --
                                                                  -----------
Balance, December 31, 1994......................................     197,700       $     .24
  Granted.......................................................     105,375             .44
  Exercised.....................................................     (27,375)            .01
  Forfeited.....................................................     (48,500)            .32
                                                                  -----------
Balance, December 31, 1995......................................     227,200       $     .34
  Granted.......................................................     321,210            1.19
  Exercised.....................................................     (58,000)            .17
  Forfeited.....................................................      (6,050)            .77
                                                                  -----------
Balance, December 31, 1996......................................     484,360       $     .92
                                                                  -----------
                                                                  -----------

    All options and restricted stock purchase awards for Common Stock were made at an exercise or purchase price equal to the fair market value at the date of grant in 1996 and 1995. At December 31, 1996 the range of exercise prices for all the outstanding stock options was $0.34 to $1.50. Of the outstanding options at December 31, 1996, 146,965 were exercisable at a weighted average exercise price of $0.47 per share.

    The Company adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, STOCK BASED COMPENSATION ("SFAS 123"), for its stock option plans. Had compensation cost for the Company's stock option plans been determined on the fair value on the date of grant for awards in 1995 and 1996, consistent with the provisions of SFAS 123, the Company's net loss for 1995 and 1996 would have increased by $23,844 and $58,437 respectively. The weighted average fair value at the date of grant for Common Stock options granted during 1995 and 1996 was $0.32 and $0.92, respectively.

    The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                                                       ALL YEARS
                                                                                      -----------
Expected life (years)...............................................................          5
Risk free interest rate.............................................................          7.5%
Volatility..........................................................................         100%
Dividend Yield......................................................................         N/A

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. COMMITMENTS

    FACILITY LEASE

    Rent expense was $114,707 and $120,636 for the years ended December 31, 1994 and 1995, respectively, and $236,903 for the period from inception to December 31, 1996. There was no rent expense for the year ended December 31, 1996.

    During January 1995, the Company entered into a sublease agreement with the Maryland Economic Development Corporation, whereby the Company agreed to relocate its principal offices and laboratories to Baltimore, Maryland. Certain site and tenant improvements, consisting of the construction of approximately 30,000 sq. ft. of office and wet lab facilities, were made to a portion of the building occupied by the Company.

    The initial lease term is 6 1/2 years, expiring in December 2001 and contains an initial extension term of 6 1/2 years plus two 5 year terms thereafter. The sublease also contains a purchase and an expansion option. The purchase option provides the Company with the right to purchase the entire facility, consisting of 185,000 sq. ft., for a purchase price ranging from $6.1 million to $6.7 million through June 30, 1998, plus additional payments associated with the site and tenant improvements. The expansion option provides the Company with the right to lease up to 50,000 additional sq. ft. through June 30, 1998 and a right of first offer as to other expansion space within the building. The Company occupied the facility in January 1996, upon completion of the tenant improvements.

    In consideration for arranging the financing and providing the guarantees discussed above, the Company granted to the State of Maryland (the "State") and City of Baltimore (the "City") warrants for the purchase of 33,000 shares of Series D Convertible Preferred Stock at $3.00 per share for a term of seven years. As an additional incentive, the State and City purchased 233,338 shares of Series D Convertible Preferred Stock at $3.00 per share from the Company.

    EQUIPMENT LEASES

    The Company leases certain of its equipment under various financing arrangements. In February 1994, the Company entered into a Master Lease Line Agreement (the "Lease Line") with Dominion Ventures, Inc. ("Dominion") in the amount of $1,500,000, whereby the Company would use the Lease Line to acquire computers and laboratory equipment. During June 1995, pursuant to an amendment, the Company increased the Lease Line to $4,300,000. Lease terms range from 36 to 48 months.

    The Lease Line includes a grant by the Company to Dominion for a warrant to purchase 52,762 shares of Series A Convertible Preferred Stock, at a price of $3.00 per share. As additional consideration for the increase in the Lease Line to $4,300,000, the Company granted to Dominion a warrant to purchase up to 84,000 shares of Series D Preferred Stock at a price of $3.00 per share. Both warrants are exercisable until the later of the tenth anniversary of the date of grant or the fifth anniversary of the Company's initial public offering.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. COMMITMENTS (CONTINUED)
    The terms of these facility and equipment arrangements meet the criteria requiring capitalization specified in Statement of Financial Accounting Standards No. 13, ACCOUNTING FOR LEASES. Included in the balance sheets are the following amounts at December 31, 1995 and 1996, for capitalized leases:

                                                                       1995         1996
                                                                    ----------  -------------
Research and development facility.................................  $   --      $   5,003,163
Computer and laboratory equipment.................................   1,007,057      3,000,827
Less accumulated amortization.....................................    (184,151)    (1,217,089)
                                                                    ----------  -------------
                                                                    $  822,906  $   6,786,901
                                                                    ----------  -------------
                                                                    ----------  -------------

    Future minimum annual rental commitments under these facility and equipment arrangements are as follows:

YEAR ENDED
DECEMBER 31                                                               FACILITY      EQUIPMENT        TOTAL
----------------------------------------------------------------------  -------------  ------------  -------------
1997..................................................................  $     580,415  $    985,585  $   1,566,000
1998..................................................................        580,415       935,313      1,515,728
1999..................................................................        601,359       532,284      1,133,643
2000..................................................................        608,817       144,824        753,641
2001..................................................................        616,537       --             616,537
Thereafter............................................................      4,329,798       --           4,329,798
                                                                        -------------  ------------  -------------
Total minimum lease payments..........................................      7,317,341     2,598,006      9,915,347
                                                                        -------------  ------------  -------------
Less amounts representing interest....................................     (2,502,862)     (388,708)    (2,891,570)
                                                                        -------------  ------------  -------------
Present value of minimum lease payments...............................  $   4,814,479  $  2,209,298  $   7,023,777
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

    AGREEMENTS

    The Company has entered into a Technology Transfer and License Agreement (the "License Agreement") with Case Western Reserve University ("CWRU") under which the Company has purchased any and all rights to certain human MSC and related technology and patents thereto and has an exclusive, worldwide license to newly developed MSC technology and patents developed by the scientific founders or persons working under their direction at CWRU since the Company's inception (the "CWRU Developed Technology"). The License Agreement is royalty-free as to purchased patents and requires the Company to pay royalties on revenues related to CWRU Developed Technology covered by issued patents with royalty payments commencing on the third anniversary of the date on which products are sold. As a result of the License Agreement, the Company currently owns three issued U.S. patents, numerous U.S. patent applications which are pending or in preparation and is licensed by CWRU on one issued U.S. patent and a number of other U.S. patent applications covering CWRU Developed Technology. The Company has also commenced filing its own patent applications relating to composition-of-matter for MSC products, clinical uses for MSC technology and its delivery thereof.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. COMMITMENTS (CONTINUED)
    In October 1994, the Company agreed to enter into a sponsored Research Agreement and extensions to consulting agreements with the founding scientists that will provide $1,440,000 in funding for mesenchymal stem cell research in their laboratories over a three-year period ($120,000 per quarter) commencing in January 1995. The Company will receive exclusive, worldwide rights to any intellectual property resulting from such research that is not already the subject of the Technology Transfer and License Agreement between CWRU and the Company.

10. GRYPHON PHARMACEUTICALS, INC.

    In December 1994, the Company entered into a Share Purchase Agreement, Stockholders Agreement and Registration Rights Agreement (the "Gryphon Agreement") with The Johns Hopkins University School of Medicine ("JHU") for research funding and the purchase of equity in Gryphon Pharmaceuticals, Inc. ("Gryphon"), a newly incorporated entity. Gryphon, a Delaware corporation, is engaged in the research and development of human hematopoietic stem cell and progenitor cell growth factors, regulatory molecules and the biopharmaceuticals based on these molecules. Pursuant to the Gryphon Agreement:

    - The Company purchased 3,000,000 shares of Gryphon Series A Convertible Preferred Stock entitling the Company to 65% voting control.

    - The Company was issued a warrant to purchase 1,000,000 shares of Gryphon common stock at $.01 per share, subject to certain terms and conditions.

    - The Company will provide Gryphon with $1,200,000 in research funding over a three-year period through 1997. In addition, at the option of Gryphon, the Company will provide $1,000,000 in contingent funding over a two-year period in the form of a loan if certain financing milestones are not achieved. Gryphon will use all such research support money to fund work at the JHU laboratories of Drs. Curt I. Civin and Donald Small to further develop core licensed technologies. During 1996 and 1995, the Company paid $425,000 and $490,000, respectively, to Gryphon for research funding at JHU.

    - Gryphon entered into a License Agreement with JHU regarding rights to commercially develop, manufacture and distribute products resulting from the funded research.

    The Company and Gryphon entered into a separate cross-license agreement, specifying that Gryphon discoveries relating to mesenchymal stem cells will be licensed to the Company and jointly-owned discoveries relating to hematopoiesis will be licensed to Gryphon.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. ACCRUED EXPENSES

    Accrued expenses of the Company consist of the following:

                                                                           1995        1996
                                                                        ----------  ----------
Accrued external research.............................................  $  197,400  $  353,205
Accrued private placement agent fees..................................     200,000      --
Accrued professional fees.............................................     121,250      --
Other.................................................................     132,545     244,216
                                                                        ----------  ----------
                                                                        $  651,195  $  597,421
                                                                        ----------  ----------
                                                                        ----------  ----------

12. DEFINED CONTRIBUTION PLAN

    In 1994, the Company adopted a 401(k) plan available to all employees. Employee contributions are voluntary and are determined on an individual basis up to the amount allowable under federal tax regulations. Employer contributions to the plan are at the discretion of management. Employer contributions vest over a seven-year period, beginning after the third year of eligibility. No employer contributions have been made to date.

13. RESEARCH COLLABORATION AGREEMENTS

    In June 1996, the Company was awarded a sole source, $6,000,000, three year research agreement from the U.S. Defense Advanced Research Projects Agency ("DARPA"). Annual funding of $2,000,000 from DARPA will be supplemented by approximately $1,000,000 of cost-sharing contributions from the Company in the form of equipment and indirect costs. The research is aimed at developing human mesenchymal stem cell systems genetically engineered for the sequential release of multiple vaccines and the recognition and neutralization of toxic or infectious agents. Under the agreement, the Company retains worldwide intellectual property and commercialization rights subject to a non-exclusive, paid-up license to the U.S. government. During 1996, the Company recognized $1,025,289 of revenue pursuant to the agreement with DARPA.

14. UNAUDITED INFORMATION

    BASIS OF PRESENTATION

    The unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The unaudited interim consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the consolidated financial position, results of operations and changes in cash flows as of and at the end of the periods presented. The unaudited interim consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes thereto, appearing elsewhere herein.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. UNAUDITED INFORMATION (CONTINUED)
The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

    UNAUDITED PRO FORMA FINANCIAL INFORMATION

    Unaudited pro forma financial information gives effect to: (i) the issuance and sale by the Company of 1,176,500 shares of Common Stock to Novartis in June 1997 for an aggregate purchase price of $10,000,250; and (ii) the conversion of all outstanding shares of Preferred Stock into 9,367,003 shares of Common Stock.

    Pro forma net loss per share is based upon the net loss and the weighted average number of common shares and common share equivalents outstanding during the period. Common shares and common share equivalents issued by the Company at prices below the public offering price during the twelve-month period preceding the proposed offering date have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method. Common share equivalents issued by the Company prior to the aforementioned twelve-month period have not been included in the per share calculation because their inclusion would be anti-dilutive. Upon completion of the Company's proposed initial public offering, all 9,268,963 shares of Preferred Stock will automatically convert into 9,367,003 shares of Common Stock. As a result, all outstanding shares of Preferred Stock are assumed to have been converted to Common Stock at the time of issuance, except for those shares issued during the aforementioned twelve-month period which are treated as outstanding for all periods presented.

    Historical net loss per share information is not considered meaningful due to the significant changes in the Company's capital structure which will occur upon the closing of the proposed IPO; accordingly, such per share data information is not presented.

    NOVARTIS AGREEMENT

    In June 1997, the Company entered into a research and licensing agreement with Novartis Pharmaceuticals Corporation ("the Novartis Agreement") for the development of MSC products for osteoporosis, osteoarthritis, cartilage injury and selected gene therapy applications. Pursuant to the Novartis Agreement, the Company is entitled, subject to certain conditions, to receive up to $50,000,000 during the five-year period of the agreement for research and development funding of certain portions of the Company's bone, cartilage and gene therapy research programs. The Company could also receive milestone payments of $93,000,000 if it achieves all of its development and regulatory objectives. In addition, Novartis paid the Company an initial up-front payment of $3,000,000 and purchased 1,176,500 shares of Common Stock for $10,000,250.

    In return, Novartis received exclusive worldwide rights to use and sell certain MSC products developed in the osteoporosis, osteoarthritis, cartilage injury and gene therapy fields. Novartis is required to pay the Company royalties based upon net sales, if any, for such products. The Company has retained the option to manufacture MSC products in the osteoporosis, osteoarthritis and cartilage therapy field at cost plus a percentage profit, subject to certain conditions.

    Under the Novartis Agreement, in addition to making the equity investment and the research and milestone payments noted above, Novartis is responsible for funding the cost of all clinical development, regulatory submissions, marketing, sales and manufacturing (excluding North America) of MSC products,

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. UNAUDITED INFORMATION (CONTINUED)
if any, developed pursuant to the collaborations. As a result of these collaborations, the Company is dependent upon Novartis to seek regulatory approvals for, to conduct trials and to determine the ultimate commercialization of the MSC products subject to the collaboration.

    OTHER AGREEMENTS

    In March 1997, the Company was awarded a $750,000 Phase II Small Business Innovation Research Grant for a two-year continuation of research into tendon regeneration.

    In May 1997, the Company's cost sharing contribution to DARPA was increased to $1.6 million per annum.

    In July 1997, the Company entered into a three-year $1,000,000 agreement with the Centro di Biotechnologie Avanzate whereby the Company will help fund research and development activities related to: (i) regeneration of stroma and other elements of bone marrow following chemotherapy; (ii) regeneration of bone which has been depleted by cancer chemotherapy or osteoporosis; and (iii) regeneration of damaged skeletal and connective tissue in orthopedic applications.

    COMMON STOCK OPTIONS

    Stock option activity for the three months ended March 31, 1997 was as follows:

                                                                              WEIGHTED AVERAGE
                                                                               EXERCISE PRICE
                                                           NUMBER OF SHARES       PER SHARE
                                                           -----------------  -----------------
Balance, December 31, 1996...............................         484,360         $     .92
  Granted................................................         133,350              3.00
  Exercised..............................................             125               .60
  Forfeited..............................................           1,875              1.32
                                                                  -------
Balance, March 31, 1997..................................         615,710         $    1.36
                                                                  -------
                                                                  -------

    The Company calculated deferred compensation expense of $200,325 related to certain options granted during the three months ended March 31, 1997. The Company will recognize compensation expense over the vesting period of those stock options. However, the Company did not record any adjustments for deferred compensation expense since it will not have a material effect on total stockholders equity as of March 31, 1997.

                             [ARTWORK TO BE ADDED]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                  -----------
Prospectus Summary..............................           3
Risk Factors....................................           6
Use of Proceeds.................................          15
Dividend Policy.................................          15
Dilution........................................          16
Capitalization..................................          17
Selected Financial and Pro Forma Data...........          18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................          19
Business........................................          22
Management......................................          43
Certain Transactions............................          53
Principal Stockholders..........................          54
Description of Capital Stock....................          55
Shares Eligible for Future Sale.................          58
Underwriting....................................          59
Legal Matters...................................          60
Experts.........................................          60
Additional Information..........................          61
Glossary of Scientific Terms....................          62
Index to Consolidated Financial Statements......          64

                                 --------------

    UNTIL            , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,500,000 SHARES

                           OSIRIS THERAPEUTICS, INC.

                                  COMMON STOCK

                                     [LOGO]

                                     ------

                                   PROSPECTUS
                                         , 1997

                                   ---------

                               SMITH BARNEY INC.
                                SBC WARBURG INC.
                     A SUBSIDIARY OF SWISS BANK CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                                      AMOUNT
                                                                                     ---------
Securities and Exchange Commission registration fee................................  $  12,807
NASD filing fee....................................................................      4,727
Nasdaq National Market fee.........................................................     50,000
Blue sky qualification fees and expenses...........................................     20,000
Accounting fees and expenses.......................................................          *
Legal fees and expenses............................................................          *
Printing and engraving expenses....................................................          *
Transfer agent and registrar fees..................................................          *
Miscellaneous expenses.............................................................          *
    Total..........................................................................          *
                                                                                     ---------
                                                                                     $       *
                                                                                     ---------
                                                                                     ---------

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation, as amended, (the "Charter") provides for the indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Charter and Bylaws, as amended, of the Company and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

    The Charter limits the personal liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. Therefore, the directors of the Company are not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

    Additionally, the Company has entered into indemnification agreements, in the form attached hereto as Exhibit 10.31 with certain of its directors, officers and other key personnel, which may, in certain cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreement may require the Company, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified and to cover such officers, directors and key employees under the Company's directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained. The Company maintains an insurance policy, providing an aggregate of $2,000,000 in coverage, insuring all of its directors and officers against certain liabilities arising from actions taken in their official capacities as directors and officers.

    The Underwriting Agreement, in the form attached hereto as Exhibit 1.1, provides for the indemnification of directors, officers, employees, agents and controlling persons of the Company by the Underwriters under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On December 1, 1994, the Company entered into a three-year consulting agreement with Max Link, Ph.D., Chairman of the Company's Board of Directors. The agreement entitled Dr. Link to purchase a total of 80,000 shares of Common Stock at a price of $0.34 per share and to purchase 100,000 shares of Series D Preferred Stock for $2.55 per share.

    On January 18, 1995, the Company entered into a Sublease Agreement with the Maryland Economic Development Corporation ("MEDCO") for 30,000 square feet of renovated laboratory and office space in Baltimore, Maryland. Under the Sublease Agreement and related agreements, MEDCO (together with the City of Baltimore) guaranteed renovation bond financing for up to $3,600,000 to renovate the Company's facilities. As part of the transaction, the State of Maryland and the City of Baltimore purchased $700,000 of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") and received warrants to purchase 33,000 shares of Series D Preferred Stock at an exercise price of $3.00 per share.

    On various dates in 1995 and 1996, the Company sold 3,599,070 shares of Series D Preferred Stock for an aggregate of $10,623,004 to various existing and new investors. In connection with these sales, the Company sold, for nominal consideration, warrants to purchase 230,497 shares of Common Stock at an exercise price of $3.00 per share pursuant to an agreement with the European Placement Agent.

    On various dates in 1996, the Company sold 2,246,224 shares of Series E Convertible Preferred Stock ("Series E Preferred Stock") for an aggregate of $10,108,004 to various existing and new investors. In connection with these sales, the Company sold, for nominal consideration, warrants to purchase 86,675 shares of Common Stock at an exercise price of $4.50 per share pursuant to an agreement with the European Placement Agent.

    On June 16, 1997, the Company issued and sold 1,176,500 shares of Common Stock to Novartis Pharma AG ("Novartis") for $10,000,250. In addition, the Company entered into a Research and Licensing Agreement with Novartis Pharmaceuticals Corporation, the U.S. affiliate of Novartis, pursuant to which Novartis Pharmaceuticals Corporation paid the Company an initial up-front payment of $3,000,000 for rights to the MSC technology in the fields of treating degenerative diseases, regenerating cartilage and certain gene therapy applications. In exchange, the Company will receive, subject to certain conditions, up to $50,000,000 over five years for research and development funding of certain portions of the Company's bone, cartilage and gene therapy research programs.

    Since June 30, 1994, the Company has granted an aggregate of 20,000 shares of Common Stock to its directors as compensation for attending Board of Director meetings.

    The issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.*

       3.1   Form of Restated Certificate of Incorporation, as amended.

     3.1.1   Proposed Form of Amendment to Restated Certificate of Incorporation, as amended.

       3.2   Form of Bylaws, as amended.

       4.1   Specimen Common Stock Certificate.*

       5.1   Opinion of Hogan & Hartson L.L.P. with respect to the legality of the securities being registered.*

      10.1   Share Purchase Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23, 1994, by and between the Company and The Johns Hopkins University.

      10.2   Stockholders Agreement for Gryphon Pharmaceuticals, Inc., dated December 23, 1994, by and between the Company and The Johns Hopkins University.

      10.3   Registration Rights Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23,
             1994, by and between the Company and The Johns Hopkins University.

      10.4   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series C Convertible Preferred offering.

      10.5   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series D Convertible Preferred offering.

      10.6   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series E Convertible Preferred offering.

      10.7   Stock Purchase Agreement, dated June 16, 1997, by and between the Company and Novartis Pharma
             AG.*

      10.8   Technology Transfer and License Agreement, dated March 31, 1993, by and between the Company and Case Western Reserve University.*

      10.9   Research and License Agreement, dated December 23, 1994, by and between Gryphon
             Pharmaceuticals, Inc. and The Johns Hopkins University.*

     10.10   License Agreement, dated December 23, 1994, by and between the Company and Gryphon
             Pharmaceuticals, Inc.*

     10.11   Research Agreement, dated February 22, 1995, by and between the Company and Case Western
             Reserve University.*

     10.12   Material Transfer and Research Agreement, dated April 1, 1995, by and between the Company and the Fred Hutchinson Cancer Research Center, with amendments.

     10.13   Research Contract, dated June 11, 1996, as amended on May 31, 1997, by and between the
             Company and the Defense Advanced Research Projects Agency.*

     10.14   Clinical Study Support Agreement, dated October 28, 1996, by and between the Company,
             University Hospitals of Cleveland, Ireland Cancer Center and Case Western Reserve University.

     10.15   Research and Licensing Agreement, dated June 16, 1997, by and between the Company and
             Novartis Pharmaceuticals Corporation.*

     10.16   Master Equipment Lease Agreement, dated as February 28, 1994 and as amended on June 20, 1995, by and between Dominion Ventures, Inc. and Osiris Therapeutics, Inc.

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------
     10.17   Master Lease Agreement, dated January 18, 1995, by and between Saga Limited Partnership and
             Maryland Economic Development Corporation.

     10.18   Sublease Agreement effective January 18, 1995, as amended on June 2, 1995, by and between
             Maryland Economic Development Corporation and Osiris Therapeutics, Inc.

     10.19   Financing and Construction Loan Agreement, dated as of June 2, 1995, by and among Maryland
             Economic Development Corporation, The Whiting-Turner Contracting Company, Mayor and City
             Council of Baltimore, Signet Trust Company and the Company.

     10.20   Loan Agreement, dated June 1, 1995, by and between the Company and Signet Bank/ Maryland.

     10.21   Consulting Agreement, dated March 11, 1993, by and between the Company and Arnold I. Caplan,
             Ph.D.

     10.22   Consulting Agreement, dated March 11, 1993, by and between the Company and Victor M.
             Goldberg, M.D.

     10.23   Consulting Agreement, dated March 11, 1993, by and between the Company and Stephen
             Haynesworth, Ph.D.

     10.24   Employment Agreement, dated March 11, 1993, as amended, by and between the Company and James
             S. Burns.

     10.25   Employment Agreement, dated October 1, 1994, by and between the Company and Daniel R.
             Marshak, Ph.D.

     10.26   Consulting Agreement, dated November 23, 1994, by and between the Company and Max Link, Ph.D.

     10.27   1994 Amended and Restated Stock Incentive Plan, as amended, and form of Stock Option
             Agreements.

     10.28   Consulting Agreement, dated November 1, 1995, by and between the Company and Friedli
             Corporate Finance AG.

     10.29   Employment Agreement, dated November 1, 1996, by and between the Company and Michael J.
             Demchuk, Jr.

     10.30   Employment Agreement, dated June 1, 1997, by and between the Company and David J. Fink, Ph.D.

     10.31   Form of Indemnification Agreement.

     10.32   License Agreement between the Company and the Centro di Biotecnologie Avanzate.*

     10.33   Research Agreement between the Company and the Centro di Biotecnologie Avanzate.*

      11.1   Statement re computation of pro forma net loss per share.

      21.1   Subsidiaries.

      23.1   Consent of Coopers & Lybrand L.L.P.

      23.2   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*

      23.3   Consent of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A.*

      24.1   Power of Attorney (see page II-6).

      27.1   Financial Data Schedule.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Consolidated Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 16 day of July, 1997.

                                OSIRIS THERAPEUTICS, INC.

                                By:              /s/ JAMES S. BURNS
                                     -----------------------------------------
                                                   James S. Burns
                                        President, Chief Executive Officer,
                                               Treasurer and Director
                                           (Principal Executive Officer)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James S. Burns and Michael J. Demchuk, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any registration statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
      /s/ JAMES S. BURNS          Officer,
------------------------------    Treasurer and Director        July 16, 1997
        James S. Burns            (Principal Executive
                                  Officer)

                                Vice President & Chief
                                  Financial
 /s/ MICHAEL J. DEMCHUK, JR.      Officer, Secretary and
------------------------------    Assistant Treasurer           July 16, 1997
   Michael J. Demchuk, Jr.        (Principal Financial and
                                  Accounting Officer)

     /s/ MAX LINK, PH.D.        Chairman of the Board
------------------------------                                  July 14, 1997
       Max Link, Ph.D.

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ JACK L. BOWMAN                 Director
------------------------------                                  July 14, 1997
        Jack L. Bowman

     /s/ ARNOLD I. CAPLAN                Director
------------------------------                                  July 14, 1997
   Arnold I. Caplan, Ph.D.

      /s/ PETER FRIEDLI                  Director
------------------------------                                  July 14, 1997
        Peter Friedli

    /s/ VICTOR M. GOLDBERG               Director
------------------------------                                  July 14, 1997
   Victor M. Goldberg, M.D.

    /s/ MARK NOVITCH, M.D.               Director
------------------------------                                  July 14, 1997
      Mark Novitch, M.D.